UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  1)
______________________

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Honeywell International Inc.
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Explanatory Note: This is a refiling to correct immaterial typographical errors in the Compensation Discussion and Analysis that do not impact Summary Compensation Table figures.

2024 PROXY STATEMENT

AND NOTICE OF ANNUAL MEETING OF SHAREOWNERS

ENERGY TRANSITION
AUTOMATION
AVIATION

THE FUTURE IS WHAT WE MAKE IT

Honeywell

LETTER FROM THE
LEAD DIRECTOR

April 2, 2024

DEAR SHAREOWNERS,

I've had the privilege of serving as Honeywell's independent Lead Director for the past four years, and I take pride in witnessing firsthand the Company's transformative efforts to streamline our portfolio, simplify our structure, and unlock greater value. Honeywell has never been more well-positioned to capitalize on our financial strength to address some of the world's most difficult challenges.
D. SCOTT DAVIS Lead Director
With my tenure as Lead Director concluding at the upcoming annual meeting, I'd like to share perspectives on Honeywell's impressive growth and express my strong confidence in the Company's future.
The Company's recent segment realignment to focus on three key megatrends — automation, the future of aviation, and energy transition — all underpinned by digitalization will enable Honeywell to drive innovation and growth across our portfolio. Vimal Kapur and his team of Futureshapers have the full support of the Board as they continue to drive business growth and future value creation for our shareowners. The Board is unified in its view that Vimal will provide decisive strategic leadership and strong execution of Honeywell's growth plans, capital deployment, portfolio optimization, succession planning, and continuing operational excellence.
Board refreshment has been a priority over the past several years. In the last five years, we have added five new directors to the Board, including Michael W. Lamach, who joined us in 2023. Mike has extensive management expertise with more than 30 years as a senior executive in several leadership positions, including CEO, at Trane Technologies, Ingersoll Rand, and Johnson Controls. His significant experience and strong reputation for driving growth, and sustainable value creation, and innovative leadership across multiple industrial sectors will help drive our transformation.
William S. Ayer, retired Chairman and Chief Executive Officer of Alaska Air Group, will become our independent Lead Director after my term ends at the annual meeting. Throughout his tenure at Alaska Air, Bill's leadership was marked by a management style that prioritized customer focus, continuous improvement, and the establishment of a culture centered around safety, innovation, sustainability, and diversity. This approach fostered long-term, sustained success, which, together with his profound knowledge of the aerospace industry, will be instrumental as we embark on the next chapter.
As we approach Darius Adamczyk's retirement from the Board, I would like to thank Darius for his leadership and numerous contributions to position Honeywell for growth. His vision and commitment while navigating an unprecedented period of global crisis and uncertainty will enable Honeywell to continue delivering for our shareowners while executing the next stage of our transformation.
As my term ends, I thank you for the privilege of serving as your Lead Director over the past four years. I’m excited about what the future holds here at Honeywell.
Sincerely,
D. SCOTT DAVIS
Lead Director

2024 NOTICE AND PROXY STATEMENT |	1

NOTICE OF ANNUAL MEETING
OF SHAREOWNERS

VOTE BY TELEPHONE
In the U.S. or Canada, you can vote your shares by calling 800-690-6903. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.
VOTE BY INTERNET
You can vote your shares online at www.proxyvote.com. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.
VOTE BY SCANNING
You can vote your shares online by scanning the QR code on your proxy card. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card. Additional software may need to be downloaded.
VOTE BY MAIL
You can vote by mail by marking, dating, and signing your proxy card or voting instruction form, and returning it in the postage-paid envelope.
VOTE DURING THE VIRTUAL MEETING OF SHAREOWNERS
You can vote your shares during the virtual meeting. You will need the 16-digit control number on the Notice of Internet Availability or your proxy card.

DATE:	May 14, 2024

TIME:	10:30 a.m. EDT

PLACE:	www.virtualshareholdermeeting.com/HON2024 The meeting will be held in virtual format only. Please see page 108 of the Proxy Statement for additional details.

RECORD DATE:	Close of business on March 22, 2024

MEETING AGENDA
•Election to the Board of Directors of the 12 nominees listed in the Proxy Statement.
•An advisory vote to approve executive compensation.
•Approval of the appointment of Deloitte & Touche LLP as independent accountants for 2024.
•If properly raised, the one shareowner proposal described starting on page 103 of the Proxy Statement.
•Transact any other business that may properly come before the meeting.
IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
The Securities and Exchange Commission’s “Notice and Access” rule enables Honeywell to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the Proxy Statement, related materials, and its Annual Report to Shareowners. It contains instructions on how to access the Proxy Statement and 2023 Annual Report and how to vote online.
Shares cannot be voted by marking, writing on, and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.
Honeywell encourages shareowners to vote promptly as this will save the expense of additional proxy solicitation. Shareowners of record on the record date are entitled to vote online at the virtual meeting or prior to the meeting, by telephone, by mail, online at www.proxyvote.com, or by scanning the QR code on your proxy card.
MEETING ADMISSION
You are entitled to attend the virtual Annual Meeting of Shareowners, vote, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/HON2024 and entering the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your Proxy Materials. You will only be entitled to vote and submit questions at the Annual Meeting if you are a shareowner as of the close of business on March 22, 2024, the record date. More details on how to participate in this year's virtual Annual Meeting can be found under “Virtual Annual Meeting” beginning on page 108. In the event of a technical malfunction or other situation that at the discretion of the Chairman of the Board of Directors may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareowners to be held, the Chairman or Corporate Secretary of Honeywell will convene the meeting at 12 p.m. EDT on the same date and at the location specified above solely for the purpose of holding the adjourned meeting at this later time. Under the foregoing circumstances, we will post information regarding the announcement on Honeywell’s Investor Relations website at investor.honeywell.com.
This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about April 2, 2024.
By Order of the Board of Directors,
SU PING LU
Corporate Secretary

2	| 2024 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES	81
Summary Compensation Table	81
Other Compensation Tables	83
CEO Pay Ratio	96
Pay Versus Performance	97

PROPOSAL 3: APPROVAL OF INDEPENDENT ACCOUNTANTS	101
Independent Accounting Firm Fees	101
Non-Audit Services	101
Audit Committee Report	102

PROPOSAL 4: SHAREOWNER PROPOSAL — INDEPENDENT BOARD CHAIRMAN	103
Board Recommendation	104

ADDITIONAL INFORMATION	106
Other Business	106
Certain Relationships and Related Transactions	106
Stock Ownership Information	107
Virtual Annual Meeting	108
Notice and Access	109
Voting Procedures	109
Shareowner Proposals and Board Nominees	111
Where Shareowners Can Find More Information	112
APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	114
RECENT AWARDS	121

Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 49 or in Appendix A.

Unless the context otherwise requires, the terms “Honeywell,” the “Company,” “we,” “our,” or “us” refer to Honeywell International Inc. and its subsidiaries.

2024 NOTICE AND PROXY STATEMENT |	3

HONEYWELL
PERFORMANCE IN 2023
HONEYWELL PORTFOLIO

AEROSPACE TECHNOLOGIES	INDUSTRIAL AUTOMATION	BUILDING AUTOMATION	ENERGY AND SUSTAINABILITY SOLUTIONS
Solutions to make air travel safer, more efficient, and more environmentally responsible, including advanced aerial mobility solutions and flight efficiency software
Processes and solutions that improve productivity, workplace safety, and asset performance, including a wide range of process automation solutions, warehouse and workflow solutions, gas detection technology, and custom-engineered sensors, switches, and controls
		Hardware, software, and analytics to help improve quality of life and create safer, more efficient, more sustainable, and more productive facilities	Advanced materials and industrial software that are enabling a more sustainable world, including low-global-warming-potential (GWP) molecules and biofuels for aviation

HONEYWELL CONNECTED ENTERPRISE
Honeywell Forge includes a mix of software products and enabling services across our segments that help companies use operational data to drive insights that improve processes, enhance productivity, support sustainability initiatives, and empower workers.

THE PREMIER SOFTWARE-INDUSTRIAL MULTINATIONAL ORGANIZATION
WELL-DIVERSIFIED PORTFOLIO POSITIONED FOR SUSTAINABLE GROWTH
Represents 2023 sales. Differences between segment sales figures and the sum of sales figures for the businesses within each segment are due to rounding.

4	| 2024 NOTICE AND PROXY STATEMENT

HONEYWELL PERFORMANCE IN 2023
2023 PERFORMANCE HIGHLIGHTS
FINANCIAL SUMMARY
Honeywell again delivered on its financial commitments with growth in sales, segment margin, and adjusted earnings per share. Commercial excellence and disciplined execution of our rigorous operating principles through ongoing macroeconomic challenges enabled us to remain ahead of the inflation curve. As a result, three of our four segments grew sales in 2023, including double-digit organic growth in Aerospace Technologies, and all four segments expanded margins. Significant growth in our high margin Aerospace Technologies business, along with continued commercial excellence and improvement in our fixed cost base, enabled us to exceed the high end of our segment margin guidance for the year. Excluding the impact of settlements signed in the fourth quarter of 2022, we also saw free cash flow margin of 14.5% in 2023.
STRONG PERFORMANCE ACROSS THE BOARD

SALES ($B)	SEGMENT MARGIN	ADJUSTED EARNINGS PER SHARE(1)	ADJUSTED FREE CASH FLOW ($B)(2)

(1)Adjusted EPS and adjusted EPS V% excludes items identified in the non-GAAP reconciliation of adjusted EPS contained within Appendix A of this Proxy Statement. Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 49 or in Appendix A.
(2)2022 free cash flow includes ~$300M in headwinds due to changes in R&D tax legislation. 2023 free cash flow excludes the after-tax impact of settlements related to the NARCO Buyout, HWI Sale, and UOP Matters.
CUMULATIVE TOTAL SHAREOWNER RETURN(1)

Cumulative 10-year TSR exceeded the Compensation Peer Group median by a multiple of 1.9x
(1)Source: S&P Capital IQ, as of December 31, 2023. TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

2024 NOTICE AND PROXY STATEMENT |	5

HONEYWELL PERFORMANCE IN 2023
LONG-TERM FINANCIAL GOALS
Our long-term growth framework is the culmination of the work we have done in the past six years to transform our supply chain, digitize our business, and enhance our breakthrough initiatives. These targets are the foundation of our initiatives and transformation going forward.
•Organic growth of 4%–7%: 2023 organic growth of 4% landed within our target range despite significant headwinds in our warehouse automation business. Growth was supported by strength in our aerospace and long-cycle end markets, new product innovation, and commercial success in Honeywell Connected Enterprise and our high-growth regions.
•Margin expansion of 40 bps–60 bps: 2023 margin expansion of 100 basis points exceeded the high end of our long-term target as a result of productivity actions and commercial excellence in the face of macroeconomic challenges. The actions we took in 2023 will enable us to benefit from volume leverage in future years, eventually supporting our trajectory towards our 25%+ long-term segment margin target.
•Free cash flow margin of mid-teens+: 2023 free cash flow margin was 12%, or 14.5% when excluding the after-tax impact of one-time settlements (signed in the fourth quarter of 2022). Cash flow was impacted by higher-than-normal inventory levels as we continue to address supply chain issues, particularly in Aerospace Technologies. We expect to improve our inventory performance going forward, supporting our cash flow acceleration in the years ahead.
•Capital deployment of at least $25 billion from 2023 to 2025: 2023 capital deployment of $8.3 billion is in line with our minimum target by 2025. The announcement of our agreement to acquire Carrier's Global Access Solutions business for nearly $5 billion (expected to close in 2024) points to our commitment to capital deployment. As discussed in the section below, we are committed to deploying capital to capital expenditures, dividends, share repurchases, and bolt-on M&A activity that drive compelling shareowner value.

TOTAL HONEYWELL - LONG TERM FINANCIAL GOALS

4%–7% Organic Sales Growth	>35% Recurring Revenue

>40% Gross Margin	>25% Segment Margin

40 bps–60 bps Segment Margin Expansion	8%–12% Adj. Earnings Per Share Growth

Mid-Teens+ Free Cash Flow Margin	$25B+ 2023–2025 Capital Deployment

6	| 2024 NOTICE AND PROXY STATEMENT

HONEYWELL PERFORMANCE IN 2023
ACCELERATING ORGANIC GROWTH
When Vimal Kapur took over as CEO in 2023, two of his key priorities included simplifying the portfolio and enhancing organic growth. Honeywell is aligned to three megatrends — automation, the future of aviation, and the energy transition — that have compelling, long-term growth opportunities. By realigning our portfolio to these trends, we are able to invest more efficiently and accelerate our growth potential. We have already seen some results of this new focus:
•Sales for 2023 were within our organic growth target range of 4%–7% despite macroeconomic headwinds in our short cycle and warehouse automation businesses.
•We continued to grow our new product offerings across a broad range of markets. Our new product vitality approached 30% of total sales for the year as we incubate these new technologies.
•Our high growth regions continue to represent substantial opportunities for growth as our pipeline remains robust.
•We continue to grow Honeywell Connected Enterprise with new offerings enabled by the Honeywell Forge IoT platform. Honeywell Connected Enterprise offerings across our portfolio saw double-digit growth in 2023, and we expect this growth trend in our software portfolio to continue.
•Sustainability continues to be an area where we are well-positioned to grow — investing in solutions ranging from energy efficiency, to sustainable aviation fuel (SAF), to carbon capture and storage, to plastics circularity, and many others.
•Artificial Intelligence represents an exciting growth opportunity. We are providing offerings with AI capability specifically to enable autonomy in our customer base.
HONEYWELL ACCELERATOR — OUR OPERATING SYSTEM

STRATEGY
BUSINESS PROCESS
Creating Value for Our Customers
FUNCTIONAL PROCESS
Consistency & Predictable Outcomes
LEARNING PLATFORM
HONEYWELL DIGITAL

Since 2021, we have been revitalizing our best-in-class operating system to further enhance the way we operate the business day-to-day. Honeywell Accelerator's tools and capabilities were designed to provide a centralized source of best practices and training materials, optimizing our performance, and accelerating our transformation into a software-industrial company. In 2022, we expanded Accelerator with the implementation of Global Design Models (GDMs), helping facilitate knowledge transfer through the businesses to ensure that we utilize best practices.
In 2023, Honeywell introduced Accelerator 3.0, an opportunity to expand on our operating system and GDMs. The next phase of Accelerator includes standardizing our entire end-to-end processes across our four main business models: products, projects, aftermarket services, and software. As we implement these standardized processes across the organization, we will see benefits by deploying best practices more consistently across the portfolio. During 2023, we began with the projects GDM, and we are already seeing positive results. As we move into 2024 and beyond, we will continue implementing GDMs across the other business models, extracting benefits in the form of growth, margin expansion, and cash generation, as we create the capabilities our teams need to differentiate and win in the marketplace.

2024 NOTICE AND PROXY STATEMENT |	7

HONEYWELL PERFORMANCE IN 2023
PORTFOLIO OPTIMIZATION AND STRATEGIC CAPITAL DEPLOYMENT
Capital deployment remains a top priority, as evidenced by our commitment from our 2023 investor day to deploy over $25 billion in capital from 2023 to 2025. In line with our target, in 2023, we deployed a total of $8.3 billion to share repurchases, dividends, capital expenditures, and M&A. Additionally, we continue to invest 4% to 5% of sales on research and development. These strategic, high-return investments will continue to benefit shareowners over the long term. We maintained a balanced capital deployment strategy consisting of the following actions:
•Announced in October 2023 that we are realigning our organization to three powerful megatrends: automation, the future of aviation, and the energy transition, all underpinned by digitalization. Our portfolio is well leveraged to these megatrends, and we are confident that this realignment will enable us to better capitalize on these trends and achieve our long-term growth targets.
•Deployed approximately $1 billion to high-return capital expenditures.
•Closed the acquisitions of Compressor Controls Corporation (CCC) and SCADAfence. CCC strengthens our process solutions portfolio with the addition of turbomachinery control and optimization expertise already recognized in liquified natural gas, gas processing, refining, and petrochemical segments, while SCADAfence complements Honeywell's existing operational technology (OT) cybersecurity business by providing best-in-class network monitoring, asset discovery, threat detection, and security governance.
•Announced the agreement to acquire Carrier's Access Solutions business, which is expected to close in 2024. The security solutions portfolio is a software-led business that further enhances our portfolio realignment to the automation megatrend. It will be immediately accretive to Honeywell's growth, margins, and cash performance in the first full year of ownership.
•Raised our dividend for the 14th time over 13 consecutive years.
•Repurchased $3.7 billion in Honeywell shares, reducing the weighted average share count by 2.2%. This was our sixth consecutive year of deploying more than $6.0 billion of cash back to shareowners in the form of dividends and share repurchases.
•Issued $3 billion of debt at attractive long-term interest rates to further strengthen our already strong balance sheet.

2023	YEAR IN REVIEW
In 2023, Honeywell continued to navigate a challenging external environment, including significant moves in interest rates, geopolitical tensions, global currencies, and supply chain constraints. Nonetheless, we delivered impactful, long-term shareowner value through operational excellence and strategic capital deployment in the form of dividends, share repurchases, and bolt-on acquisitions aimed at optimizing our portfolio. We further built out our world-class Board and management team, navigated a successful CEO transition, invested capital in the innovations and sustainable solutions that will drive growth in the coming decades, and continued to adapt to meet the needs of our customers, employees, shareowners, environment, and society.

8	| 2024 NOTICE AND PROXY STATEMENT

HONEYWELL PERFORMANCE IN 2023
COMMITMENT TO SUSTAINABILITY

	Our people, our communities, and the environment		Sustainable growth and accelerated productivity		Technologies that expand the sustainable capacity of our world

WE PROTECT		WE ACHIEVE		WE DEVELOP

PATH TO CARBON NEUTRALITY
•Committed to be carbon neutral in Honeywell's operations and facilities by 2035.(1)
•Committed to a 50% reduction in our U.S. Scope 1 and 2 emissions by 2030 from a 2018 baseline in partnership with the U.S. Department of Energy's Better Climate Challenge.
•Science-based target approved by the Science Based Targets initiative (SBTi) that includes Scope 3 emissions.
•Committed to address Scope 3 indirect emissions, including through partnerships with industry leaders to identify and implement best practices.
•Robust plans in place to meet commitments with a multifaceted approach, including energy savings projects, conversion to renewable energy sources, capital improvement projects, and the deployment of our own innovative “ready now” sustainable solutions.

10-10-10 GOALS BY 2024
•Reduce global Scope 1 and 2 greenhouse gas emissions intensity by an additional 10% per dollar of sales from 2018 levels.
•Deploy at least 10 renewable energy opportunities.
•Achieve certification to ISO 50001 Energy Management Standard at 10 facilities.
•Exceeded 10-10-10 commitments with >20% reduction(2) in Scope 1 and 2 greenhouse gas emissions intensity, 20 renewables, and 28 ISO 50001 certifications.

SUSTAINABLE OPERATIONS
•Over 90% reduction in Scope 1 and 2 greenhouse gas intensity since 2004.
•Approximately 70% energy efficiency improvement since 2004.
•More than 3,000 acres remediated and restored as valuable community assets.
•170 million gallons of water saved in water-stressed regions since 2013 from 195 projects.
•Safety record >4x better than the weighted average total case incident rate (TCIR) of the industries in which Honeywell operates.
•6,500 sustainability projects since 2010, with more than $100 million in annualized savings.

ESG-ORIENTED OFFERINGS
•Decades-long history of innovation to help customers meet their ESG-oriented goals.
•~60% of 2023 new product research and development investment was directed toward ESG-oriented outcomes.(3)
•>60% of 2023 sales were from offerings that contribute to ESG-oriented outcomes.(3)
•Honeywell Environmental Sustainability Index (ESI) providing market insights and thought leadership.

(1)Scope 1 and Scope 2.
(2)Subject to assurance.
(3)Methodology for identifying ESG-oriented solutions is available at investor.honeywell.com (see “ESG/ESG Information/Identification of ESG-Oriented Offerings”).
For more information about Honeywell's commitment to sustainability and community initiatives, please see our 2023 ESG Report at investor.honeywell.com (see “ESG/ESG Information”).

2024 NOTICE AND PROXY STATEMENT |	9

HONEYWELL PERFORMANCE IN 2023
ESG-ORIENTED OFFERINGS
Honeywell is uniquely positioned to shape a safer and more sustainable future for both the Company and its customers. The Company continues to invent and develop technologies that provide customers with adaptable and efficient solutions for their ESG-oriented needs.

HONEYWELL ESG–ORIENTED OFFERINGS(1)
MEASUREMENT AND REPORTING
Emission Monitoring
Real-Time Measurement
Cybersecurity
High GWP Emissions Monitoring and Remediation
ENERGY EFFICIENCY
Smart Metering
Energy and Water Conservation; Facility Improvement
Energy Performance Contract
Energy Management Services
Flight Efficiency
Energy Optimization
Predictive Maintenance
Flight Management System
ELECTRIFICATION
Energy Storage System and Controls
Electric Vehicles Sensors
Electrification in Aero
NET ZERO ENABLERS
Carbon Capture and Storage
Hydrogen
Renewable Fuels
Low Global Warming Potential Molecules
HEALTH, SAFETY & SECURITY
Command and Control
Warehouse Automation
Personal Protection
Safety Assurance
Healthy Building Solutions
CIRCULARITY
Plastics Recycling
Asset Life Extension
Bio-Sourced Materials and Bio-Derived Plastics

HONEYWELL’S NET ZERO ENABLERS SUPPORT A LOW-CARBON FUTURE
•Low global warming potential molecules: Use of Honeywell Solstice® technology has helped avoid the potential release of the equivalent of more than 395 million metric tons of CO2e into the atmosphere.
•Renewable fuels: Depending on the type of ethanol feedstock used, jet fuel produced from Honeywell's Ethanol to Jet Fuel (ETJ) process can reduce greenhouse gas (GHG) emissions by 80 percent on a total lifecycle basis, compared to petroleum-based jet fuel.
•Carbon capture and storage: Current Honeywell customers have the capacity to capture 40 million metric tons of CO2 per year through installed projects worldwide that utilize Honeywell CO2 technology.(2)
(1)Methodology for identifying ESG-oriented solutions is available at investor.honeywell.com (see “ESG/ESG Information/Identification of ESG-Oriented Offerings”).
(2)Includes capacity of deployed Honeywell technology (membranes and chemical and physical solvents) in installed projects enabling CO2 capture from gas streams.

10	| 2024 NOTICE AND PROXY STATEMENT

PROXY
SUMMARY
ANNUAL MEETING OF SHAREOWNERS

TIME AND DATE	May 14, 2024, 10:30 a.m. EDT

PLACE	The meeting will be held in virtual format only. Please visit www.virtualshareholdermeeting.com/HON2024

RECORD DATE	Shareowners as of March 22, 2024, are entitled to vote.

ADMISSION
To attend the virtual Annual Meeting of Shareowners (the Annual Meeting) online, vote, and submit questions during the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials, on your proxy card (if you requested printed materials), or on the instructions that accompanied your Proxy Materials.

VOTING MATTERS

Proposals		Recommended Vote	Page
No. 1	Election of Directors	FOR each nominee	17
No. 2	Advisory Vote to Approve Executive Compensation	FOR	48
No. 3	Approval of Independent Accountants	FOR	101
No. 4	Shareowner Proposal – Independent Board Chairman	AGAINST	103

2024 NOTICE AND PROXY STATEMENT |	11

PROXY SUMMARY

PROPOSAL 1	ELECTION OF DIRECTORS	FOR each nominee

•Elect the 12 director nominees identified below, each for a term of one year.
•Nominees were individually and collectively assessed against a Board Skillset Matrix that identifies the key strategic skills and core competencies deemed necessary to oversee the Company's current strategy. Director slate reflects highly independent and diverse Board, with the range of perspectives and values needed to enable effective oversight.

Director Nominee	Years of Service	Independent	No. of Current Public Company Boards (Including Honeywell)	Committee Memberships (As of May 14, 2024)
				Audit	CGRC	MDCC
Darius Adamczyk Executive Chairman(1) Honeywell International Inc.	7	No	2
Duncan B. Angove CEO Blue Yonder Group, Inc.	6	Yes	1		■	■
William S. Ayer (Incoming Lead Director) Retired Chairman and CEO Alaska Air Group, Inc.	9	Yes	1	ex officio	■	ex officio
Kevin Burke Retired Chairman, President and CEO Consolidated Edison, Inc.	14	Yes	1	■
D. Scott Davis Retired Chairman and CEO United Parcel Service, Inc.	18	Yes	2	■	■
Deborah Flint President and CEO Greater Toronto Airports Authority	4	Yes	1		■	■
Vimal Kapur CEO(1) Honeywell International Inc.	1	No	1
Michael W. Lamach Retired Chairman and CEO Trane Technologies plc	0	Yes	3
Rose Lee President and CEO Cornerstone Building Brands, Inc.	2	Yes	1			■
Grace Lieblein Former Vice President-Global Quality General Motors Corporation	11	Yes	2		■	■
Robin L. Washington Former Executive Vice President and CFO Gilead Sciences	11	Yes	4	■
Robin Watson Former CEO John Wood Group PLC	1	Yes	1	■

Audit	Audit Committee	■	Chair
CGRC	Corporate Governance and Responsibility Committee	■	Member
MDCC	Management Development and Compensation Committee
(1)Mr. Adamczyk will retire from the Board and Mr. Kapur will become Chairman of the Board, effective June 7, 2024.

12	| 2024 NOTICE AND PROXY STATEMENT

PROXY SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS

10 of 12	4 of 12	5 of 12	6 of 12	1 of 3	10 of 12	~7
nominees are independent	nominees are women	nominees are ethnically or racially diverse	nominees were born outside the United States	committees are chaired by women	nominees have CEO experience	years average tenure

SHAREOWNER EMPOWERMENT AND ENGAGEMENT	DIVERSE AND INDEPENDENT BOARD OF DIRECTORS	BEST-IN-CLASS BOARD STRUCTURE AND PROCESSES

 15% threshold for shareowners to call a special meeting.
 Majority shareowner vote to amend Certificate of Incorporation and By-laws.
 Annual election of all directors, with majority shareowner vote requirement in uncontested elections.
 No poison pill; we will seek shareowner approval if a shareowner rights plan is adopted.
 Robust year-round shareowner engagement, with independent director participation.
 Proxy access enabling shareowner(s) holding 3% of our stock for three years to include up to two director nominees (or nominees representing 20% of the Board) in our proxy.

 All director nominees are independent, except our Chairman and Chief Executive Officer.
 Leader in Board diversity relative to personal characteristics (4 women, 2 Asian, 1 Hispanic, 2 African American) and experiences (industry, profession, public service, geography).
 Range of tenures enables balance between historical experience and fresh perspectives.
 Skills and background aligned to our strategic direction.
 No director may serve on more than four public company boards (including the Honeywell Board).
 Requirement to interview diverse candidates prior to selecting new Board members.

 Independent Lead Director with expanded responsibilities elected by independent directors.
Independent Lead Director and CGRC Chair empowered to call special Board meetings at any time for any reason.
 ESG oversight by the CGRC.
 Regular executive sessions of independent directors.
 Annual self-assessment to enable adequate Board refreshment and appropriate evolution of Board skills, experience, and perspectives.
 Annual review of Corporate Governance Guidelines to ensure alignment with best practices.
 Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer by non-employee directors.

ROBUST OVERSIGHT OF RISKS AND OPPORTUNITIES	COMMITMENT TO CORPORATE RESPONSIBILITY

Robust Enterprise Risk Management (ERM) program to enable Board identification and monitoring of risk.
Purposeful inclusion of key risk areas on Board and/or committee agendas.
Engagement with business leaders to review short-term plans, long-term strategies, and associated risks.
Incentive compensation not overly leveraged and with maximum payout caps and design features intended to balance pay for performance with the appropriate level of risk-taking.
Robust stock ownership requirements and prohibitions against hedging and pledging Honeywell securities.
Chief Compliance Officer invited to participate in all Audit Committee meetings to facilitate Board oversight of compliance risk.

Code of Business Conduct applies to all directors, officers, and employees, with 100% annual certification by officers and employees where permitted by law.
Suppliers expected to comply with published Supplier Code of Business Conduct, including conflict minerals, anti-human trafficking, human rights, business integrity, and health, safety, and environmental policies.
Strong adherence to Foundational Principles of Integrity and Ethics, Inclusion and Diversity, and Workplace Respect, while fostering a performance culture based on Honeywell Behaviors.
66% of executive officers are diverse by ethnic background, place of birth (non-U.S.), or gender.
No use of corporate funds for political contributions; robust oversight of and transparency into political activities.

2024 NOTICE AND PROXY STATEMENT |	13

PROXY SUMMARY

PROPOSAL 2	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	FOR

•Approve, on an advisory basis, the compensation of the Company's Named Executive Officers (NEOs).
•Honeywell's executive compensation program appropriately aligns executive compensation with Company and individual performance.

		Link to Strategy and Performance	Target Compensation Mix
Element	Description		CEO(1)	Other NEOs

BASE SALARY	•Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	•To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

ANNUAL INCENTIVE COMPENSATION PLAN (ICP)	•80% based on formulaic determination against pre-established financial metrics. •15% based on assessment of individual performance. •5% based on ESG metrics.	•To motivate and reward executives for achieving annual corporate, business unit, ESG, and functional goals in key areas of financial and operational performance.

PERFORMANCE STOCK UNITS (PSUs) (2023–2025)	•Executive Officers: 50% of annual LTI. •Covers three-year period. •Relative TSR (25% weight) along with key financial metrics (75% weight).
•Focuses executives on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans. TSR portion based on three-year stock price appreciation and dividends vs. the Compensation Peer Group.

STOCK OPTIONS	•Executive Officers: 25% of annual LTI.	•Directly aligns the interests of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

RESTRICTED STOCK UNITS (RSUs)	•Executive Officers: 25% of annual LTI.	•Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

(1)Represents Mr. Kapur's target mix as CEO. Table percentages exclude Mr. Adamczyk as Executive Chairman.

14	| 2024 NOTICE AND PROXY STATEMENT

PROXY SUMMARY

WHAT WE DO	WHAT WE DON'T DO

  Pay for Performance
  Robust Performance Goals
  Clawback Policy — Expanded in 2023 to Incorporate Exchange Act Rule 10D-1 and Nasdaq Listing Rules
  Double Trigger in the Event of a Change in Control (CIC)
  Maximum Payout Caps for Incentive Plans
  Robust Stock Ownership Requirements
  Options Granted at Fair Market Value
  Independent Compensation Consultant

  No Excessive Perks
  No Guaranteed Annual Salary Increases or Bonuses
  No Hedging or Pledging
  No Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon a Change-in-Control
  No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results
  No Excessive Risks
  No Options Repricing
  No Consultant Conflicts

The following table reflects compensation awarded in 2023 to the Company’s Named Executive Officers as identified on page 50. This table does not replace the Summary Compensation Table shown on page 81, as required by the Securities and Exchange Commission (SEC), but is intended to show 2023 compensation awarded to the NEOs from the perspective of the MDCC. See Compensation Discussion and Analysis beginning on page 49 for more details:

NEO	Position	Base Salary	Annual Incentive Plan (ICP)(1)	2023-2025 Performance Stock Units(2)	Stock Options(3)	Restricted Stock Units(4)	Total Annual Direct Compensation
Vimal Kapur	Chief Executive Officer	$1,225,000	$2,416,500	$5,020,121	$2,510,104	$2,510,102	$13,681,827
Gregory P. Lewis	SVP and Chief Financial Officer	920,612	1,162,900	2,735,150	1,367,716	1,367,260	7,553,638
Anne T. Madden	SVP and General Counsel	890,546	1,076,500	2,492,481	1,246,190	1,246,502	6,952,219
Lucian Boldea(5)	President and CEO, Performance Materials and Technologies	769,231	975,200	1,899,923	950,058	950,096	5,544,508
James Currier	President and CEO, Aerospace	531,560	700,800	1,694,108	919,053	919,310	4,764,831
Darius Adamczyk	Executive Chairman, Former CEO	1,459,712	2,834,000	9,000,265	$4,500,052	4,499,982	22,294,011
(1)Annual ICP payouts determined 80% based on a calculation against 2023 ICP financial goals. The remaining 20% was based 15% on individual assessments and 5% on a group assessment against 2023 ESG goals.
(2)Grant date value of annual performance stock units (PSUs) issued under the Performance Plan for the three-year period of
January 1, 2023–December 31, 2025. Value for Mr. Currier includes 2023–2025 performance cash units awarded prior to him becoming an officer.
(3)Stock option grants awarded to NEOs vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(4)Restricted Stock Units vest over a four-year period and are subject to stock ownership and post-vesting holding requirements.
(5)Effective January 1, 2024, Mr. Boldea transitioned to the role of President and CEO, Industrial Automation (IA).

PROPOSAL 3	APPROVAL OF INDEPENDENT ACCOUNTANTS	FOR

•Approve Deloitte & Touche LLP (Deloitte) as independent accountants for Honeywell to audit its consolidated financial statements for 2024 and to perform audit-related services.
•Honeywell's Board of Directors and its Audit Committee believe that the continued retention of Deloitte as the Company's independent registered public accounting firm is in the best interests of the Company and its shareowners.

2024 NOTICE AND PROXY STATEMENT |	15

PROXY SUMMARY

PROPOSAL 4	SHAREOWNER PROPOSAL — Independent Board Chairman	AGAINST

Shareowner proposal requests that the Board adopt an enduring policy requiring that two separate people will hold the office of the Chairman of the Board and the office of the CEO and that whenever possible, the Chairman of the Board shall be an independent director.
•Honeywell's Board recommends “AGAINST” this proposal.
•It is important for the Board to have the flexibility to determine the most effective leadership structure using its best business judgment in light of the Company's circumstances at any given time.
•A one-size-fits-all leadership structure is not in the best interests of the Company or its shareowners.
•An independent Lead Director will be maintained whenever the Chairman is not an independent director.
•The roles, responsibilities, and authorities of the Company's independent Lead Director are equivalent to that of an independent Chairman, providing for an effective counterweight when the Chairman is not an independent director.
•In 2024, the Board augmented the independent Lead Director role to include the right to approve all Board meeting agendas (in addition to already existing rights to unilaterally call a Board meeting and make agenda changes).
•The Board understands the importance of Lead Director independence and has elected William S. Ayer, who has nine years of service on the Board, to serve as Lead Director, effective as of the Annual Meeting.
•The Company sought shareowner feedback on this topic as part of its fall shareowner engagement program. In those discussions, shareowners representing over 65% of the shares held by the firms we spoke with indicated that they would not support an independent chair proposal.

16	| 2024 NOTICE AND PROXY STATEMENT

PROPOSAL 1:
ELECTION OF DIRECTORS
Honeywell’s Corporate Governance Guidelines set forth a clear vision statement for the composition of the Board:
“The composition of Honeywell’s Board, as well as the perspective and skills of its individual members, needs to effectively support Honeywell’s growth and commercial strategy. Collectively, the Board must also be capable of overseeing risk management, capital allocation, and leadership succession. Board composition and the members’ perspective and skills should evolve at an appropriate pace to meet the challenges of Honeywell’s changing commercial and strategic goals.”
Consistent with this vision, the Corporate Governance and Responsibility Committee (CGRC) has responsibility for identifying a slate of director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company and function effectively as a Board.
The CGRC believes that each of the nominees presented in this proxy has key personal attributes that are important to an effective Board: integrity, candor, analytical skills, willingness to engage management and each other in a constructive and collaborative fashion, and ability and commitment to devote significant time and energy to service on the Board and its committees. The CGRC also considered specific experiences, qualifications, and skills that Honeywell believes are critical in light of its strategic priorities, business objectives, operations, and structure.
Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms until the next Annual Meeting of Shareowners and until their successors have been duly elected and qualified. Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election (excluding abstentions) will be elected to the Board of Directors. The By-laws also provide that any incumbent nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote. This resignation will be promptly considered through a process managed by the CGRC, excluding any director nominees who did not receive a majority of votes cast to elect him or her to the Board.
The Board has nominated 12 candidates for election as directors. If any nominee should become unavailable to serve prior to the Annual Meeting, the shares represented by a properly signed and returned proxy card or voted by telephone, via the Internet, or by scanning the QR code will be voted for the election of such other person as may be designated by the Board. The Board may also determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

2024 NOTICE AND PROXY STATEMENT |	17

PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTOR SKILLS AND QUALIFICATIONS

GLOBAL EXPERIENCE
Growing sales outside of the United States, particularly in what we consider high-growth regions (HGRs), is a central part of our long-term strategy for growth. Hence, exposure to markets and economies outside of the United States is an important qualification for our directors. This exposure can take many forms, including government affairs, regulatory, managerial, or commercial.

REGULATED INDUSTRIES/ GOVERNMENT EXPERIENCE
Honeywell is subject to a broad array of government regulations, and demand for our products and services can be impacted by changes in law or regulation in areas such as aviation safety, security, and energy efficiency. It is important to have directors with experience in government and regulated industries that provide them with insight and perspective in working constructively and proactively with governments and agencies globally.

INNOVATION AND TECHNOLOGY
With Honeywell’s transformation to a software-industrial company in the digital age, expertise in combining software programming capabilities with leading-edge physical products and domain knowledge is critical to opening and securing new growth paths for all of our businesses.

MARKETING
Developing new markets for products and services is critical for driving growth. Honeywell directors who have that expertise provide a much-desired perspective on how to better market and brand our products and services.

INDUSTRIES, END MARKETS, AND GROWTH AREAS
Experience in industries, end markets, and growth areas that Honeywell serves enables a better understanding of the issues facing these businesses. These areas include our Commercial Aerospace, Industrial Productivity, Non-Residential, Oil and Gas/Petrochemical, Defense and Space, and Specialty Chemicals end markets as well as growth areas such as life sciences and sustainable technology solutions.

ESG
Experience in environmental, social, and governance (ESG) matters enables management of ESG risks and opportunities as strategic business imperatives. With ESG at the forefront of Honeywell’s long-term strategy, it is important to have directors with expertise in products and solutions that support more sustainable outcomes, climate change drivers and impacts, corporate social responsibility, human capital management, inclusion and diversity, and corporate ethics.

SENIOR LEADERSHIP EXPERIENCE
Experience serving as CEO or a senior executive as well as hands-on leadership experience in core management areas — such as strategic and operational planning, financial reporting, compliance, risk management, and leadership development — provide a practical understanding of complex organizations like Honeywell.

PUBLIC COMPANY BOARD EXPERIENCE
Service on the boards and board committees of other public companies provides an understanding of corporate governance practices and trends and insights into board management, relations between the board, the CEO, and senior management, agenda setting, and succession planning.

RISK MANAGEMENT
In light of the Board’s role in risk oversight and the Company’s robust Enterprise Risk Management (ERM) program, Honeywell seeks directors who can help identify, manage, and mitigate key risks, including cybersecurity, regulatory compliance, competition, brand integrity, human capital, sustainability, and intellectual property.

FINANCIAL EXPERTISE
The Company believes an understanding of finance, investment, mergers and acquisitions, and financial reporting processes is important for its directors to enable them to monitor and assess the Company’s operating and strategic performance and to ensure accurate financial reporting and robust controls. Honeywell seeks directors with background and experience in institutional investing, private equity, M&A, capital markets, corporate finance, accounting, and financial reporting.

18	| 2024 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS
BOARD SKILLSET MATRIX
The Honeywell Board adopted a skills and experience matrix to facilitate the comparison of its directors’ skills versus those deemed necessary to oversee the Company’s current strategy. The skills included in the matrix are evaluated against the Company’s articulated strategy each year so that the matrix can serve as an up-to-date tool for identifying director nominees who collectively have the complementary experience, qualifications, skills, and attributes to guide the Company. Honeywell’s 2024 Board Skillset Matrix reflecting the characteristics of its director nominees is below.(1)

Global Experience

Regulated Industries/ Government Experience

Innovation and Technology

Marketing

Industries, End-Markets, and Growth Areas

ESG

Senior Leadership Experience (Most Senior Position Held)	Chair and CEO	Chair and CEO	CEO	CEO	Chair and CEO	Chair and CEO	CEO	Chair and CEO	CEO	VP	CFO	CEO

No. of Public Company Boards (Current I Past)(2)	2 I 1	1 I 2	1 I 0	1 I 0	1 I 1	2 I 2	1 I 0	3 I 3	1 I 2	2 I 1	4 I 2	1 I 1

Risk Management

Financial Expertise

Gender	Male	Male	Male	Male	Male	Male	Female	Male	Female	Female	Female	Male

Race/Ethnicity	White	White	Asian	White	White	White	Black	White	Asian	Hispanic	Black	White

Technical expertise: has direct hands-on experience or was a subject-matter expert during his/her career.
Managerial expertise: expertise derived through direct managerial experience.

Working knowledge: experience derived through investment banking, private equity investing, serving as a member of a relevant board committee at Honeywell or at another public company, or serving as an executive officer or on the board of a public company in the relevant industry.

(1)Mr. Ayer will become Lead Director, effective May 14, 2024. Mr. Adamczyk will retire from the Board and Mr. Kapur will become Chairman of the Board, effective June 7, 2024.
(2)Excludes the boards of Honeywell's consolidated subsidiaries. Current public company boards includes Honeywell Board.

2024 NOTICE AND PROXY STATEMENT |	19

PROPOSAL 1: ELECTION OF DIRECTORS
COMMITMENT TO BOARD INTEGRITY, DIVERSITY, AND INDEPENDENCE
In addition to ensuring that director nominees possess the requisite skills and qualifications, the CGRC places an emphasis on ensuring that nominees demonstrate the right leadership traits, personality, work ethic, independence, and diversity of background to align with the Company’s performance culture and long-term strategic vision. Specifically, these criteria include:
•Exemplification of the highest standards of personal and professional integrity.
•Potential contribution to the diversity and culture of the Board, including by virtue of age, educational background, global perspective, gender, ethnicity, and nationality.
•Independence from management under applicable securities laws and listing regulations.
•Willingness to constructively challenge management through active participation in Board and committee meetings.
•Ability to devote sufficient time to performing their Board and committee duties.
The CGRC is committed to enhancing both the diversity of the Board itself and the perspectives and values that are represented in Board and committee meetings. Pursuant to our Corporate Governance Guidelines, the CGRC requires that qualified candidates who are diverse with respect to race, ethnicity, and/or gender are included in the pool from which any new director nominee is selected, and that one or more diverse candidates are interviewed before a successful candidate is identified.
In addition to diversity of personal characteristics and experiences, the CGRC believes that diversity of service tenures on the Honeywell Board also facilitates effective Board oversight. Directors with many years of service to Honeywell provide the Board with a deep knowledge of the Company, while newer directors lend fresh perspectives.

DIVERSITY OF NOMINEES	TENURE

More than 10 years
(4 directors)
6 to 10 years
(3 directors)
3 to 5 years
(1 director)
Less than 3 years
(4 directors)

BOARD DIVERSITY MATRIX (EFFECTIVE MAY 14, 2024)
TOTAL NUMBER OF DIRECTORS 12

	Female	Male	Non-Binary	Did Not Disclose Gender
PART I: GENDER IDENTITY
Directors	4	8	—	—
PART II: DEMOGRAPHIC BACKGROUND
African American or Black	2	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	1	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

20	| 2024 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS
NOMINEES FOR ELECTION

DARIUS ADAMCZYK EXECUTIVE CHAIRMAN, HONEYWELL INTERNATIONAL INC.

BACKGROUND
•Chairman of Honeywell International Inc. since April 2018. Retiring from the Board on June 7, 2024.
•Served as Chairman and Chief Executive Officer of Honeywell International Inc. from April 2018 to June 2023.
•Was President and Chief Executive Officer from March 2017 to April 2018 and Chief Operating Officer from April 2016 to March 2017.
•Served as President and CEO of Honeywell Performance Materials and Technologies (PMT) from April 2014 to April 2016.
•Served as President of Honeywell Process Solutions from 2012 to 2014 and as President of Honeywell Scanning and Mobility from 2008 to 2012.
•Joined Honeywell in 2008 when Honeywell acquired Metrologic, Inc., where he was the Chief Executive Officer.
•Previously held several general management assignments at Ingersoll Rand, served as a senior associate at Booz Allen Hamilton, and started his career as an electrical engineer at General Electric.

Years of Service: 7 Age: 58 OTHER CURRENT PUBLIC COMPANY BOARDS: •Johnson & Johnson PAST PUBLIC COMPANY BOARDS: •Garrett Motion Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Senior leadership roles in global organizations, both large and small.
•Deep understanding of software, both technically and commercially, and a proven track record in growing software-related businesses at Honeywell.
•Demonstrated ability to deliver financial results as a leader in a variety of different industries, with disparate business models, technologies, and customers.
•During tenure as Honeywell's CEO, demonstrated strategic leadership skills that grew Honeywell's sales organically and inorganically while meeting the challenges of a constantly changing environment across Honeywell’s diverse business portfolio.

DUNCAN B. ANGOVE CHIEF EXECUTIVE OFFICER, BLUE YONDER GROUP, INC.

BACKGROUND
•Chief Executive Officer of Blue Yonder Group, Inc., a provider of digital supply chain and omnichannel commerce fulfillment cloud software, since July 2022.
•Served as Managing Partner of Arcspring LLC, a next-generation private equity firm that combines capital, technology, operational expertise, and design-thinking to unlock exponential growth, from 2019 to July 2022.
•Served as President of Infor, Inc., a privately held provider of enterprise software and a strategic technology partner for more than 90,000 organizations worldwide, from 2010 to 2018.
•Served as Senior Vice President and General Manager of the Retail Global Business Unit of Oracle Corporation, a global technology provider of enterprise software, hardware, and services, from 2005 to 2010.
•Joined Oracle through its acquisition of Retek Inc., then a publicly traded provider of software solutions and services to the retail industry, where he served in various roles of increasing responsibility from 1997 until 2005.

Years of Service: 6 Age: 57 COMMITTEES: •Corporate Governance and Responsibility •Management Development and Compensation OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •None

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Senior technology industry leader with global operating experience, including in software and digital transformation, and skilled at driving value creation.
•Deep understanding of the trends across enterprise cloud, infrastructure software, digital, and the Internet of Things, and the corresponding risks, including cybersecurity and data privacy compliance.
•Extensive experience in corporate strategy, mergers and acquisitions, sales, marketing, and business and product development.

2024 NOTICE AND PROXY STATEMENT |	21

PROPOSAL 1: ELECTION OF DIRECTORS

WILLIAM S. AYER RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, ALASKA AIR GROUP, INC.

BACKGROUND
•Retired Chairman and Chief Executive Officer of Alaska Air Group, Inc. (Alaska Air Group), the parent company of Alaska Airlines and its sister carrier, Horizon Air.
•Served as Chief Executive Officer of Alaska Air Group and its subsidiaries through 2012, and as Chairman through 2013.
•A veteran of more than three decades in aviation, he began his career with Horizon Air in 1982, where he held a variety of marketing and operations positions.
•Joined Alaska Airlines in 1995 as Vice President of Marketing and Planning, and subsequently held the posts of Senior Vice President, Chief Operating Officer, and President. Became Alaska Air Group’s Chief Executive Officer in 2002, and, in May 2003, he was appointed Chairman.
•Previously served on the Board of Directors of the Seattle Branch of the Federal Reserve Bank of San Francisco.

Years of Service: 9
Age: 69
Incoming Lead Director(1)
COMMITTEES:(1)
•Audit (ex officio)
•Corporate Governance and Responsibility (Chair)
•Management Development and Compensation (ex officio)
OTHER CURRENT PUBLIC COMPANY BOARDS:
•None
PAST PUBLIC COMPANY BOARDS:
•Alaska Air Group, Inc.
•Puget Sound Energy, Inc. and Puget Energy, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Deep aerospace industry knowledge as well as sales, marketing, and operations experience through his three decades of leadership roles at Alaska Air Group, a company recognized for its best-in-class operating metrics among U.S. air carriers.
•Proven leadership skills in developing a business enterprise that can deliver long-term, sustained excellence based on a management style that includes a relentless focus on the customer, continuous improvement, and building a culture of safety, innovation, sustainability, and diversity.
•Understanding of the U.S. public utility industry through his service as a director on the board of directors of Puget Energy.

(1)Effective May 14, 2024.

KEVIN BURKE RETIRED CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER, CONSOLIDATED EDISON, INC.

BACKGROUND
•Retired Chairman, President, and Chief Executive Officer of Consolidated Edison, Inc. (Con Edison), a utility provider of electric, gas, and steam services.
•Served as President and Chief Executive Officer from 2005 through 2013, and served as Chairman from 2006 through April 2014.
•Joined Con Edison in 1973 and held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning, including Senior Vice President with responsibility for customer service and for Con Edison’s electric transmission and distribution systems, President of Orange and Rockland Utilities, Inc., a subsidiary of Con Edison, and Chief Executive Officer of Consolidated Edison Company of New York, Inc.
•Member of the Board of Trustees of Consolidated Edison Company of New York, Inc. until May 2015.

Years of Service: 14 Age: 73 COMMITTEES: •Audit OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •Consolidated Edison, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Extensive management expertise gained through various executive positions, including senior leadership roles, at Con Edison.
•Wealth of experience in energy production and distribution, energy efficiency, alternative energy sources, engineering and construction, government regulation, and development of new offerings.
•Significant expertise in developing clean and renewable energy infrastructure technology used in clean energy, solar generation, and other energy-efficient products and services.
•Oversaw the implementation of financial and management information systems, utility operational systems, and process simulators.
•Deep knowledge of corporate governance and regulatory issues facing the energy, utility, and service industries.

22	| 2024 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

D. SCOTT DAVIS RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER, UNITED PARCEL SERVICE, INC.

BACKGROUND
•Joined United Parcel Service, Inc. (UPS), a leading global provider of package delivery, specialized transportation, and logistics services in 1986.
•Served as the non-Executive Chairman of UPS from September 2014 until May 2016 and as Chairman and Chief Executive Officer from January 2008 to September 2014.
•Served as Vice Chairman starting December 2006 and as Senior Vice President, Chief Financial Officer, and Treasurer starting January 2001 prior to serving as Chairman and Chief Executive Officer.
•Previously held various leadership positions at UPS, primarily in finance and accounting.
•Served a critical role in helping UPS to reinvent itself into a technology company.
•Chief Executive Officer of II Morrow Inc., a technology company and developer of general aviation and marine navigation instruments, prior to joining UPS.
•A Certified Public Accountant.
•Served on the Board of Directors of the Federal Reserve Bank of Atlanta from 2003 through 2009, and served as Chairman in 2009.

Years of Service: 18
Age: 72
COMMITTEES:(1)
•Audit (Chair)
•Corporate Governance and Responsibility
OTHER CURRENT PUBLIC COMPANY BOARDS:
•Johnson & Johnson
PAST PUBLIC COMPANY BOARDS:
•United Parcel Service, Inc.
•EndoChoice Holdings, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Significant expertise in management, strategy, finance, and operations gained over 25 years at UPS, including through senior leadership roles.
•Financial management expertise, including reporting, accounting, and controls.
•Strong banking experience and a deep understanding of public policy and global economic indicators.
•Extensive experience in the global transportation and logistics services industry.
•In-depth understanding of technology and software solutions that support automated and web-based shipping, tracking, and specialized transportation logistics.

(1)Effective May 14, 2024.

DEBORAH FLINT PRESIDENT AND CHIEF EXECUTIVE OFFICER, GREATER TORONTO AIRPORTS AUTHORITY

BACKGROUND
•President and Chief Executive Officer of the Greater Toronto Airports Authority since April 2020.
•Served as Chief Executive Officer of Los Angeles World Airports (LAWA) from June 2015 to March 2020, and had previously held roles of increasing responsibility at the Port of Oakland for 23 years.
•Currently serves as a director on the Airport Council International World Board and is the Board Chair of the World Standing Safety and Technical Committee.
•Previously served on President Obama’s Advisory Committee on Aviation Consumer Protection and as the Chair of the Oversight Committee of the Transportation Research Board’s Airport Cooperative Research Program.
•Co-chaired the Blue Ribbon Task Force on UAS Mitigation at Airports and served as a federal appointee to the U.S. Department of Transportation’s Drone Advisory Committee.
•Previously served on the Board of Directors of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

Years of Service: 4 Age: 56 COMMITTEES: •Corporate Governance and Responsibility •Management Development and Compensation OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •None

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Broad understanding of transportation networks and cybersecurity risk management.
•Deep experience in critical infrastructure, connected buildings, and advanced security solutions.
•Oversaw the fourth busiest passenger airport in the world, the largest airport police force in the United States, and the largest public works agreements in the history of Los Angeles.
•Significant insight and experience in public and private partnerships.

2024 NOTICE AND PROXY STATEMENT |	23

PROPOSAL 1: ELECTION OF DIRECTORS

VIMAL KAPUR CHIEF EXECUTIVE OFFICER, HONEYWELL INTERNATIONAL INC.

BACKGROUND
•Chief Executive Officer of Honeywell International Inc. since June 1, 2023. Will become Chairman of the Board on June 7, 2024.
•Elected to the Company's Board of Directors in March 2023 and succeeded Mr. Adamczyk as Chief Executive Officer on June 1, 2023.
•Served as President and Chief Operating Officer of the Company from July 2022 until June 2023.
•Served as President and CEO of Honeywell Performance Materials and Technologies (PMT) from July 2021 to October 2022.
•Served as President and CEO of Honeywell Building Technologies from May 2018 to July 2021.
•Served as President of Honeywell Process Solutions (HPS) from 2014 to 2018.
•Joined Honeywell in 1989 and has held several leadership positions at the Company, including Vice President and General Manager of HPS' Advanced Solutions business and Managing Director for Honeywell Automation India Limited.

Years of Service: 1 Age: 58 OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS:(1) •None

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Deep knowledge of Honeywell's operating system, end markets, and customer needs gained through leadership across multiple business models, industries, regions, and business cycles during his 35-year tenure.
•Demonstrated ability to drive key sustainability and digitalization initiatives and operational execution, while advancing the Honeywell Accelerator operating system.
•Uniquely capable to drive Honeywell's ESG-oriented innovation and solidify Honeywell's position to lead in the energy transition.
•Demonstrated ability to deliver financial results as a leader in a variety of different businesses, with disparate business models, technologies, geographies, and customers.
•Strategic leadership skills necessary to evolve business strategies to meet the challenges of a constantly changing environment across Honeywell's diverse business portfolio.

(1)Excludes the boards of Honeywell's consolidated subsidiaries.

MICHAEL W. LAMACH FORMER EXECUTIVE CHAIR, TRANE TECHNOLOGIES PLC

BACKGROUND
•Retired Chairman and Chief Executive Officer of Trane Technologies plc, a global climate innovator that has a portfolio of sustainable climate solutions, products, and services for the building, homes, and transportation industries. In 2020, Trane Technologies completed a spin-off of its industrial business (Trane Technologies was previously known as Ingersoll-Rand).
•Served as Executive Chair of Trane Technologies from July 2021 until his retirement in December 2021, having previously served as both Chairman and Chief Executive Officer following the company's February 2020 separation from Ingersoll-Rand.
•Served in a number of leadership roles after joining Ingersoll-Rand in 2004, including Chairman and Chief Executive Officer from June 2010 to February 2020.
•Served for 17 years in a variety of management positions at Johnson Controls International, a global leader in smart, healthy, and sustainable buildings.

Years of Service: 0
Age: 60
COMMITTEES:
•Audit
OTHER CURRENT PUBLIC COMPANY BOARDS:
•PPG Industries, Inc.
•Nucor Corporation
PAST PUBLIC COMPANY BOARDS:
•Ingersoll-Rand
•Trane Technologies plc
•Iron Mountain Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Deep knowledge in sustainability, as well as engineering, mergers and acquisitions, and operations through his three decades of leadership roles at Trane Technologies, Ingersoll-Rand, and Johnson Controls.
•Proven leadership in transforming Trane Technologies into a global leader in climate controls and climate-focused innovations for buildings, homes, and transportation.
•Proven experience, reputation, and leadership skills in developing business enterprises across industrial sectors that can deliver growth, sustainable value creation, and innovation.

24	| 2024 NOTICE AND PROXY STATEMENT

PROPOSAL 1: ELECTION OF DIRECTORS

ROSE LEE PRESIDENT AND CHIEF EXECUTIVE OFFICER, CORNERSTONE BUILDING BRANDS, INC.

BACKGROUND
•President and Chief Executive Officer of Cornerstone Building Brands, Inc., a leading manufacturer of exterior building products in North America, since September 2021.
•Served as President of the DuPont de Nemours, Inc. (DuPont) Water & Protection business, focusing on improving sustainability through the company’s water, shelter, and safety solutions, through August 2021.
•Joined DuPont in 2015 as Global Business Director, DuPont™Kevlar® and Aramid Intermediates, assumed the role of President, DuPont Protection Solutions in 2016, and was named President, Safety & Construction in 2017.
•Previously spent 15 years with Saint-Gobain in a number of general management, strategic planning, and information technology roles, serving construction, transportation, energy, and defense sectors.
•Held various engineering and management positions at Pratt & Whitney, a Raytheon Technologies company, and was a senior consultant at Booz Allen Hamilton in New York City.
•Previously served as a member of the Economic Advisory Council for the Federal Reserve Bank of Philadelphia and is a member of the Forum of Executive Women.

Years of Service: 2 Age: 58 COMMITTEES: •Management Development and Compensation OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •Crown Holdings Inc. •Cornerstone Building Brands, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Extensive ESG experience, including a focus on improving sustainability through water, shelter, and safety solutions and spearheading initiatives that have advanced minorities, women, and veterans.
•Deep understanding of construction, transportation, energy, and defense sectors.
•Significant knowledge of aerospace and mechanical engineering, and experience working on projects ranging from implementing lean manufacturing to designing a 3-D turbine for aircraft jet engines.
•Unique blend of leadership skills and deep knowledge of operations and technology, cybersecurity risk management, and strategic planning.

GRACE LIEBLEIN FORMER VICE PRESIDENT, GLOBAL QUALITY, GENERAL MOTORS CORPORATION

BACKGROUND
•Served as Vice President, Global Quality of General Motors Corporation (GM), a company that designs, manufactures, and markets cars, crossovers, trucks, and automobile parts worldwide, from November 2014 to March 2016.
•Served in multiple leadership roles at GM, including Vice President, Global Purchasing and Supply Chain from December 2012 to November 2014, GM Brazil President and Managing Director from June 2011 until December 2012, GM Mexico President and Managing Director from January 2009 until June 2011, and Vehicle Chief Engineer from October 2004 to January 2009.
•Joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and held a variety of leadership positions at GM in engineering, product development, and manufacturing.

Years of Service: 11
Age: 63
COMMITTEES:
•Management Development and Compensation (Chair)
•Corporate Governance and Responsibility
OTHER CURRENT PUBLIC COMPANY BOARDS:
•American Tower Corporation
PAST PUBLIC COMPANY BOARDS:
•Southwest Airlines Co.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Wide-ranging management and operating experience gained through various executive positions during an extensive career at GM.
•Significant expertise in supply chain management, global manufacturing, engineering, technology, and product design and development.
•International business, operations, and finance experience gained through senior leadership positions in Brazil and Mexico.

2024 NOTICE AND PROXY STATEMENT |	25

PROPOSAL 1: ELECTION OF DIRECTORS

ROBIN L. WASHINGTON FORMER EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, GILEAD SCIENCES, INC.

BACKGROUND
•Served as Executive Vice President and Chief Financial Officer of Gilead Sciences, Inc. (Gilead), a research-based biopharmaceutical company, from May 2008 through October 2019. In that role, she oversaw Gilead’s Global Finance, Investor Relations, and Information Technology organizations.
•Served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007, from 2006 through 2007.
•Previously spent nearly 10 years at PeopleSoft, a provider of enterprise application software, where she served in a number of executive positions, including Senior Vice President and Corporate Controller.
•A Certified Public Accountant.

Years of Service: 11 Age: 61 COMMITTEES: •Audit OTHER CURRENT PUBLIC COMPANY BOARDS: •Alphabet Inc. •Salesforce.com Inc. •Vertiv Group Corp. PAST PUBLIC COMPANY BOARDS: •Tektronix, Inc. •MIPS Technologies, Inc.

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Extensive management, operational, cyber, IT, and accounting experience in the healthcare and information technology industries.
•Financial expertise, including in tax, financial reporting, accounting and controls, corporate finance, mergers and acquisitions, and capital markets.
•Broad experience on corporate governance issues gained through public company directorships.

ROBIN WATSON FORMER CHIEF EXECUTIVE OFFICER, JOHN WOOD GROUP PLC

BACKGROUND
•Served as Chief Executive Officer of John Wood Group PLC (Wood Group), an integrated engineering and consultancy company, spanning a variety of growing end markets in energy and the built environment, with a focus on sustainable technologies, from January 2016 until July 2022.
•Served as Chief Operating Officer and an executive member of the Wood Group Board from January 2013 to January 2016.
•Previously served as a director and senior manager at Petrofac, working in a variety of roles in service and investment delivery.
•Began his career in management and engineering at Mobil Oil in the United Kingdom.
•Has served as a Non-Executive Director at the UK Institute of Directors (a non-profit membership organization) since August 2021.
•Is a chartered mechanical engineer and a Fellow of both the Institution of Mechanical Engineers and the Energy Institute.

Years of Service: 1 Age: 56 COMMITTEES: •Audit OTHER CURRENT PUBLIC COMPANY BOARDS: •None PAST PUBLIC COMPANY BOARDS: •John Wood Group PLC

SPECIFIC QUALIFICATIONS, ATTRIBUTES, SKILLS, AND EXPERIENCE
•Wealth of experience in unlocking opportunities in carbon capture, hydrogen, bio-refining, minerals processing, and solar and wind energy.
•Demonstrated experience in helping organizations deliver a more sustainable future.
•Significant knowledge of mechanical engineering, industry experience, and service to international trade.
•Extensive leadership and management experience with a well-established track record of implementing strategic change and operational delivery.

26	| 2024 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
Honeywell is committed to strong corporate governance policies, practices, and procedures designed to ensure that its Board of Directors effectively exercises its oversight role. The Honeywell Board oversees management performance on behalf of shareowners to ensure that the long-term interests of shareowners are being served, to monitor adherence to Honeywell’s standards and policies, and to promote the exercise of responsible corporate citizenship. The Honeywell Board values and considers the feedback received from our shareowners. Taking into account their perspectives, Honeywell has implemented a number of actions over time to increase shareowner rights, enhance the Board’s structure, and augment our commitment to sustainability and corporate responsibility.

HISTORY OF PROACTIVELY RESPONDING TO SHAREOWNER FEEDBACK TO ENSURE BEST-IN-CLASS GOVERNANCE, COMPENSATION, AND DISCLOSURE PRACTICES

Year	Enhancement

2019
•Adopted policy to instruct trade associations not to use our dues for political contributions.
•Reduced the total number of public company boards on which any director may sit from five to four.
•Formalized equivalency of independent Lead Director and independent Chairman roles.
•Amended committee charters to formalize areas of risk oversight responsibility.

2020
•Made enhancements to political contributions disclosure, including disclosure of >$50K trade association memberships.
•ESG reporting in line with SASB and TCFD.
•Established a bipartisan Political Contributions Advisory Board to ensure alignment of HIPAC political contributions with company values.

2021
•Adopted formal requirement to interview diverse candidates prior to selecting new directors.
•Assigned responsibility for oversight of overall ESG performance, strategy, and risks to the CGRC.
•ESG considerations integrated into Enterprise Risk Management framework.
•Appointed Chief Sustainability Officer and Chief Inclusion and Diversity Officer.

2022
•ESG added to Board Skillset Matrix as a strategic skill.
•Political Contributions Advisory Board mandate expanded to include review of trade association memberships.
•Publicly disclosed our EEO-1 Report and committed to do so annually.
•Published inaugural Climate and Sustainability Lobbying Report.
•Published inaugural Report on Due Diligence Processes to Identify and Address Environmental and Social Risks.
•Assigned responsibility for oversight of employee well-being to the MDCC.

Year	Enhancement

2023
•Enhanced the Report on Due Diligence Processes to Identify and Address Environmental and Social Risks to address Environmental Justice considerations in our processes.
•Amended our Executive Stock Ownership Guidelines to exclude performance shares.
•MDCC incorporated an ESG scorecard when assessing the qualitative portion of ICP for executive compensation.
•Execution of successful leadership transition plan, with announcement of Vimal Kapur as next CEO, with Darius Adamczyk continuing to serve as Executive Chairman of the Board.
•Adopted standalone Clawback Policy that meets SEC and Nasdaq standards while maintaining existing policy as a secondary recoupment mechanism.
•After evaluating industry standard defined attributes and input from independent consultants, MDCC added Cisco and Medtronic to our Compensation Peer Group.
•Science-based target that includes Scope 3 emissions validated by SBTi.

2024
•Elected William S. Ayer to succeed D. Scott Davis as independent Lead Director in May.
•Elected Vimal Kapur to succeed Darius Adamczyk as Chairman of the Board in June.
•Independent Lead Director role augmented to include the right to approve all Board meeting agendas (in addition to already existing rights to unilaterally call a Board meeting and make agenda changes).
•Audit Committee Charter amended to specify that the Chief Compliance Officer be invited to all committee meetings.
•Assigned responsibility for oversight of artificial intelligence risk to the Audit Committee and oversight of environmental justice to the CGRC.
•Enhancing environmental justice disclosure to include quantitative metrics and augment discussion of the Company's risk oversight and governance framework.

Continuously Augmenting Governance and Disclosure Practices

2024 NOTICE AND PROXY STATEMENT |	27

CORPORATE GOVERNANCE
SHAREOWNER OUTREACH AND ENGAGEMENT
Understanding the issues that are important to our shareowners is critical to ensuring that the Company addresses their interests in a meaningful and effective manner. It is also foundational to good corporate governance. Honeywell engages with shareowners on a regular basis throughout the year to discuss a range of topics, including performance, strategy, risk management, executive compensation, corporate governance, and sustainability. The Company recognizes the value of taking shareowners’ views into account. Dialogue and engagement with shareowners help set goals and expectations for performance and help identify emerging issues that may affect corporate governance, compensation practices, and other aspects of strategy and operations.

SHAREOWNER ENGAGEMENT IN 2023 Shareowner engagement during 2023 was robust. The Company’s shareowner and investor outreach and engagement take many forms:

The Company participates in numerous investor conferences and analyst meetings; holds its own investor events, some of which focus on individual businesses, at Honeywell facilities; and meets one-on-one with shareowners in a variety of contexts and forums.

As part of Honeywell’s governance-focused shareowner engagement program, members of the Board, including the independent Lead Director, the CGRC Chair, and/or the MDCC Chair, participate in many shareowner meetings to discuss a range of matters, including executive compensation, corporate governance, and sustainability. In 2023, these meetings were particularly important to us as we wanted explicit feedback on items that were voted on at the 2023 Annual Meeting of Shareowners.

In addition, the Company’s Executive Chairman, Chief Executive Officer, Chief Financial Officer, and other executive officers hosted
>150
one-on-one or small-group shareowner meetings to discuss business performance, strategy, end markets, and the overall competitive landscape, while seeking shareowner feedback.

ANNUAL SHAREOWNER ENGAGEMENT

SPRING
The Annual Report and Proxy Statement are distributed to shareowners. Management and members of the Board extend invitations to our largest shareowners to discuss matters to be voted on at the upcoming Annual Meeting.
SUMMER Management reports to the Board on the just-ended proxy season, including a discussion on voting results and shareowner feedback. This discussion sets the agenda for Fall shareowner engagement.
FALL
Management determines topics for upcoming shareowner discussions based on Board discussion, its review of new governance trends, regulatory developments, and the results of the recently concluded Annual Shareowner Meeting. Management and members of the Board extend invitations to the largest shareowners to engage on topics of interest.
WINTER The Board implements governance changes, if appropriate, considering feedback from Fall engagement with shareowners.

28	| 2024 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
2023 SPRING ENGAGEMENT

TOTAL CONTACTED Top 100 shareowners representing 58% of shares outstanding	TOTAL ENGAGED 28% of shares outstanding, held by 18 of our largest shareowners	DIRECTOR ENGAGED 25% of shares outstanding engaged by independent Lead Director, MDCC Chair, or CGRC Chair
2023 FALL ENGAGEMENT

TOTAL CONTACTED Top 50 shareowners representing 52% of shares outstanding	TOTAL ENGAGED 21% of shares outstanding, held by 18 of our largest shareowners	DIRECTOR ENGAGED 20% of shares outstanding engaged by independent Lead Director, MDCC Chair, or CGRC Chair

FALL 2023 SHAREOWNER ENGAGEMENT — SOUGHT FEEDBACK ON KEY FOCUS AREAS

Board Leadership Structure and CEO Transition:
•Discussed the Board's view that it is important to have flexibility to determine the most effective leadership structure using its best business judgment in light of the Company's circumstances at any given time.
•Reviewed CEO transition planning, including the Board's considerations when determining that having Darius Adamczyk serve as Executive Chair for a transitionary period would best enable a seamless CEO transition.
Executive Compensation:
•Discussed the use of measurable ESG metrics as a component of executive compensation.
•Reviewed the Company's compensation peer group in light of its ongoing transformation and size and how the MDCC benchmarks compensation and performance when making compensation decisions.
Environmental Justice and Other ESG Disclosure:
•Discussed the Company's environmental justice program and reporting.
•Reviewed Honeywell's ESG reporting to identify additional disclosures that may be meaningful to shareowners.

FALL 2023 SHAREOWNER FEEDBACK

Board Leadership Structure and CEO Transition:
•Shareowners representing over 65% of the shares held by the firms we spoke with indicated that they would not support an independent chair proposal.
•The Company's transparency with regard to CEO succession was well-received, with general interest in the scope and timeline of the Executive Chair role.
Executive Compensation:
•Shareowners generally support the design and administration of the executive compensation plan.
•Most shareowners acknowledge the limitations of the compensation peer group and agree with a shift over time.
•Enhanced disclosure demonstrating how ESG is measured is beneficial when evaluating pay decisions.
Environmental Justice and Other ESG Disclosure:
•No shareowners expressed a desire for specific enhancements to the Company's environmental justice disclosure.
•Shareowners generally satisfied with or complimentary of the Company's ESG disclosures.

2024 NOTICE AND PROXY STATEMENT |	29

CORPORATE GOVERNANCE
BOARD LEADERSHIP STRUCTURE
CHAIRMAN OF THE BOARD
Darius Adamczyk, Honeywell's Executive Chairman and former CEO, will retire from the Board on June 7, 2024. After careful consideration, including feedback from dialogue with shareowners, the Board determined that it is in the best long-term interest of the Company and its shareowners to appoint current CEO, Vimal Kapur, to succeed Mr. Adamczyk as Chairman.
The Board understands the importance of this leadership decision and has thoroughly explored different structures and a wide range of considerations through an open-minded and unbiased decision-making process. In reaching its decision to recombine the roles under Mr. Kapur, the Board evaluated the best leadership structure for the Company in the context of its present circumstances, taking into account the Company's strategic needs over the next phase of its transformation, Mr. Kapur's leadership qualities, the independence of the Board, and the strength of the independent Lead Director role.

BOARD RATIONALE FOR COMBINING THE CHAIRMAN AND CEO ROLES

The Board's key considerations when deciding to combine the roles of Chairman and CEO under Mr. Kapur include:
•The benefits of a unified leadership structure during a period when Honeywell is laser-focused on pivoting to its next phase of transformation — “innovate and grow” — while aligning our portfolio with three key megatrends and driving growth through innovation and M&A. Combining the Chairman and CEO roles under Mr. Kapur will better enable decision-making speed, and agility when prioritizing and driving organic and inorganic growth opportunities.
•The Board's evaluation of Mr. Kapur's leadership and effectiveness since becoming CEO and its confidence in Vimal's judgment and character, which was earned over the course of his 35-year career at Honeywell.
•The Company's track record of out-performance and effective risk management under a unified Chairman and CEO leadership structure.
•The highly independent nature of the Board, where, following Mr. Adamczyk's retirement, there will only be one non-independent director.
•The strength and experience of Honeywell's independent directors, eight of whom have served as CEOs.
•The robust roles, responsibilities, and authorities of the independent Lead Director role under the Company's Corporate Governance Guidelines, which, following its decision to recombine the Chairman and CEO roles, the Board amended to require that all Board meeting agendas be approved by the Lead Director.

Honeywell's Corporate Governance Guidelines do not establish a fixed rule as to whether the offices of Chairman and CEO should be vested in the same person or two different people, but rather specify that Honeywell's Board leadership structure is best considered as part of corporate governance and CEO succession planning processes. The Board believes that the decision as to whether the positions of Chairman and CEO should be combined or separated, and whether an executive or an independent director should serve as Chairman if the roles are split, should be based upon the particular circumstances facing the Company. Maintaining a flexible policy allows the Board to exercise its best business judgment to choose the leadership structure that best serves the interests of the Company and its shareowners at any particular time. The Board believes its risk oversight framework would be effective under a variety of leadership structures.
The Board carefully weighed feedback from its shareowners as part of the deliberations leading up to its decision to combine the roles under Mr. Kapur and intends to continue to engage with shareowners on this topic during shareowner engagement meetings. The Company has heard a range of views during those meetings, with most shareowners expressing confidence that the Honeywell Board understands the importance of good corporate governance and has the ability and insight to make the right decisions regarding its ongoing leadership structure, specifically the determination of whether and when to separate and combine the roles of Chairman and CEO.
INDEPENDENT LEAD DIRECTOR
A pillar of the Board's leadership structure is the independent Lead Director position. The Company's Corporate Governance Guidelines explicitly mandate that if the Chairman is not an independent director, then an independent Lead Director will be elected by the independent directors. The roles, responsibilities, and authorities of the independent Lead Director are robust and ensure effective independent oversight.
The independent Lead Director plays an important role in Honeywell's governance structure, serving as the de facto leader of the independent directors, the focal point charged with ensuring that the Board as a whole is providing appropriate independent oversight of management. The Lead Director serves as an ex officio member of each Board committee on which he or she does not otherwise serve and plays a formal role in the recruitment and selection of new Board members and in the Board's annual self-evaluation process.

30	| 2024 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE

INDEPENDENT LEAD DIRECTOR ROLES, RESPONSIBILITIES, AND AUTHORITIES

The roles, responsibilities, and authorities of the Lead Director are described in the Company’s Corporate Governance Guidelines, which explicitly acknowledge that, in the absence of an independent Chairman, the independent Lead Director assumes the same roles and responsibilities, including:
•Work with the CEO, Chairman, the CGRC, and the full Board to help identify and prioritize the specific skillsets, experience, and knowledge that candidates for election to the Board must possess.
•Review, approve, and make changes to Board meeting agendas and Board meeting schedules, including to add or remove agenda items and to ensure that there is sufficient time for discussion of all agenda items.
•Review, and when appropriate, make changes to presentation material and other written information provided to directors for Board meetings.
•Preside at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprise the Chairman of the issues considered.
•Serve as liaison between the Chairman and the independent directors.
•Be available for consultation and direct communication with the Company’s shareowners.
•Call meetings of the independent directors when necessary and appropriate.
•Call special meetings of the Board when necessary and appropriate.
•Retain outside professionals on behalf of the Board.
•Consult with management about what information is to be sent to the Board.
•Identify key strategic direction and operational issues upon which the Board’s annual core agenda is based.
•Serve as an ex officio member of each committee on which he or she does not otherwise serve.

The independent Lead Director is selected biennially by Honeywell’s independent directors to serve a two-year term, considering the independent Lead Director selection criteria memorialized in the Company's Corporate Governance Guidelines. Taking these criteria into account, the independent directors have unanimously elected Mr. William S. Ayer to serve as Lead Director for a two-year term, which will commence on the date of the Annual Meeting and expire at the 2026 Annual Meeting of Shareowners. Mr. Ayer has served on the Board for nine years, and as the former Chairman and CEO of Alaska Air Group, has significant experience leading a large public company.

LEAD DIRECTOR SELECTION CRITERIA	MR. AYER'S QUALIFICATIONS

Commitment. Able to commit the time and level of engagement required to fulfill the substantial responsibilities of the role.
  Mr. Ayer has excelled as CGRC Chair (a time-intensive role that requires constant, proactive engagement with shareowners, management, and his fellow directors) while simultaneously serving on the MDCC.

Effective Communication. Able to facilitate discussions among Board members, including between the independent directors and the CEO/Chairman, and engage with shareowners and key stakeholders.
  As CGRC Chair, Mr. Ayer demonstrated effective communication and engagement with directors and management during the CEO transition and new director recruitment process. Mr. Ayer also has been a highly effective communicator when leading numerous shareowner engagement meetings over the past two years.

Rapport. Strong rapport with other members of the Board.
  Mr. Ayer is extremely well-regarded by his fellow Board members. He has been a Board member for nine years, and has served on the MDCC and CGRC since 2014, and as CGRC Chair since 2022. He has developed a strong rapport with each director.

Integrity. High personal integrity and ethical character.
  Mr. Ayer has conducted himself in accordance with the highest ethical standards throughout his career and as a Honeywell Board member. As CGRC Chair, he has been a key enabler of a culture of integrity and ethics at Honeywell by ensuring the appropriate tone at the top.

Skillset. Skills and experience broadly in line with Honeywell’s corporate strategy.
  Mr. Ayer's skills and experiences are well-aligned with the strategic skills and the core competencies that are critical for Honeywell Board members. He has extensive aerospace industry knowledge as well as sales, marketing, and operations expertise, aligned with Honeywell's strategic end-markets where innovation is a critical enabler.

Independence. Qualifies as independent, in accordance with applicable SEC requirements and relevant listing standards.	Mr. Ayer qualifies as an independent director in accordance with SEC, Nasdaq, and Honeywell's corporate governance standards.

2024 NOTICE AND PROXY STATEMENT |	31

CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
Honeywell’s Corporate Governance Guidelines state, “the Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant Nasdaq and SEC guidelines.”
AFFIRMATIVE DETERMINATION OF INDEPENDENCE
To fulfill this intent, the Board regularly reviews the independence of each non-employee director to make an affirmative determination of independence. Specifically, the CGRC conducts an annual review of the independence of the directors and reports its findings to the full Board. This year, based on the report and recommendation of the CGRC, the Board has determined that each of the non-employee director nominees standing for election to the Board at the Annual Meeting — Messrs. Angove, Ayer, Burke, Davis, Lamach, and Watson and Mses. Flint, Lee, Lieblein, and Washington — satisfies the independence criteria in the applicable Nasdaq listing standards and SEC rules (including, where applicable, the enhanced criteria with respect to members of the Audit Committee and the MDCC). Each Board committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). Members of the Audit Committee and MDCC currently meet and, during the year ended December 31, 2023, met the additional independence requirements of Nasdaq applicable to audit committee and compensation committee members.
CRITERIA FOR DIRECTOR INDEPENDENCE
For a director to be considered independent, the Board must determine that the director does not have any relationships with Honeywell that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board considered all relevant facts and circumstances in making its determinations, including the following:
•No non-employee director or nominee receives any direct compensation from Honeywell other than under the director compensation program described in this Proxy Statement.
•No immediate family member (within the meaning of the Nasdaq listing standards) of any non-employee director or nominee receives direct compensation from Honeywell other than compensation received for service as a non-executive employee.
•No non-employee director or nominee is affiliated with Honeywell or any of its subsidiaries or affiliates.
•No non-employee director or nominee is an employee of Honeywell’s independent accountants, and no non-employee director or nominee (or any of their respective immediate family members) is a current partner of Honeywell’s independent accountants, or, within the last three years, was a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.
•No non-employee director or nominee is a member, partner, or principal of any law firm, accounting firm, or investment banking firm that receives any consulting, advisory, or other fees from Honeywell.
•No non-employee director or nominee has an immediate family member who is, or was during the past three years, an executive officer of Honeywell.
•No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors or nominees (or any of their respective immediate family members) as an executive officer.
•No non-employee director or nominee (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director or nominee (or any of their respective immediate family members).
•No non-employee director or nominee is an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell outside our director charitable match program.
•Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve or have served as officers within the past three years (Mr. Angove — Blue Yonder Group, Inc., Ms. Flint — Greater Toronto Airports Authority, Mr. Lamach — Trane Technologies plc and Ingersoll Rand Inc., Ms. Lee — Cornerstone Building Brands, Inc., and Dupont de Nemours, Inc., and Mr. Watson — John Wood Group PLC). In each case:
•The relevant products and services were provided on terms and conditions determined on an arm’s-length basis and consistent with those provided by or to similarly situated customers and suppliers;
•The relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies; and
•The combined amount of such purchases and sales was less than 1% of the consolidated gross sales of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the requirements of the Nasdaq listing standards for director independence, which use a threshold of 5% of consolidated gross revenues and apply it to each of purchases and sales rather than the combination of the two.

32	| 2024 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
•While a non-employee director’s or nominee’s service as an outside director of another company with which Honeywell does business would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.
The above information was derived from Honeywell’s books and records and responses to questionnaires completed by directors in connection with the preparation of this Proxy Statement.
BOARD PRACTICES AND PROCEDURES
BOARD AND COMMITTEE MEETINGS
•Agenda. The Board and its committees perform an annual review of the agenda items to be considered for each meeting. During that review and throughout the year, each Board and committee member is encouraged to suggest items for inclusion on future agendas. The independent Lead Director has the responsibility to approve agendas.
•Number of Meetings and Attendance. In 2023, the Board held eight meetings, and the committees of the Board collectively held 17 meetings. The Board had 99% meeting attendance, and the directors’ average attendance rate at meetings of the committees of which they are members was 99%. Each of the directors participated in at least 75% of the aggregate of the total number of Board meetings held during the period for which he or she was a director and the total number of meetings held by all Board committees on which he or she served (during the period he or she served).
•Special Meetings. The Chairman, the CEO, the independent Lead Director, the CGRC Chair, and at the request of two independent directors, the Corporate Secretary, are permanently empowered and authorized to call special meetings of the Board at any time and for any reason.
•Board Meeting Materials. Each director receives in advance the written material to be considered at every meeting of the Board and of the committees on which he or she is a member and can provide comments and suggestions.
SELF-EVALUATION

DEVELOP QUESTIONNAIRE	LAUNCH EVALUATION	REVIEW FEEDBACK	RESPOND TO INPUT

•The formal self-evaluation is in the form of written questionnaires administered by Board members, management, or third parties. Each year, the independent Lead Director and the CGRC discuss, consider, and approve the form of the evaluation.

•Members of our Board, and each committee, participate in the formal evaluation process, responding to questions designed to elicit information to be used for improving Board and committee effectiveness.

•Director feedback is solicited from the formal self-evaluation process and is shared verbatim on an anonymous basis with the entire Board and committee and, where appropriate, addressed with management.

•In response to feedback from the evaluation process, the Board and committees work with management to take concrete steps to improve policies, processes, and procedures to further Board and committee effectiveness.

2024 NOTICE AND PROXY STATEMENT |	33

CORPORATE GOVERNANCE
EVALUATION AND NOMINATION OF DIRECTOR CANDIDATES
Primary responsibility for identifying and evaluating director candidates and for recommending re-nomination of incumbent directors resides with the CGRC, which consists entirely of independent directors under applicable SEC rules and Nasdaq listing standards. Honeywell’s independent Lead Director is formally charged with the responsibility of working with the Chairman and CEO, CGRC, and the full Board to help identify and prioritize the specific skillsets, experience, and knowledge that director candidates must possess. The CGRC and independent Lead Director then establish criteria for director nominees based on these inputs.
In 2023, Mr. Lamach was recommended as a director candidate by a Board member and was evaluated in accordance with the procedures described in this section.

ASSESS	•From time to time, the Board fills vacancies in its membership that arise between annual meetings of shareowners using the evaluation and nomination process.

IDENTIFY
•Potential director candidates meeting the criteria established by the CGRC and independent Lead Director are identified either by reputation, existing Board members, or shareowners.
•The CGRC is also authorized, at the expense of Honeywell, to retain search firms to identify potential director candidates, as well as other external advisors, including for purposes of performing background reviews of potential candidates.
•Search firms retained by the CGRC are provided guidance as to the particular experience, skills, or other characteristics that the Board is then seeking.
•The CGRC may delegate responsibility for day-to-day management and oversight of a search firm engagement to the Chairman and/or the Senior Vice President and Chief Human Resources Officer.

EVALUATE
•Candidates are interviewed by the Chairman, the CEO, the independent Lead Director or Chair of the CGRC, and such other directors or officers as may be requested by the Chairman or independent Lead Director, to ensure that candidates not only possess the requisite skills and characteristics, but also the personality, leadership traits, work ethic, and independence of thought to effectively contribute as a member of the Board. One or more diverse candidates must be interviewed before a successful candidate is selected.
•To ensure that the Board continues to evolve in a manner that serves the changing business and strategic needs of the Company, before recommending for re-nomination a slate of incumbent directors for an additional term, the CGRC also evaluates whether incumbent directors possess the requisite skills and perspective, both individually and collectively. This evaluation is based primarily on the results of the annual review it performs with the Board of the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole and the results of the Board’s annual self-evaluation.

RECOMMEND
•The Board nominates the successful candidate for election to the Board at the Annual Meeting of Shareowners. From time to time, the Board uses the process described above to fill vacancies in its membership that arise between annual meetings.

SPOTLIGHT ON BOARD DIVERSITY

Although the Board has historically ensured a diverse slate of candidates for director nominees, in 2021 Honeywell formally adopted the requirement to interview diverse candidates prior to selecting new Board members. When identifying Board candidates, the CGRC requires that qualified candidates who are diverse with respect to race, ethnicity, and/or gender are included in the pool from which any new director nominee is selected, and that one or more diverse candidates have been interviewed before a successful candidate is selected. This is to ensure that we continue to enhance both the diversity of the Board and the diverse perspectives and values that are discussed in Board and committee meetings.

34	| 2024 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
OTHER BEST PRACTICE BOARD POLICIES AND PROCEDURES

ANNUAL SHAREOWNER MEETING ATTENDANCE	Honeywell’s Corporate Governance Guidelines encourage all directors to attend our Annual Meeting of Shareowners. All of our then-serving directors attended the Company's 2023 Annual Meeting.

ENGAGEMENT WITH MANAGEMENT
The Board and its committees provide feedback to management, and management is required to answer questions raised by the directors during Board and committee meetings. Our senior management meets regularly with the Board, including yearly reviews of each business’ long-term strategic plan and annual operating plan.

DIRECTOR EDUCATION
Honeywell’s Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. Directors may enroll in continuing education programs at Honeywell’s expense on corporate governance and critical issues associated with a director’s service on a public company board. The Board also hears regularly from management on numerous subjects, including investor sentiments, shareowner activism, regulatory developments, ESG-related matters, data privacy, and cybersecurity. In addition, the Board periodically participates in site visits to Honeywell’s facilities.

DIRECTOR ORIENTATION
All new directors participate in the Company’s director orientation program during the first year on the Board. New directors receive an extensive suite of onboarding materials covering director responsibilities, corporate governance practices and policies, business strategies, leadership structure, and long-term plans. Participation in regular Board and committee meetings also provides new directors with a strong foundation for understanding Honeywell’s businesses, connects directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations. Directors have access to additional orientation and educational opportunities upon acceptance of new or additional responsibilities on the Board or its committees.

OTHER BOARD MEMBERSHIPS
Pursuant to our Corporate Governance Guidelines, directors should not serve on more than four public company boards (including the Honeywell Board), and directors who serve as chief executive officer of a public company should not serve on more than two public company boards (excluding the board of the company of which such director is the chief executive officer).

RETIREMENT AGE POLICY	Per Board policy, unless the Board otherwise determines, non-employee directors will retire from the Board upon the first Annual Meeting of Shareowners after reaching the age of 75.

CHANGE IN JOB RESPONSIBILITIES
The Corporate Governance Guidelines also provide that directors should offer to tender their resignation in the event of a change in the principal job responsibilities that they held at the time of their election to the Board or the principal job responsibilities taken subsequent to their election to the Board.

2024 NOTICE AND PROXY STATEMENT |	35

CORPORATE GOVERNANCE
BOARD COMMITTEES
The Board currently has three committees. All members of each committee are independent, non-employee directors. Each committee operates under a written charter, which is available at investor.honeywell.com (see “Governance/Governance Overview”). The table below lists the anticipated leadership and membership of each committee following the Annual Meeting.

Name	Audit	Corporate Governance and Responsibility	Management Development and Compensation
Mr. Angove
Mr. Ayer(1)	ex officio		ex officio
Mr. Burke
Mr. Davis(1)
Ms. Flint
Mr. Lamach
Ms. Lee
Ms. Lieblein
Ms. Washington
Mr. Watson

Chair	Member
(1)Lead Director is an ex officio member of each committee on which he does not otherwise serve.
AUDIT COMMITTEE

•Consider the independence of, appoint (and recommend to shareowners for approval), and be directly responsible for the compensation, retention, and oversight of the firm that serves as independent accountants to audit our financial statements and to perform services related to the audit; this includes resolving disagreements between the firm and management regarding financial reporting.
•Review the scope and results of the audit with the independent accountants.
•Review with management and the independent accountants, prior to filing, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q.
•Consider the adequacy and effectiveness of our internal control over financial reporting and auditing procedures.
•Review, approve, and establish procedures for the receipt, retention, and treatment of complaints received by Honeywell regarding accounting, internal control over financial reporting, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board including cybersecurity, artificial intelligence, tax and liquidity management, product integrity and product security, vendor risk, operational business continuity, and crisis management.
•Together with the full Board, exercise oversight over the ERM process and assess adequacy of mitigation strategies for the risks identified through ERM.
•Oversee performance of the Company's internal audit function.

Committee Chair: D. Scott Davis†
Other Committee Members(1)
William S. Ayer (ex officio)
Kevin Burke
Michael W. Lamach
Robin L. Washington†
Robin Watson
†  Audit Committee Financial Expert
Meetings Held in 2023: 9
•All members independent
•Has oversight over our independent accountant
•Separately designated standing audit committee established in accordance with Section 3(a)(58) (A) of the Exchange Act

(1)Effective as of the Annual Meeting. Mr. Ayer is not currently a member of the Audit Committee. Mr. Lamach was appointed effective December 1, 2023.
Audit Committee Oversight of Independent Accountants. The Audit Committee seeks to ensure the exercise of appropriate professional skepticism by the independent accountants by reviewing and discussing, among other things, management and auditor reports regarding significant estimates and judgments and the results of peer quality review and Public Company Accounting Oversight Board inspections of the independent accountants. The Audit Committee also reviews and pre-approves all audit and non-audit services provided to Honeywell by the independent accountants to determine that such services would not adversely impact auditor independence and objectivity. The Audit Committee also holds separate executive sessions at each in-person meeting with representatives of our independent accountants and with Honeywell’s Chief Financial Officer and Vice President of Corporate Audit.

36	| 2024 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE (CGRC)

•Identify and evaluate potential director candidates and recommend to the Board the nominees for election to the Board.
•Review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors.
•Review and recommend changes to the Corporate Governance Guidelines.
•Together with the independent Lead Director, lead the Board in its annual evaluation of the performance of the Board and its committees.
•Review policies and make recommendations to the Board concerning the size and composition of the Board, qualifications and criteria for director nominees, director retirement policies, compensation and benefits of non-employee directors, conduct of business between Honeywell and any person or entity affiliated with a director, the structure and composition of Board committees, and the allocation of risk oversight responsibilities among Board committees.
•Oversee overall ESG performance and associated risks and opportunities.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including political contributions and lobbying, geopolitical risk, regulatory compliance matters, integrity and ethics, health, safety, environmental, product stewardship, sustainability and environmental justice.
•Review our policies and programs as may be brought to the attention of the committee regarding Honeywell’s role as a responsible corporate citizen.

Committee Chair: William S. Ayer
Other Committee Members(1)
Duncan B. Angove
D. Scott Davis
Deborah Flint
Grace Lieblein
Meetings Held in 2023: 3
•All members independent
•Also serves as the nominating committee

(1)Effective as of the Annual Meeting. Mr. Davis is currently an ex officio member of the CGRC. Mr. Angove was appointed effective February 1, 2024.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE (MDCC)

•Evaluate and approve executive compensation plans, policies, and programs, including review and approval of executive compensation-related corporate goals and objectives.
•Review and approve the individual goals and objectives of the Company’s executive officers.
•Evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level.
•Review and determine the annual salary and other remuneration (including incentive compensation and equity-based plans) of all other officers.
•Review and discuss with management the Compensation Discussion and Analysis and other executive compensation disclosures included in this Proxy Statement.
•Produce the annual Committee Report included in this Proxy Statement.
•Form and delegate any of the MDCC’s authorities to subcommittees when appropriate.
•Review the management development program, including executive succession.
•Review or take such other action as may be required in connection with the bonus, stock, and other benefit plans of Honeywell and its subsidiaries.
•Monitor and provide risk oversight with respect to focus areas assigned to the committee from time to time by the Board, including succession planning, progress on diversity goals and objectives, retention and recruitment of key talent, employment practices and policies, workplace respect and culture, workplace violence, and employee engagement and wellness.

Committee Chair: Grace Lieblein
Other Committee Members(1)
Duncan B. Angove
William S. Ayer (ex officio)
Deborah Flint
Rose Lee
Meetings Held in 2023: 5
•All members independent
•Administers Honeywell’s executive compensation program
•Retains independent compensation consultant

(1)Effective as of the Annual Meeting. Current membership includes Mr. Davis (on an ex officio basis). Mr. Ayer is a current member of the MDCC and will become an ex officio member when he becomes Lead Director. Ms. Flint was appointed effective July 1, 2023.

2024 NOTICE AND PROXY STATEMENT |	37

CORPORATE GOVERNANCE
Compensation Committee Interlocks and Insider Participation. During the 2023 fiscal year, all members of the MDCC were independent directors, and no member was an employee or former employee of Honeywell. No MDCC member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 106 of this Proxy Statement. During fiscal year 2023, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the MDCC or the Board.
Administration of Executive Compensation Program. The MDCC administers the executive compensation program, including determination of the elements of the program and their relative weighting, incentive compensation plan targets, and award amounts. The MDCC takes into account feedback from our shareowners when making enhancements to the executive compensation program. When administering the program, the MDCC considers recommendations from senior management regarding the overall executive compensation program and the individual compensation of the executive officers. As part of Honeywell’s annual planning process, the CEO, CFO, and Chief Human Resources Officer develop targets for Honeywell’s incentive compensation programs and present them to the MDCC. These targets are reviewed by the MDCC to ensure alignment with our strategic and annual operating plans, macroeconomic trends, and other identified opportunities and risks. The CEO recommends base salary adjustments and cash and equity incentive award levels for Honeywell’s other executive officers. These recommendations are based on performance appraisals (including an assessment of the achievement of pre-established financial and non-financial management objectives) together with a review of supplemental performance measures and prior compensation levels relative to performance.
Retention of Independent Compensation Consultant. The MDCC has sole authority to retain a compensation consultant to assist the MDCC in the evaluation of CEO, officer, and other senior executive compensation, but only after considering all factors relevant to the consultant’s independence from management. In addition, the MDCC is directly responsible for approving the consultant’s compensation, evaluating its performance, and terminating its engagement. Under the MDCC’s established policy, its consultant cannot provide any other services to Honeywell without the MDCC’s approval, as delegated to the MDCC Chair. The MDCC regularly reviews the services provided by its outside consultants and performs an annual assessment of the independence of its compensation consultant to determine whether the compensation consultant is independent.
Pay Governance served as the MDCC's independent compensation consultant during 2023. The MDCC conducted a specific review of its relationship with Pay Governance in 2023 and determined that Pay Governance is independent in providing Honeywell with executive compensation consulting and limited other employee benchmarking services and that Pay Governance's work for the MDCC did not raise any conflicts of interest, consistent with SEC rules and Nasdaq listing standards.
In making this determination, the MDCC reviewed information provided by Pay Governance on the following factors:
•Any other services provided to Honeywell by Pay Governance.
•Fees received by Pay Governance from Honeywell as a percentage of Pay Governance's total revenue.
•Policies and procedures maintained by Pay Governance to prevent a conflict of interest.
•Any business or personal relationship between the individual Pay Governance consultants assigned to the Honeywell relationship and any MDCC member.
•Any business or personal relationship between the individual Pay Governance consultants assigned to the Honeywell relationship, or Pay Governance itself, and Honeywell’s executive officers.
•Any Honeywell stock owned by Pay Governance or the individual Pay Governance consultants assigned to the Honeywell relationship.
The MDCC noted that Pay Governance did not provide any services to the Company or its management other than service to the MDCC and limited other compensation benchmarking services. Unless approved by the MDCC Chair, Pay Governance does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resources outsourcing.
Pay Governance compiled information and provided advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of Honeywell and its Compensation Peer Group (see page 55 of this Proxy Statement for further detail regarding the Compensation Peer Group) and analyzed the relative performance of Honeywell and the Compensation Peer Group with respect to stock performance and the financial metrics generally used in the programs. Pay Governance also provided the MDCC with information regarding emerging trends and best practices in executive compensation. In addition to information compiled by Pay Governance, the MDCC also reviews general survey data compiled and published by third parties. Neither the MDCC nor Honeywell has any input into the scope of, or the companies included in, these third-party surveys. Pay Governance reported to the MDCC Chair, had direct access to MDCC members, attended MDCC meetings either in person, virtually, or by telephone, and met with the MDCC in executive session without management present.

38	| 2024 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
LEADERSHIP SUCCESSION PLANNING
One of the most critical responsibilities of our Board is to ensure continued performance over the long-term through effective succession planning. The MDCC and the full Board routinely consider internal and external candidates for senior leadership positions under both near- and long-term planning scenarios, taking into account demonstrated performance, leadership qualities, strategic acumen, and potential to take on the most complex responsibilities. For our top leadership roles, succession planning relies on the ongoing and purposeful recruitment and development of top leadership talent over time, and for the CEO position, the Board establishes and then executes against a rigorous succession planning program to evaluate and select a lead candidate who is then assessed over time while performing against a robust development plan.
On June 1, 2023, Vimal Kapur succeeded Darius Adamczyk as CEO, with Mr. Adamczyk continuing to serve as Executive Chairman of the Board. This CEO succession plan was the product of the Board's disciplined execution of a rigorous, thoughtful, and well-designed approach to succession planning:
•Candidate Evaluation. The Board established clear criteria for evaluating potential candidates, with a focus on selecting the candidate best able to adapt quickly to changing and unpredictable demands. Candidates were evaluated against these criteria through structured interviews, case studies, and cognitive ability tests. Finalists were also required to develop a strategic plan for presentation to and discussion with the full Board.
•Candidate Selection. Based on the inputs described above, the Board selected Mr. Kapur as the top CEO candidate and established a development plan based on his assessment results to continue to evaluate Mr. Kapur’s readiness to be CEO against this defined framework. The Board also established a milestone-based transition plan for Mr. Kapur to onboard additional responsibilities over time to facilitate the Board's continued evaluation of his ability to succeed as CEO.
•Ongoing Assessment. The Board regularly assessed Mr. Kapur's performance against the development plan. Through management reports on observed progress and the Board's own direct assessment of Mr. Kapur's results and personal development, the Board continued to evaluate Mr. Kapur's candidacy and readiness for the CEO role before making the final determination.
•Leadership Transition Planning. To facilitate the CEO transition, enable continuity, and continue to benefit from Mr. Adamczyk's expertise and leadership, the Board determined that it is in the best interest of Honeywell and its shareowners to retain Mr. Adamczyk as Executive Chairman, and following his retirement from the Board, as a Senior Advisor. To this end, the MDCC worked with Mr. Adamczyk to establish a transition arrangements letter agreement to formalize the terms of this transition.

2024 NOTICE AND PROXY STATEMENT |	39

CORPORATE GOVERNANCE
BOARD’S ROLE IN RISK OVERSIGHT
While senior management has primary responsibility for managing risk, the Board has responsibility for risk oversight with specific risk areas delegated to relevant Board committees who report on their deliberations to the Board. The specific risk areas of focus for the Board and each of its committees are summarized below.

FULL BOARD
•Oversee the Company’s risk governance framework, including an enterprise-wide culture that supports appropriate risk awareness and the identification, escalation, and appropriate management of risk.
•Integrity, ethics, and compliance with the Company's Code of Business Conduct.
•General strategic and commercial risks, such as new product launch, capital spend, raw material price increases, foreign currency fluctuation, diminished customer demand, market and competitive dynamics, technology obsolescence, reductions to government spending, geopolitical dynamics, slowdown in economic growth, supply chain disruption, and inflation.
•Disruption, including supply chain disruption, disruptive technologies, emerging competition, and changing business models.
•M&A transactions, including strategic fit, execution, separation, and integration, and the M&A competitive landscape.
•Legal risks, such as those arising from litigation, environmental, and intellectual property matters.

AUDIT COMMITTEE
•Enterprise Risk Management (ERM) and Crisis Incident Management programs.
•Cybersecurity, including risks associated with the Company’s own products and facilities.
•Artificial intelligence.
•Accounting, controls, and financial disclosure.
•Tax and liquidity management.
•Product integrity and product security.
•Vendor risk, including supply chain disruption.
•Operational business continuity.

CORPORATE GOVERNANCE AND RESPONSIBILITY COMMITTEE (CGRC)
•Political contributions/lobbying.
•Regulatory compliance, including data privacy, sanctions, export, and government contracts.
•Integrity and compliance programs and policies.
•Geopolitical risk, including political, economic or military conflicts, and tariffs.
•ESG matters, including health, safety, environmental, climate, product stewardship, environmental justice, and sustainability.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE (MDCC)
•Succession planning.
•Compensation plans, programs, and arrangements and other employment practices.
•Recruitment and retention of key talent.
•Labor compliance.
•Inclusion and diversity.
•Workplace respect and culture.
•Workplace violence.
•Employee engagement and wellness.

ENTERPRISE RISK MANAGEMENT

ASSESS	REVIEW	INCORPORATE

•The Board uses the ERM program as a key tool for understanding the inherent risks facing Honeywell and assessing whether management’s processes, procedures, and practices for mitigating those risks are effective.
•The annual ERM assessment deployed by management is based on an enterprise-wide “top down” and “bottom up” view of commercial, strategic, legal, compliance, human capital, cyber, and reputational risks and strategies for mitigating those risks.
•In 2023, the ERM program included interviews with the Chairman and the CEO, and each member of his leadership team, as well as 70 workshop interviews with 165 risk owners and risk experts, covering 76 risk areas across all businesses and functions.
•In 2024, ERM-identified risks will drive over 80% of the audits to be conducted under the internal audit function’s annual plan.

•The Audit Committee, the CGRC, and the full Board review the results of the annual ERM assessment.
•During the reviews, Honeywell’s CFO and General Counsel present the results of the ERM assessment in a manner designed to provide full visibility into the risks facing Honeywell and how management is mitigating those risks, thereby enabling the Board to effectively exercise its oversight function.
•To facilitate continued monitoring and oversight by the Board, key risk areas identified during the ERM process and management’s associated mitigation activities become part of Board and/or committee meeting agendas for the following year.

•Every three years, the ERM process includes one-on-one meetings with each Board member to discuss each director’s “top down” view of risks facing the enterprise, to solicit the director’s recommendations for improving the ERM process, and to ensure that the universe of risks and the metrics for identifying key risks, in terms of likelihood of occurrence and potential financial impact, is both realistic and appropriate.
•Feedback from the one-on-one interviews with the individual Board members is presented to the full Board and incorporated in the Company’s ERM program and risk mitigation efforts.

40	| 2024 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
OVERSIGHT OF STRATEGY
One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy and the associated risks. The full Board oversees strategy and strategic risk through robust and constructive engagement with management, taking into consideration Honeywell’s key priorities, global trends impacting our business, regulatory developments, and disruptors in our industries. The Board’s oversight of strategy primarily occurs through deep-dive annual reviews of the long-term strategic plans and annual operating plans of each of our businesses. During these reviews, management provides the Board with its view of the key commercial and strategic risks and opportunities faced by each business unit so that the Board can assess whether management has identified the key risks and opportunities and is taking appropriate actions to mitigate risk. In addition to the review of each business’ strategic and annual plans, specific areas of risk and opportunity are tabled for further Board and/or committee discussion to ensure additional Board engagement on the areas of risk that are most impactful to Honeywell’s strategic direction.
The Board’s oversight of strategy is prominent in the Company’s portfolio optimization, mergers, acquisitions, and divestitures activity. From strategy and vision to comprehensive annual portfolio reviews, individual transaction approvals, deal execution, integration, and performance against goals, the Board is engaged in all aspects of the Company’s mergers, acquisitions, divestitures, and corporate development activities. With the ultimate goal of achieving outcomes that promote long-term shareowner value, the Board annually engages in a rigorous, thorough, and unbiased review of Honeywell’s portfolio and devotes a substantial amount of time at each Board meeting to pressure test potential transactions, review deal execution, monitor integration, and assess long-term outcomes.
OVERSIGHT OF ESG MATTERS
Honeywell takes seriously its commitment to corporate social responsibility, protection of the environment, and creation of sustainable opportunity everywhere it operates. Honeywell’s environmental, social, and governance (ESG) initiatives are aligned with the Company’s long-term strategy, both informing and supporting Honeywell’s strategic plans.
The Board’s engagement and oversight extends to ESG initiatives in the following principal ways:
•The CGRC has primary jurisdiction for managing risks and opportunities associated with ESG as well as oversight of discrete ESG topics, such as climate, environmental remediation, integrity and ethics, and political engagement.
•Direct MDCC oversight of human capital management issues, including culture, diversity and inclusion, talent recruitment and retention, and employee well-being.
•Direct Audit Committee and Board engagement with ESG risk areas through a robust and comprehensive ERM program.
•Direct Board engagement on select ESG topics, such as inclusion and diversity, safety, business resiliency, political engagement, environmental matters, and community engagement.
•Feedback from shareowners. The Board values shareowners’ perspectives on ESG matters, and the Company (oftentimes with our independent Lead Director, MDCC Chair, and/or CGRC Chair) engages directly with shareowners throughout the year to discuss and receive feedback on our activities, goals, and achievements in these areas.

Overall Oversight of ESG	The full Board and Corporate Governance and Responsibility Committee oversee the Company's overall ESG performance and associated risks and opportunities.

Committee Oversight of Discrete ESG Risk and Opportunities	CGRC •Environmental •Health and Safety •Climate •Remediation •Political Engagement •Governance •Integrity and Compliance •Data Privacy •Environmental Justice	AUDIT COMMITTEE •Tax •Financial Controls •Enterprise Risk •Litigation/Controversies •Raw Materials Sourcing •Product Safety and Integrity •Supply Chain •Cybersecurity •Artificial Intelligence	MDCC •Human Capital Management •Inclusion and Diversity •Labor Practices •Culture •Compensation •Workplace Respect •Employee Engagement and Wellness

Management with Accountability and Regular, Direct Reporting to Responsible Board Committee on ESG Topics	•SVP and General Counsel •Chief Sustainability Officer and Chief Scientist •Chief Compliance Officer •SVP, Global Government Relations •VP and General Counsel, ESG	•SVP and CFO •SVP and General Counsel •VP, Corporate Audit •Chief Security Officer •VP, Controller •VP, Tax •Chief Supply Chain Officer •Chief Compliance Officer •Chief Digital Technology Officer	•SVP and Chief Human Resources Officer •Chief Inclusion and Diversity Officer

2024 NOTICE AND PROXY STATEMENT |	41

CORPORATE GOVERNANCE
OVERSIGHT OF HUMAN CAPITAL AND CULTURE
The Board and the MDCC provide oversight over human capital, with particular focus on culture, inclusion and diversity, talent development and assessment, and succession planning. Honeywell has built a reputation for “doing what we say.” At the center of that commitment to excellence is a high-performance culture driven by the Six Honeywell Behaviors: Drive Accountability Culture, Be Courageous, Build Exceptional Talent, Win Together, Innovate and Create Value for Customers, and Embrace Transformation, and grounded in our Foundational Principles: Integrity and Ethics, Inclusion and Diversity, and Workplace Respect — these are our core values. Working at Honeywell requires fully embracing the Foundational Principles, and Honeywell expects all employees to exemplify these principles in words and actions.

FOUNDATIONAL PRINCIPLES	INTEGRITY AND ETHICS	INCLUSION AND DIVERSITY	WORKPLACE RESPECT

DRIVE ACCOUNTABILITY CULTURE	BE COURAGEOUS	BUILD EXCEPTIONAL TALENT	WIN TOGETHER	INNOVATIVE CREATE VALUE FOR CUSTOMERS	EMBRACE TRANSFORMATION	...@HONEYWELL
The strength of the Company’s culture is essential to fulfilling our strategic vision, and the Board and the MDCC work with management to oversee adherence to our core values and measure progress against the Honeywell Behaviors.

Each of the Board’s committees plays a role in ensuring that our core values remain at the center of Honeywell’s culture.
•The CGRC meets regularly with our Chief Compliance Officer to review the Company’s integrity and compliance program, policies, and scorecard.
•The Audit Committee receives detailed investigation reports on a quarterly basis to monitor trends, ensure that allegations are investigated promptly, and as necessary, confirm that appropriate disciplinary measures are taken in a timely fashion.
•The MDCC has responsibility for CEO and officer succession and development, working with management to monitor workplace culture, establish diversity expectations, and review progress.

The Board is also closely engaged in the development and management of human capital. The Board’s involvement in leadership development and succession planning is systematic and ongoing, and the Board provides input on important decisions in each of these areas. The Board has primary responsibility for CEO succession planning and oversight over succession planning for other executive officer positions. Annually, the full Board reviews the leadership succession plan for the CEO and the CEO's direct reports, which includes identification of “ready now” successors, management’s view of potential successors that are not “ready now” but will be ready within a reasonable timeframe, and development actions necessary to address any gaps in the leadership succession plan. Also discussed are recent and future potential changes involving various leaders and their organizations. In addition, the Board meets regularly with high-potential executives.
The Board believes that workforce diversity represents a fundamental business opportunity as the Company plans and executes its long-term strategy. The Board and the MDCC oversee the Company’s progress and actions in this important area through engagement in succession planning, management development, and compensation review processes that take into account outcomes and metrics for diverse groups. Review of diversity performance is also a standing Board agenda item, providing an opportunity for the Board to engage directly with senior management to analyze workforce metrics that measure diversity of new hires and internal promotions as compared to that of the available pool of qualified talent, discuss trends, review Office of Federal Contract Compliance Programs audits, and oversee enterprise-wide efforts to drive hiring, promotion, and retention of diverse talent.

42	| 2024 NOTICE AND PROXY STATEMENT

CORPORATE GOVERNANCE
Inclusion and Diversity (I&D) is a Foundational Principle at Honeywell. The Board believes that its diversity (33% of the Board members are women and 42% are ethnically or racially diverse) and the diversity of Honeywell’s executive leadership (66% of the Company’s executive officers are diverse by ethnic background, non-U.S. place of birth, or gender) are core to its success and a testament to Honeywell’s ongoing commitment to hiring, developing, and retaining diverse talent, and fostering an inclusive culture.
As evidence of Honeywell’s continued commitment to increase the diversity of Honeywell’s executive leadership, the percentage of women executives increased to 28.4% in 2023 from 24.7% in 2020. Further, the percentage of executives, in our United States workforce, who are people of color increased to 26.8% in 2023 from 19.9% in 2020. The Company’s commitment to I&D enables better decision-making and innovation, helps build competitive advantages, and furthers long-term success.
For more information about Honeywell’s I&D initiatives, please visit investor.honeywell.com (see “ESG/Inclusion & Diversity”).
SPOTLIGHT ON WORKFORCE DIVERSITY(1)

WOMEN IN THE GLOBAL WORKFORCE	PEOPLE OF COLOR (POC) IN THE U.S. WORKFORCE

26.8%
20.6%
29.5%
25.9%
21.4%
29.5%
28.4%
21.9%
29.6%
2021
2022
2023

21.1%
27.6%
33.8%
23.9%
28.4%
35.4%
26.8%
29.9%
36.6%
2021
2022
2023

U.S. EXECUTIVES	U.S. OTHER MANAGERS	TOTAL U.S. WORKFORCE(2)

EXECUTIVE LEADERSHIP DIVERSITY(1)

WOMEN 28.4% Compared to 24.7% in 2020	PEOPLE OF COLOR 26.8% Compared to 19.9% in 2020
(1)As of December 31, 2023, unless otherwise indicated. Excludes Sandia National Laboratories (Sandia) and Kansas City National Security Campus (KCNSC) workforces. Sandia and KCNSC are U.S. Department of Energy facilities. Honeywell manages these facilities as a contract operator and does not establish or control their human resources policies. API represents Asian or Pacific Islander. The executives category represents executive-band employees.
(2)Sum of percentages is less than 100% due to rounding.

2024 NOTICE AND PROXY STATEMENT |	43

CORPORATE GOVERNANCE
INTEGRITY AND ETHICS
At the core of Honeywell’s Foundational Principles is the Company’s Code of Business Conduct (the Code), which applies to all directors, officers (including our Chief Executive Officer, Chief Financial Officer, and Controller), and employees across the Company in all businesses and in all countries. The Code is a baseline set of requirements that enables employees to recognize and be aware of how to report integrity, compliance, and legal issues. In addition, the Code sets forth its commitment to maintaining an inclusive, safe, and respectful environment and outlines our pledge to zero tolerance for harassment and unlawful discrimination.
The Code provides guidance and expectations in a number of key integrity and compliance areas, including how employees should treat each other; conflicts of interest; health, safety, environmental, product stewardship, and sustainability (HSEPS); books and records; anti-corruption; proper business practices; trade compliance; insider trading; data privacy; respect for human rights; and the appropriate use of information technology and social media. To reinforce the Code, Honeywell provides comprehensive training on key compliance topics, develops training scenarios, deploys monthly manager communication toolkits, provides mechanisms for employees and third parties to report concerns (including anonymously), and ensures timely and fair reviews of integrity and compliance concerns through a best-in-class process to report and investigate allegations. Honeywell responds to 100% of reported allegations.
Any amendments or revisions to the Code will be published on the Company website. Any waiver of the Code for any of Honeywell’s directors or executive officers requires pre-approval from the Board and if granted, the Board ensures that appropriate controls are in place to protect the Company and its shareowners. All officers and employees must complete Code of Conduct training and, where permitted by law, must also certify each year that they will comply with the Code. In 2023, the Company received Code certifications from 100% of its officers and eligible employees, where permitted by law. Honeywell’s Code of Conduct training includes a variety of topics, including conflicts of interest, workplace respect, anticorruption, cybersecurity, and data privacy.
Honeywell is committed to fostering a culture of integrity, ethics, and workplace respect by setting the tone at the top and by unambiguously and repeatedly reinforcing its expectations. Honeywell also empowers our people managers to communicate openly with their team members regarding the importance of conducting themselves with integrity and fostering an environment that encourages candid discussion of integrity and compliance topics and how to raise and report any instances of ethical misconduct. The Integrity and Compliance team delivers integrity awareness communications across Honeywell, including through town halls, newsletters, and monthly integrity-awareness manager toolkits that provide people managers with ready-to-use materials to support discussions of integrity and compliance topics with their teams.
Additional details about the Code, the Supplier Code of Business Conduct, and other components of Honeywell’s integrity and compliance program can be found on our website at investor.honeywell.com (see “ESG/Integrity and Compliance”).
INSIDER TRADING POLICIES AND PROCEDURES
The Board has adopted an insider trading policy (Insider Trading Policy) that applies to all of the Company's directors, officers, and employees, as well as certain other designated individuals, to prevent the misuse of confidential information about the Company, as well as other companies with which the Company has a business relationship, and to promote compliance with all applicable securities laws. Among other things, the Insider Trading Policy prohibits engaging in transactions in securities based on material non-public information and prohibits directors, executive officers, and certain other employees from buying or selling the Company's securities during certain periods, except pursuant to an approved trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (Rule 10b5-1). In addition, certain individuals, including directors and officers, are required to receive prior approval from the Chairman and pre-clearance from the Corporate Secretary prior to engaging in transactions in the Company's securities. The Insider Trading Policy also sets forth mandatory guidelines that apply to all executive officers, directors, and employees of the Company who adopt Rule 10b5-1 plans for trading in the Company's securities, which are intended to ensure compliance with Rule 10b5-1 and to conform to best practices with respect to the design and implementation of Rule 10b5-1 plans.
HUMAN RIGHTS
Honeywell is committed to treating people with respect and fostering a positive and respectful workplace environment. Our Code of Business Conduct, Supplier Code of Conduct, and our Human Rights Policy address a broad range of human and workplace rights in our global operations and supply chain to ensure fairness, ethical behavior, dignity, and respect. Honeywell has implemented policies and processes to help fulfill its human rights commitments. Our Human Rights Policy applies to all Honeywell workers worldwide, including contingent workers, agents, and candidates for hire. Honeywell also requires suppliers to uphold the human rights principles described in Honeywell’s Supplier Code of Conduct. Key elements of our Human Rights Policy include inclusion and diversity, workplace respect, freedom of association, a safe and healthy workplace, workplace security, work hours and wages, forced labor and human trafficking, child labor, and rights of local communities and those who live and work there. Honeywell’s human rights commitments can be found on our website at investor.honeywell.com (see “ESG/Integrity and Compliance”).

44	| 2024 NOTICE AND PROXY STATEMENT

DIRECTOR
COMPENSATION
The Corporate Governance and Responsibility Committee (CGRC) reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Any director who is an employee of Honeywell receives no additional compensation for services on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors and to address the time, effort, expertise, and accountability required of active Board membership.
ELEMENTS OF COMPENSATION
In general, the CGRC and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to align the interests of directors and shareowners.
ANNUAL COMPENSATION

Board Cash Retainer	•Paid in quarterly installments.	$120,000 per annum.
Lead Director Compensation	•Paid in quarterly installments (in addition to Board cash retainer).	$60,000 per annum.
Committee Membership Compensation	•For each committee membership, paid in quarterly installments.	$10,000 per annum (or $15,000 per annum for members of the Audit Committee).
Committee Chair Compensation	•Paid in quarterly installments (in addition to committee membership compensation).
$40,000 per annum for the Audit Committee Chair.
$25,000 per annum for the Management Development and Compensation Committee Chair.
$20,000 per annum for the Corporate Governance and Responsibility Committee Chair.

Common Stock Equivalents
•Automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors at the beginning of each calendar year. Dividend equivalents are credited with respect to these amounts.
•Payment of these amounts is deferred until termination of Board service. Payments are made in cash, as either a lump sum or in equal annual installments.
$60,000 in common stock equivalents per annum.
Annual Equity Grants
•Awarded on the date of the Annual Meeting of Shareowners.
•Each non-employee director receives an annual equity grant with a target value of $130,000, in the form of Restricted Stock Units (RSUs).
•Annual RSUs vest on the earliest of (i) the April 15th immediately preceding the first anniversary of the grant date, (ii) the director’s termination of service due to death or disability, (iii) the occurrence of a Change in Control, or (iv) the voluntary termination of service on or after the director’s tenth anniversary as a Board member in good standing.
$130,000 target value per annum.
In December, 2023, Pay Governance, the independent compensation consultant to the MDCC, conducted a review of our non-employee director compensation against companies in the Compensation Peer Group and companies in the S&P 200, and provided recommended changes to better align with market practices. Based on that review, the CGRC approved certain

2024 NOTICE AND PROXY STATEMENT |	45

DIRECTOR COMPENSATION
changes to the elements of annual non-employee director compensation, beginning January 1, 2024, which are reflected on the table above. Prior to these changes (i.e., in 2023), the Board Cash Retainer was $100,000 per annum, the Management Development and Compensation Committee Chair Compensation was $20,000 per annum, and Annual Equity Grants were issued with a target value of $115,000, consisting of $65,000 in RSUs (same vesting as described above) and $50,000 in stock options vesting in equal annual installments on each April 15th immediately preceding the first, second, third, and fourth year anniversaries of the grant date, or, if earlier, the directors’ death or disability, retirement from the Board at or after mandatory retirement age (age 75), the voluntary termination from the Board on or after the tenth anniversary as a Board member in good standing, or upon a change in control. Stock options were eliminated from the non-employee director compensation mix beginning in 2024. Other elements were the same as described in the table above.
DEFERRED COMPENSATION
A non-employee director may elect to defer all or any portion of his or her annual cash retainers and fees, until a specified calendar year or termination of Board service. Compensation is credited to their account in the Deferred Compensation Plan for Non-Employee Directors. Amounts credited either accrue interest (5.11% for 2023) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our employee savings plan as elected by the participant. The unit price of the Honeywell common stock fund is increased to take dividends into account. In addition to payments at the termination of Board service, upon a Change in Control, as defined in the Non-Employee Director Plan, a director may receive a lump-sum payment for amounts deferred before 2006, pursuant to a prior election.
CHARITABLE MATCH
Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualified charity, up to an aggregate maximum of $25,000 per director, per calendar year. For 2023, matching charitable contributions were made by Honeywell in the amount of $25,000 for each of directors Ayer, Burke, and Washington. Additional matching contributions were made in the amount of $20,000 and $3,800 for directors Lieblein and Watson, respectfully.
OTHER BENEFITS
Directors may utilize available Company aircraft for travel to and from Board and committee meetings, and non-employee directors are provided with $350,000 in business travel accident insurance. In addition, directors elected to the Board prior to September 2008 are provided with $100,000 in term life insurance on a grandfathered basis (benefit eliminated prospectively).
COMPENSATION UPON ELECTION TO BOARD
Newly appointed directors are awarded the regular elements of annual director compensation determined on a prorated basis upon joining the Board. Prorated annual equity grants to new directors will be made on substantially the same terms and conditions as the annual grant made to other non-employee directors of the Company.
2023 DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(2)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Duncan B. Angove	$170,000	$65,160	$50,030	$—	$47	$285,237
William S. Ayer	200,000	65,160	50,030	—	25,047	340,237
Kevin Burke	175,000	65,160	50,030	—	25,047	315,237
D. Scott Davis	275,000	65,160	50,030	6,664	563	397,417
Deborah Flint	175,000	65,160	50,030	—	47	290,237
Michael W. Lamach(7)	14,863	22,930	29,900	—	4	67,697
Grace Lieblein	200,000	65,160	50,030	—	20,047	335,237
Rose Lee	170,000	65,160	50,030	—	47	285,237
Robin L. Washington	175,000	65,160	50,030	—	28,090	318,280
Robin Watson	175,000	65,160	50,030	—	3,847	294,037
(1)Includes all cash fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors.

46	| 2024 NOTICE AND PROXY STATEMENT

DIRECTOR COMPENSATION
(2)The following table reflects all outstanding stock awards and option awards held at December 31, 2023, by each of the listed individuals:

Director Name	Outstanding Option Awards	Outstanding Stock Awards	Outstanding Deferred Comp Plan (Non-Elective)
Mr. Angove	10,899	333	2,169
Mr. Ayer	17,182	333	4,345
Mr. Burke	20,346	333	11,557
Mr. Davis	17,182	333	21,373
Ms. Flint	7,937	333	1,348
Mr. Lamach	599	153	25
Ms. Lee	3,204	333	565
Ms. Lieblein	22,914	333	6,460
Ms. Washington	20,346	333	5,915
Mr. Watson	2,279	333	394
(3)The amounts set forth in this column represent the aggregate grant date fair value of Restricted Stock Unit awards. The fair value of the annual Restricted Stock Unit award was computed in accordance with FASB ASC Topic 718 using the average of the high and low of the Company’s stock price on the day of grant. Stock awards of 328 shares were made to Non-Employee Directors in May 2023 with a value of $198.66 per share. A prorated Restricted Stock Unit award of 152 shares was made to Mr. Lamach as of his appointment to the Board (December 1, 2023) with a value of $196.71 per share.
(4)The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is determined on the date of grant using the Black-Scholes option-pricing model. Option awards of 1,309 shares were made to non-employee directors in May 2023 with a Black-Scholes value of $38.22 per share. A prorated stock option award of 599 shares was made to Mr. Lamach in December 2023 with a Black-Scholes value of $38.28 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2023 may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2023.
(5)Amounts included in this column reflect above-market earnings on deferred compensation from pre-2006 deferrals. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. This rate is subject to change annually and was 5.11% for 2023. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.
(6)Includes amounts described in “Charitable Match” and “Other Benefits” above. Mr. Davis is the sole director eligible for the grandfathered term life insurance.
(7)Mr. Lamach was appointed to the Board on December 1, 2023.
DIRECTOR STOCK OWNERSHIP GUIDELINES

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of Honeywell, must hold common stock (including shares held personally, RSUs, and/or common stock equivalents) with a market value of at least five times the annual cash retainer (or $600,000). Directors have five years from election to the Board to attain the prescribed ownership threshold. All current directors (other than Ms. Lee, who joined the Board in January 2022, Mr. Watson who joined the Board in September 2022, and Mr. Lamach who joined the Board in December 2023) have attained the prescribed ownership threshold.
In addition, directors must hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes.

On average, Honeywell non-employee directors held, as of December 31, 2023, common stock with a market value of
26x
the annual cash retainer, reflecting their deep commitment to shareowner value creation.

2024 NOTICE AND PROXY STATEMENT |	47

PROPOSAL 2:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, Honeywell seeks a non-binding advisory vote from its shareowners to approve the compensation of its Named Executive Officers (NEOs) as described in the Compensation Discussion and Analysis section beginning on page 49 and the Executive Compensation Tables section beginning on page 81. This vote is commonly known as “Say-on-Pay,” and the Board has adopted a policy of providing for an annual Say-on-Pay vote. We anticipate that shareowners will next have the opportunity to vote on the frequency of future Say-on-Pay votes at the 2029 Annual Meeting of Shareowners.
We encourage you to read the Compensation Discussion and Analysis (CD&A) and Executive Compensation Tables section to learn more about the Company’s executive compensation programs and policies. The Board believes its 2023 compensation decisions and our executive compensation programs align the interests of shareowners and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of near-term and long-term goals.
This vote is not intended to address a specific item of compensation, but rather our overall compensation policies and procedures related to the NEOs. Because the Say-on-Pay vote is advisory, it will not be binding upon the Board or the Management Development and Compensation Committee (MDCC). However, the Board and MDCC will consider the outcome of the vote and feedback from discussions with shareowners when considering future executive compensation arrangements.
The Board recommends that shareowners vote in favor of the following resolution:
“RESOLVED, that the Company’s shareowners approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareowners pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

48	| 2024 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
NON-GAAP FINANCIAL MEASURES
This Proxy Statement, including the Compensation Discussion and Analysis, contains financial measures presented on a non-GAAP basis. Honeywell’s non-GAAP financial measures used in this document are as follows: segment profit, on an overall Honeywell basis; segment profit margin, on an overall Honeywell basis; organic sales growth; free cash flow; adjusted free cash flow; free cash flow margin; adjusted free cash flow margin; incremental margin; adjusted earnings per share and adjusted earnings per share excluding pension headwind; adjusted net income attributable to Honeywell; and return on invested capital, if and as noted in Appendix A. Other than references to reported earnings per share, all references to earnings per share in this document are so adjusted. Certain metrics presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. The respective tax rates applied when adjusting earnings per share for these items are identified in the reconciliations presented in Appendix A. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Other companies may define and calculate such measures differently, which may limit the usefulness of such measures for comparative purposes. Refer to Appendix A for reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures.
OTHER DEFINITIONS

Peer Median Reflects Compensation Peer Group Median
Peer Median Net Income, EPS Reflect Adjusted (Non-GAAP) Results
ROIC = Adjusted Net Income Before Interest ÷ Net Investment (2-Point Average)
ROE = Adjusted Net Income ÷ Total Shareowner Equity (2-Point Average)
ROI = Adjusted Net Income Before Interest(2) ÷ (Total Shareowner Equity + Net Debt(3) + Deferred Income Tax Assets - Deferred Income Tax Liabilities)(2)
ROA = Adjusted Net Income ÷ Total Assets (2-Point Average)

Adjusted Net Income Before Interest = Adjusted Net Income +
After-Tax Interest(1)
Net Investment = Book Value of Equity + Total Debt
Net Debt = Commercial Paper and Other Short-term Borrowings + Current Maturities of Long-term Debt + Long-term Debt - Cash and Cash Equivalents - Short-term Investments

(1)Interest expense tax effected for effective tax rates.
(2)Excludes the impact of corporate transactions during the period and the impact of pensions.
(3)Calculated on a 13-month rolling average.

2024 NOTICE AND PROXY STATEMENT |	49

COMPENSATION DISCUSSION AND ANALYSIS
OUR NAMED EXECUTIVE OFFICERS (NEOs)(1)

VIMAL KAPUR	GREGORY P. LEWIS	ANNE T. MADDEN	LUCIAN BOLDEA	JAMES CURRIER	DARIUS ADAMCZYK

Chief Executive Officer	Senior Vice President and Chief Financial Officer	Senior Vice President and General Counsel	President and CEO, Performance Materials and Technologies (PMT)	President and CEO, Aerospace (AERO)	Executive Chairman, Former Chief Executive Officer
(1)Throughout this CD&A, references to “NEOs” include all NEOs, and references to “Other NEOs” include all NEOs except Mr. Kapur and Mr. Adamczyk. Effective January 1, 2024, Mr. Boldea transitioned to the role of President and CEO, Industrial Automation (IA).
CEO TRANSITION
The retention and development of highly qualified leadership talent is critical to Honeywell’s continued performance and to successful succession planning. The Board routinely considers succession candidates for the CEO and other senior leadership positions under both near-term and long-term planning scenarios, taking into consideration demonstrated performance, leadership qualities, and potential to take on more complex responsibilities. The succession plan actions taken in 2023 demonstrate the success of this robust planning process.
In March of 2023, Honeywell announced that Vimal Kapur (age 58) would succeed Darius Adamczyk as CEO effective June 1st, 2023 (the “CEO Succession Date”). Mr. Adamczyk, who has been CEO since 2017, remained in the position of Executive Chairman, to facilitate the CEO transition and provide longer-term strategic support. On February 1, 2024, the Company announced that Mr. Kapur will succeed Mr. Adamczyk as Chairman of the Board on June 7, 2024, subject to his election to the Board by shareowners at the 2024 Annual Meeting.
A description of the CEO compensation arrangement approved for Mr. Kapur in 2023 can be found on page 60.
OUR COMPENSATION PROGRAM
PHILOSOPHY AND APPROACH
Honeywell’s executive compensation program creates long-term shareowner value through four key objectives:
•Attract and Retain World-Class Leadership Talent with the skills and experience necessary to develop and execute business strategies, drive superior financial results, and nimbly adapt and react to constantly evolving end-market conditions in an enterprise with the Company’s scale, breadth, complexity, and global footprint.
•Emphasize Variable, At-Risk Compensation with an appropriate balance of near-term and long-term objectives that align executive and shareowner interests.
•Pay for Superior Results and Sustainable Growth by rewarding and differentiating among executives based on the achievement of enterprise, business unit, and individual objectives as well as efforts to advance Honeywell’s long-term growth initiatives.
•Manage Risk Through Oversight and Compensation Program Design Features and Practices that balance short-term and long-term incentives, are not overly leveraged, and cap maximum payments.
Decision-making over executive compensation rests with the MDCC, which holds five regularly scheduled meetings each year (five meetings held in 2023). Specific topics may be covered in a separate meeting from time to time. Each meeting includes an executive session composed solely of independent directors, and those meetings are attended by the MDCC’s independent compensation consultant. Meeting agendas contain items proposed by either management or the MDCC members.

50	| 2024 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
In carrying out its responsibilities, the MDCC balances a number of important considerations, including:
•The importance of aligning pay with Company and individual performance.
•The need to attract, retain, and reward executives with a proven track record of delivering consistent financial and operating results and driving “seed-planting” initiatives that will create sustainable long-term shareowner value.
•The complex multi-industry and global nature of Honeywell’s businesses and the importance of growth outside of the United States for future success.
•The importance of maintaining and executing on a thorough and rigorous succession planning process.
Key factors that shape the MDCC’s overall assessment of performance and appropriate levels of compensation include:
•Operational and financial performance for the entire Company and the relevant business units.
•Aggressiveness of each executive’s financial and operating goals and targets.
•Business/macroeconomic conditions impacting the industries in which Honeywell’s businesses operate.
•Execution against strategic initiatives and the impact of investments that will benefit financial performance in future years.
•Each executive’s long-term leadership potential and associated retention risk.
•The senior executive development and succession plan.
•Total shareowner return (TSR).
•Trends and best practices in executive compensation.
•Peer group comparisons, including performance, pay levels, and related practices.
The MDCC reviews these factors over various time periods to ensure a strong linkage between pay and performance. At each of its meetings, the MDCC reviews four-year NEO compensation history for each element of total annual direct compensation, as well as projected payments under Honeywell’s retirement and deferred compensation plans, to provide historical context and an understanding of how current compensation decisions may affect future wealth accumulation and executive retention.
On an annual basis, the MDCC reviews information provided by its independent compensation consultant regarding compensation paid to similarly situated executive officers at Compensation Peer Group companies as a point of reference. Similarly, third-party survey data or published reports may be utilized as a general indicator of relevant market conditions. The MDCC does not target a specific competitive position relative to the market in making its compensation determinations.
Honeywell is proud to be broadly recognized for training and developing leaders whose skills are recognized, respected, and valued across the sectors in which we compete. Our senior executives are industry leaders with backgrounds, depth of experience, and management skills that are highly attractive to competitors. The MDCC prefers to address critical retention and succession risks through the existing compensation program whenever possible.

2024 NOTICE AND PROXY STATEMENT |	51

COMPENSATION DISCUSSION AND ANALYSIS
ENGAGEMENT WITH SHAREOWNERS ON COMPENSATION
The Company engages with its shareowners to better understand their views on Honeywell's governance and compensation practices. The Company's Lead Director, MDCC Chair, and CGRC Chair regularly participate in these engagements. In 2023, the Company's engagement with shareowners was as follows:
2023 SPRING ENGAGEMENT

TOTAL CONTACTED Top 100 shareowners representing 58% of shares outstanding	TOTAL ENGAGED 28% of shares outstanding, held by 18 of our largest shareowners	DIRECTOR ENGAGED 25% of shares outstanding engaged by independent Lead Director, MDCC Chair, or CGRC Chair
2023 FALL ENGAGEMENT

TOTAL CONTACTED Top 50 shareowners representing 52% of shares outstanding	TOTAL ENGAGED 21% of shares outstanding, held by 18 of our largest shareowners	DIRECTOR ENGAGED 20% of shares outstanding engaged by independent Lead Director, MDCC Chair, or CGRC Chair

INVESTOR TOPIC	FEEDBACK RECEIVED	ACTION TAKEN

•Continued assessment of appropriate peer group selection.
•Peer group should be evaluated annually to ensure that it continues to represent Honeywell's diverse industries, complexity, and financial profile, utilizing a consistent approach and framework, with most acknowledging the limitations associated with the current Compensation Peer Group; most agreed with a peer set shift over time, with clear disclosure of the MDCC’s rationale for the change.
•In 2023, we added Cisco Systems, Inc. and Medtronic plc to the Compensation Peer Group. A discussion of our consistent approach and framework can be found in the “Compensation Peer Group” on page 55.

•Impact of ESG results in compensation decisions.	•Enhanced disclosure demonstrating how ESG performance is measured is beneficial when evaluating pay decisions.
•Starting in 2023, 5% of each NEO's target ICP award was determined based on performance against an ESG scorecard that includes specific goals for each ESG area — Environmental, Social, and Governance; concurrent with this change, the individual performance qualitative assessment portion of ICP was decreased from 20% to 15%.

•Overall plan design including equity mix and metrics.	•Shareowners generally support Honeywell's compensation program design and the MDCC's administration of the plan.	•The MDCC updated the mix of equity, keeping Performance Stock Units at 50% while increasing RSUs to 25% (from 15%) and decreasing stock options to 25% (from 35%).

52	| 2024 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PRACTICES AND POLICIES

WHAT WE DO	WHAT WE DON’T DO

  Pay for Performance. We closely align pay and performance, with a significant portion of target total direct compensation at-risk. The MDCC validates this alignment annually and ensures that performance-based compensation represents a significant portion of executive compensation.
  Robust Performance Goals. We establish clear and measurable goals and targets and hold our executives accountable for achieving specified levels to earn a payout under our incentive plans. We use a varied set of operational metrics for the annual incentive compensation plan (ICP) and performance-based long-term incentives (LTI) to drive top- and bottom-line growth over multiple time frames, aligned with sustained long-term performance.
  Clawback Policy. We maintain clawback policies that meet, and in certain areas are broader than, SEC and Nasdaq standards. The policies allow for the recoupment of incentive compensation in the event of a restatement of financial results. In 2023, our Board adopted a standalone Clawback Policy that is consistent with Rule 10D-1 of the Exchange Act and the Nasdaq listing rules while maintaining our existing policy as a secondary recoupment mechanism.
  Double Trigger in the Event of a Change in Control (CIC). We have double-trigger vesting on equity and severance for CIC; executives will not receive cash severance nor will equity vest in the event of a CIC unless accompanied by qualifying termination of employment.
  Maximum Payout Caps for Incentive Plans. ICP and Performance Plan payouts are capped.
  Robust Stock Ownership Requirements. We require executive officers to hold meaningful amounts of stock and to hold net shares for one year from exercise or vesting. Beginning in 2023, unvested performance stock units no longer count toward the ownership requirement.
  Options Granted at Fair Market Value (FMV). Annual stock options are approved by the MDCC, with an exercise price no less than the fair market value of Honeywell's common stock on the date of grant.
  Independent Compensation Consultant. The MDCC retains an independent compensation consultant. The independent consultant attends all MDCC meetings. In 2023, the MDCC retained a new independent consultant to ensure that the overall compensation program remains externally competitive.

   No Excessive Perks. We do not provide perquisites except in cases where there is a compelling business or security reason, nor do we provide tax gross-ups for officers, other than in connection with a Company-required relocation.
   No Guaranteed Annual Salary Increases or Bonuses. Annual salary increases are based on evaluations of individual performance and the competitive market. In addition, we do not provide guarantees on bonus payouts.
   No Hedging or Pledging. We do not allow hedging or pledging of our stock.
   No Excise Tax Gross-Ups and No Accelerated Bonus Payments Upon a CIC. Excise tax gross-ups have been eliminated for all executive officers. Plans provide that ICP awards earned in the year of a CIC would be paid at the time they would typically be paid based on business performance rather than at target.
   No Incentivizing of Short-Term Results to the Detriment of Long-Term Goals and Results. Pay mix is heavily weighted toward long-term incentives aligned with the interests of shareowners.
   No Excessive Risks. Compensation practices are appropriately structured and avoid incentivizing employees to engage in excessive risk-taking.
   No Options Repricing. We prohibit repricing (reduction in exercise price or exchange for cash or other consideration) or reloading of stock options.
   No Consultant Conflicts. Under the MDCC’s established policy, the compensation consultant cannot provide any other services to Honeywell without the MDCC’s approval. Regular independence reviews are conducted.

2024 NOTICE AND PROXY STATEMENT |	53

COMPENSATION DISCUSSION AND ANALYSIS
PROGRAM DESIGN AND LINK TO BUSINESS STRATEGY AND PERFORMANCE
The following table provides an overview of Honeywell’s executive compensation program and describes the link between each of our regular direct compensation elements and our business strategy and performance:

		Link to Strategy and Performance	Target Compensation Mix
Element	Description		CEO(1)	Other NEOs

BASE SALARY	•Base salaries are determined based on scope of responsibility, years of experience, and individual performance.	•To attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

ANNUAL INCENTIVE COMPENSATION PLAN (ICP)	•80% based on formulaic determination against pre-established financial metrics. •15% based on assessment of individual performance. •5% based on ESG metrics.	•To motivate and reward executives for achieving annual corporate, business unit, ESG, and functional goals in key areas of financial and operational performance.

PERFORMANCE STOCK UNITS (PSUs) (2023–2025)	•Executive Officers: 50% of annual LTI. •Covers three-year period. •Relative TSR (25% weight) along with key financial metrics (75% weight).
•Focuses executives on the achievement of specific long-term financial performance goals directly aligned with our operating and strategic plans. TSR portion pays based on three-year return from stock price appreciation and dividends vs. the Compensation Peer Group.

STOCK OPTIONS	•Executive Officers: 25% of annual LTI.	•Directly aligns the interests of our executives with shareowners. Stock options only have value for executives if operating performance results in stock price appreciation.

RESTRICTED STOCK UNITS (RSUs)	•Executive Officers: 25% of annual LTI.	•Strengthens key executive retention over relevant time periods to ensure consistency and execution of long-term strategies.

(1)Represents Mr. Kapur's target mix as CEO. Table percentages exclude Mr. Adamczyk as Executive Chairman.

54	| 2024 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION PEER GROUP
To ensure appropriate levels of executive officer compensation and the alignment of pay and performance, the MDCC believes it is important to understand how Honeywell compares to other relevant companies.
On an annual basis, the MDCC reviews information provided by its independent compensation consultant regarding compensation paid to similarly situated executive officers at a group of companies that are considered Honeywell’s “Compensation Peer Group” and assesses Honeywell’s financial performance against these companies. Although the MDCC does not target a specific competitive position relative to its comparator group, this information provides the MDCC (and the independent directors of the full Board in the case of the CEO) a point of reference when making its compensation determinations with respect to the NEOs. In addition, the MDCC periodically reviews relative financial performance against a subset of companies with complex multi-industry characteristics, like Honeywell, or relevant indices.
The companies selected by the MDCC for inclusion in the 2023 Compensation Peer Group have one or more of the following attributes:
•Business operations with similar scope and complexity to Honeywell.
•Industrial companies with technology drivers.
•Peer group overlap with potential peer (e.g., peer of peer).
•Global scope of operations and/or diversified product lines.
•Within reasonable range of sales and/or market capitalization.
•Demonstrated competitor for executive talent.
The MDCC reviews the appropriateness of the Compensation Peer Group companies on an annual basis and discusses whether any changes are necessary.
In 2023, considering the above attributes and input from Pay Governance, the MDCC's independent compensation consultant, the MDCC added Cisco Systems, Inc. and Medtronic plc to the Compensation Peer Group due to their relative size and complexity as well as their technology focus. These additions resulted in a final peer group of 18 companies. No companies were removed.
The following table lists the Compensation Peer Group companies for 2023:

Aerospace & Defense	Machinery	Chemicals

The Boeing Company	Deere & Company	DuPont de Nemours, Inc.
General Dynamics Corporation	Caterpillar Inc.	Dow Inc.
Lockheed Martin Corporation	Illinois Tool Works Inc.
RTX Corporation

Electrical Equipment	Oil & Gas	Industrial Conglomerates

Eaton Corporation plc	Schlumberger Limited	3M Company
Emerson Electric Co.	Phillips 66	General Electric Company

Building Products	Technology/Communications Equip.	Technology/Medical Equip.

Johnson Controls International plc	Cisco Systems, Inc.(1)	Medtronic plc(1)
(1)Added in 2023.
Honeywell's positioning relative to the 2023 Compensation Peer Group, as of December 31, 2023, was as follows:

Company Name	Market Cap ($M)	Total Assets ($M)	Sales ($M)	Employees (#)(1)
Honeywell International Inc.	$138,251	$61,525	$36,662	95,000(1)
Compensation Peer Group Median	$87,487	$56,389	$43,447	94,500
Honeywell Percentile Rank	82%	54%	43%	53%
(1)Excludes Sandia National Laboratories (Sandia) and Kansas City National Security Campus (KCNSC) workforces. Sandia and KCNSC are U.S. Department of Energy facilities. Honeywell manages these facilities as a contract operator and does not establish or control their human resources policies.
Of the 18 companies in the 2023 Compensation Peer Group, 17 also listed Honeywell as a compensation peer group company in their proxy statement.

2024 NOTICE AND PROXY STATEMENT |	55

COMPENSATION DISCUSSION AND ANALYSIS
PERFORMANCE RELATIVE TO PEERS
2023 PERFORMANCE
The following graphs show Honeywell’s performance versus the median of the Compensation Peer Group for four key metrics in 2023. We include adjusted EPS growth and free cash flow margin as EPS and free cash flow are the primary measures used in our annual incentive compensation plan (ICP).

SALES GROWTH	INCREMENTAL MARGIN	ADJUSTED EPS GROWTH(1)	ADJUSTED FREE CASH FLOW MARGIN(2)

(1)Adjusted EPS growth excludes the impact of the year-over-year decrease in pension ongoing and other postretirement income.
(2)Adjusted free cash flow margin excludes the after-tax impact of settlements related to the NARCO Buyout, HWI Sale, and UOP Matters.
Source: S&P Capital IQ for peer data. Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 49 or in Appendix A.
THREE-YEAR CUMULATIVE GROWTH
The MDCC also reviews Honeywell’s performance relative to the Compensation Peer Group over multi-year time periods. The following graphs show the Company’s performance versus the median of the Compensation Peer Group for four key metrics over the three-year period ending in 2023 that the MDCC reviewed.

SALES GROWTH	SEGMENT MARGIN EXPANSION (bps)	ADJUSTED EPS GROWTH	AVERAGE FCF MARGIN

Source: S&P Capital IQ for peer data. Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 49 or in Appendix A.

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COMPENSATION DISCUSSION AND ANALYSIS
THREE-YEAR AVERAGE RETURN
The MDCC also carefully considers several different ratios that are important measures of Honeywell’s earnings performance compared to the Compensation Peer Group median. Shareowners have told the Company that they regard ROIC as a particularly important metric because it shows how well management is balancing delivery of short-term results against long-term sustainable growth. Honeywell’s three-year average ROIC was 16.6%, which outperformed the Compensation Peer Group median.

RETURN ON INVESTED CAPITAL	RETURN ON ASSETS	RETURN ON EQUITY

Source: S&P Capital IQ for peer data.
CUMULATIVE TOTAL SHAREOWNER RETURN (TSR) RELATIVE TO PEERS
The following graphs show Honeywell's TSR performance versus the median of the Compensation Peer Group over multiple timeframes.

Cumulative 10-year TSR exceeded the Compensation Peer Group median by a multiple of 1.9x
Source: S&P Capital IQ, as of December 31, 2023.
TSR is calculated by the growth in capital from purchasing a share in a company and assuming dividends (regular and special) and share distributions received from any spins are reinvested in the applicable company at the time they are paid.

2024 NOTICE AND PROXY STATEMENT |	57

COMPENSATION DISCUSSION AND ANALYSIS
2023 COMPENSATION SUMMARY
The table below summarizes compensation awarded to the NEOs in 2023. It reflects Honeywell’s commitment to align pay with Company performance and the interests of the Company’s shareowners. Details are more fully discussed later in this Compensation Discussion and Analysis.

Base Salary
•Mr. Kapur received an annual base pay adjustment in June 2023, coincident with his promotion to CEO, to align his base salary with comparable Compensation Peer Group CEOs.
•Annual base pay increases to Other NEOs ranged from 0% to 10%. Mr. Currier received a base adjustment in 2023 upon his promotion to President and CEO, Aerospace.
•Base salaries for the CEO and Other NEOs were reduced by 10% from August 7, 2023, through December 31, 2023, as part of cost actions taken during the year.

Annual Incentive Compensation Plan (ICP)
•Mr. Kapur's prorated ICP target was 154% of base salary based on his current target of 175% and previous target of 125%. His earned award paid at 121% of target, reflecting application of the ICP formula and the Board’s assessment of 2023 performance. ICP awards paid to the Other NEOs for 2023 performance ranged from 116% to 127% of target.
•80% of payout based on Company performance against the two pre-established ICP metrics of adjusted EPS and free cash flow. For the Business Unit NEOs, half of their calculated award is tied to performance metrics of their business unit: AERO and PMT income contribution and AERO and PMT free cash flow for Mr. Currier and Mr. Boldea, respectively.
•15% of payouts were determined based on the MDCC’s qualitative assessment of individual performance and accomplishments discussed starting on page 63.
•5% of payouts were determined based on ESG scorecard that includes specific environmental, social, and governance goals, as discussed on page 67.

Performance Stock Units (PSUs) (2023–2025)
•Represented 50% of annual LTI.
•PSU earned awards will be determined at the end of the three-year period based on four equally weighted metrics: three-year total shareowner return (TSR) relative to the 2023 Compensation Peer Group and cumulative revenue, average return on investment (ROI), and average segment margin rate measured over a three-year period.

Stock Options	•Represented 25% of annual LTI. •Stock options issued to the NEOs in 2023 vest over four years.

Restricted Stock Units (RSUs)	•Represented 25% of annual LTI. •RSUs issued to the NEOs in 2023 vest over four years.

58	| 2024 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
The tables below reflect the 2023 values for each element of total compensation. The first represents 2023 target compensation for each NEO, while the second represents actual total annual direct compensation, both of which are key measures of executive pay that the MDCC regularly considers as part of its annual decision-making process. These tables do not replace the Summary Compensation Table shown on page 81, as required by the SEC, but are intended to show 2023 compensation from the perspective of the MDCC.
2023 TOTAL TARGET DIRECT COMPENSATION

Name	Title	Base Salary(1)	Target $ ICP(2)	Target % ICP(3)	Long-Term Incentives(4)	Target Total Compensation
Vimal Kapur	Chief Executive Officer	$1,500,000	$1,995,332	154%	$10,040,000	$13,535,332
Gregory P. Lewis	SVP, Chief Financial Officer	982,000	960,299	100%	5,470,000	7,412,299
Anne T. Madden	SVP, General Counsel	935,000	927,197	100%	4,985,000	6,847,197
Lucian Boldea(5)	President and CEO, PMT	800,000	800,000	100%	3,800,000	5,400,000
James Currier	President and CEO, Aerospace	720,000	551,385	100%	3,532,000	4,803,385
Darius Adamczyk	Executive Chairman, Former CEO	1,275,000	2,340,176	161%	18,000,000	21,615,176
(1)Base Salary at the end of 2023.
(2)Target $ ICP based on actual base salary earned in 2023 (see page 68) multiplied by the NEO's 2023 ICP Target %.
(3)Target % ICP reflects prorated target for Messrs. Kapur and Adamczyk. Mr. Kapur's target ICP was increased from 125% to 175% on June 1, 2023, effective with his promotion to CEO. Mr. Adamczyk's target ICP was decreased from 175% to 152% on June 1, 2023, when he stepped down from the CEO position.
(4)Total target value of LTI awarded in 2023. Includes promotional awards to Messrs. Kapur and Currier. Mr. Adamczyk's grant was made in February 2023 while still in the role of CEO. Mr. Kapur's LTI award total reflects partial year in the role of CEO.
(5)Effective January 1, 2024, Mr. Boldea transitioned to the role of President and CEO, Industrial Automation (IA).
2023 ACTUAL TOTAL ANNUAL DIRECT COMPENSATION

VIMAL KAPUR | Chief Executive Officer	Total Annual Direct Compensation
$13,681,827

GREGORY P. LEWIS | SVP, Chief Financial Officer
$7,553,638

ANNE T. MADDEN | SVP, General Counsel
$6,952,219

LUCIAN BOLDEA(1) | President and CEO, Performance Materials & Technologies
$5,544,508

JAMES CURRIER | President and CEO, Aerospace
$4,764,831

DARIUS ADAMCZYK | Executive Chairman, Former CEO
$22,294,011

■ Base Salary (2)	■ Annual Incentive Plan (ICP)(3)	■ 2023–2025 Performance Stock Units (PSUs)(4)
■ Stock Options(5)	■ Restricted Stock Units (RSUs)(6)
(1)Effective January 1, 2024, Mr. Boldea transitioned to the role of President and CEO, Industrial Automation (IA).
(2)Represents base salary actually paid in 2023.
(3)Annual ICP payouts determined 80% based on calculation against pre-set ICP financial goals, 15% based on individual assessments, and 5% based on performance against 2023 ESG goals.
(4)PSUs vest on the third anniversary of the grant date, if earned. Value for Mr. Currier includes performance cash units awarded prior to him becoming an NEO.
(5)Stock options vest ratably over four years, have a 10-year term, and are subject to stock ownership and post-exercise holding requirements.
(6)RSUs vest over a four-year period and are subject to stock ownership and post-vesting holding requirements.

2024 NOTICE AND PROXY STATEMENT |	59

COMPENSATION DISCUSSION AND ANALYSIS
CEO COMPENSATION DECISIONS
As of the date on which Mr. Kapur became CEO, the independent directors approved a promotional compensation package for Mr. Kapur comprised of (a) a base salary of $1,500,000, (b) a target annual incentive compensation opportunity of 175% of base salary (prorated to 154.3% for 2023), and (c) an incremental long-term incentive award with a grant date value of $4,140,000 (50% in PSUs, 25% in RSUs, and 25% in stock options), which increased his total 2023 target long-term incentive value to $10,040,000 (after considering the LTI award he previously received as Chief Operating Officer in February 2023).
For 2024, Mr. Kapur's Target Total Compensation will be $17,125,000, made up of base salary of $1,500,000, short-term target incentive of 175% of base salary, and total long-term incentive award target value of $13,000,000, with no less than 50% being in the form of three-year performance stock units.
In determining the initial compensation for Mr. Kapur, the independent directors reviewed and referenced the elements and level of CEO compensation at the Compensation Peer Group companies and considered other factors, such as CEO tenure and the relative complexity of Honeywell’s multi-industry business profile. Mr. Kapur’s initial total direct compensation opportunity was set below the median of the Compensation Peer Group CEOs.
2023 BASE SALARY DECISIONS
In 2023, the MDCC approved base salary actions for each NEO based on an assessment of performance and pay positioning against comparable positions in Compensation Peer Group companies.
Coincident with his promotion to Chief Executive Officer on June 1, 2023, Mr. Kapur's base salary was increased to $1,500,000 (from $1,000,000) to better align his pay with comparable CEOs.
Effective March 31, 2023, Mr. Lewis' base salary was adjusted upward by 10% to recognize sustained performance and the broad scope of his role in a complex global organization and to better align his base pay and total cash compensation with comparable CFOs at Compensation Peer Group companies.
Effective March 31, 2023, Ms. Madden's base salary was increased by 3.5% to maintain her positioning and alignment with comparable peer company General Counsels.
Coincident with his promotion to President and CEO, Aerospace in August, Mr. Currier's base salary was increased to $720,000 to align his pay with comparable business unit CEOs.
Effective June 1, 2023, Mr. Adamczyk's base salary was reduced by 25% (from $1,700,000 to $1,275,000) when he transitioned from the position of Chairman and CEO, to the position of Executive Chairman of the Board.
Mr. Boldea did not receive a base pay adjustment in 2023.
As part of the Company's cost saving initiatives, and at the request of management, the base salaries for Mr. Kapur and his staff (including the Other NEOs) were temporarily reduced by 10% from August 7, 2023 through December 31, 2023 (roughly equivalent to two weeks of annual base salary).
2023 ANNUAL INCENTIVE COMPENSATION PLAN DECISIONS
As prescribed in Honeywell's ICP program, 80% of the ICP awards earned by the NEOs was determined based on performance against financial targets established by the MDCC in early February 2023 (based on the mid-point of external guidance), 15% of the awards was determined based on the MDCC’s qualitative assessment of individual 2023 performance against objectives and their significant accomplishments (described beginning on page 63), and 5% of the awards was determined based on the MDCC's assessment of performance against ESG goals set for 2023. The potential attainment percentage for each of the formulaic, individual qualitative, and ESG portions of the award could range from 0% to 200% of target.
Individual 2023 ICP target amounts for the NEOs were determined by multiplying their 2023 ICP applicable base salary by their individual ICP target award percentage.
Individual ICP target award percentages for 2023 were:
•Mr. Kapur: 154.3% (represents a proration of his current 175% ICP target and his prior target of 125%).
•Mr. Adamczyk: 161.3% (represents a proration of his current 152% target and his prior target of 175%).
•Other NEOs: 100%.
The changes in individual ICP targets for Mr. Kapur and Mr. Adamczyk were approved by the MDCC and the independent directors, effective June 1, 2023, coincident with the CEO transition.

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COMPENSATION DISCUSSION AND ANALYSIS
ICP FORMULAIC PORTION (80% OF TARGET AWARD)
The following table describes each of the financial ICP metrics and the relative weighting percentage for each metric that is included in the formulaic portion of the ICP payout (i.e., 80%) for each NEO.
For Messrs. Kapur, Adamczyk, and Lewis and Ms. Madden (Corporate NEOs), the formulaic portion of their ICP award was based entirely on company-wide (Total Honeywell) adjusted EPS and free cash flow. For Messrs. Boldea and Currier (Business Unit NEOs), in addition to Total Honeywell adjusted EPS and free cash flow, the MDCC also established business unit targets, which were given equal weighting in the ICP formulaic calculation.

		ICP Weighting (Formulaic)
Metric	Significance	Corporate NEOs	Business Unit NEOs
Adjusted Honeywell EPS	Viewed as the most important measure of near-term profitability that has a direct impact on stock price and shareowner value creation.	50%	25%
Business Unit Metric 1: Income Contribution	Business unit measure of near-term profitability and contribution to overall Company performance.	—	25%
Total Honeywell Free Cash Flow	Reflects quality of earnings and incremental cash generated from operations that may be reinvested in our businesses, used to make acquisitions, or returned to shareowners in the form of dividends or share repurchases.	50%	25%
Business Unit Metric 2: Free Cash Flow	Business unit contribution to overall Company free cash flow performance.	—	25%
Total		100%	100%
2023 ICP GOALS
For 2023, the Total Honeywell ICP targets for adjusted EPS and free cash flow were as follows:

ICP Goal	2022 ICP Goal Actual Performance	2023 ICP Goal	2023 Goal v. 2022 Actual	Basis for 2023 Goals	2023 Threshold (50% Payout)	2023 Maximum (200% Payout)
Adjusted EPS	$8.76	$9.00	2.7%	Midpoint of initial guidance range communicated to investors on February 2, 2023 (Guidance Range)	$7.20	$10.80
Total Honeywell Free Cash Flow	$4.92 billion	$4.10 billion ($5.3B excluding the impact of settlements)	(16.7)% (+7.7% excluding the impact of settlements)		$3.28 billion	$4.92 billion
As discussed during the Q4 2022 and 2023 Outlook meeting with investors on February 2, 2023, while the 2023 targets assumed net income growth of between $0.4B million and $0.6B million over 2023, the total free cash flow target is lower than 2022 primarily due to the impact of a one-time charge of $1.2B to settle legacy legal matters. Excluding the impact of the settlement charge, the 2023 free cash flow target would have been $5.3 billion (midpoint of $5.1B to $5.5B range), which represents a 7.7% improvement over 2022.

2024 NOTICE AND PROXY STATEMENT |	61

COMPENSATION DISCUSSION AND ANALYSIS
ACTUAL PERFORMANCE AGAINST 2023 ICP GOALS
The Corporate NEOs' formulaic payout portion of ICP (80% of ICP) was based on actual 2023 performance against 2023 ICP targets as follows:

ICP Goal	2023 ICP Goal (Target)	2023 Actual Performance	Achievement %	2023 Performance	Metric Payout Percentage(1)	Corporate NEO Weighting	Calculated Payout Percentage
Adjusted EPS	$9.00	$9.16	101.8%	Annual Goal set in February 2023 based on midpoint of the Guidance Range. Actual performance towards the top end of the Guidance Range of $8.80 — $9.20.	109%	50%	54.5%
Total Honeywell Free Cash Flow	$4.10 billion	$4.30 billion	104.9%	Annual Goal set in February 2023 based on midpoint of the Guidance Range. Actual performance at the top of the Guidance Range of $3.9B — $4.3B.	125%	50%	62.3%
		Total Calculated (Formulaic) Payout: Corporate NEOs					117%
(1)Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.
Mr. Boldea's formulaic payout portion of ICP (80% of ICP) was based on actual 2023 performance against the 2023 ICP goals for both Total Honeywell and the PMT business unit (each weighted equally), as follows:

ICP Goal	2023 ICP Goal (Target)	2023 Actual Plan Performance	Achievement %	Metric Payout Percentage(1)	Weighting	Calculated Payout Percentage
Adjusted EPS	$9.00	$9.16	101.8%	109%	25%	27.3%
Total Honeywell Free Cash Flow	$4.10 billion ($5.3B excluding the impact of settlements)	$4.30 billion	104.9%	125%	25%	31.1%
PMT Income Contribution	$2.015 billion	$2.161 billion	107.2%	136%	25%	34.1%
PMT Free Cash Flow	$1.860 billion	$1.874 billion	100.8%	104%	25%	25.9%
		Total Calculated (Formulaic) Payout: PMT (Mr. Boldea)				118%

(1)Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.
Mr. Currier's formulaic payout portion of ICP (80% of ICP) was based on actual 2023 performance against the 2023 ICP goals for both Total Honeywell and the AERO business unit (each weighted equally), as follows:

ICP Goal	2023 ICP Goal (Target)	2023 Actual Plan Performance	Achievement %	Metric Payout Percentage(1)	Weighting	Calculated Payout Percentage
Adjusted EPS	$9.00	$9.16	101.8%	109%	25%	27.3%
Total Honeywell Free Cash Flow	$4.10 billion ($5.3B excluding the impact of settlements)	$4.30 billion	104.9%	125%	25%	31.1%
AERO Income Contribution	$2.896 billion	$3.067 billion	105.9%	130%	25%	32.4%
AERO Free Cash Flow	$2.897 billion	$2.731 billion	94.3%	86%	25%	21.4%
		Total Calculated (Formulaic) Payout: AERO (Mr. Currier)				112%

(1)Metric Payout Percentage based on ICP payout curve, which provides for a 5% increase in payout for each 1% of performance above target, and a 2.5% decrease in payout for each 1% of performance below target, with interpolation for intermediate points on the curve.
Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 49 or in Appendix A.
The calculated payout percentages above were multiplied by 80% to arrive at the formulaic portion of the 2023 ICP award for each of the NEOs.

62	| 2024 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
ICP INDIVIDUAL QUALITATIVE PORTION (15% OF TARGET AWARD)
The MDCC conducted a qualitative assessment to determine the individual qualitative portion of the ICP award payout, which accounted for 15% of the target award for each NEO in 2023. The MDCC first reviewed a scorecard of key performance indicators and business results against annual operating plan goals set at the beginning of 2023, and considered the impact changes in macroeconomic conditions throughout the year had on such results and how management responded to these challenges. The MDCC also reviewed Company performance against the Compensation Peer Group companies and other indices on key business metrics typically used to inform the ICP qualitative assessment.
The MDCC then reviewed and considered the key 2023 activities and accomplishments for Mr. Kapur and each of the Other NEOs, some of which are summarized below:

MR. KAPUR — QUALITATIVE CONSIDERATIONS
•Successfully realigned the portfolio to three compelling megatrends: automation, the future of aviation, and the energy transition, simplifying Honeywell's business objectives and enabling the company to invest more efficiently and accelerate our growth potential.
•Laid the groundwork to reorient the organization to focus on achieving accelerated organic growth by revamping our innovation playbook, bolstering our sustainability and digitalization offerings, and maintaining leadership positions in high-growth regions.
•Delivered 100 basis points of annual margin expansion in 2023, above our original guidance and long-term framework of 40–60 basis points through commercial excellence, volume leverage, and productivity measures.
•Continued focus on NPI vitality drove 29% of sales in 2023 by clarifying innovation objectives to focus on new product development for existing markets and offering existing solutions to new customer categories.
•Enabled mid-teens top-line growth at accretive margins in Honeywell Connected Enterprise, providing further evidence of Honeywell's strong software franchise across connected industrial, cybersecurity, connected buildings, and connected aircraft.
•Announced the next phase of our Accelerator operating system (Accelerator 3.0), taking a large step toward standardizing our organization end-to-end across our four main business models — products, projects, aftermarket services, and software — and facilitating knowledge transfer on best practices to help drive incremental growth, margin expansion, and cash generation.
•Under Mr. Kapur's leadership, Honeywell's financial performance exceeded that of the Compensation Peer Group median in segment margin, margin expansion, and free cash flow margin.
•Deployed over $700 million to acquire Compressor Controls Corporation (CCC) and SCADAfence and announced the acquisition of Carrier Global Corporation's Global Access Solutions for nearly $5 billion, delivering on our commitment to enhance our existing portfolio with attractive bolt-on M&A through accelerated capital deployment.
•Effectively balanced our capital deployment strategy to maximize Honeywell's shareowner returns through a combination of capital investments, share repurchases, and dividends, including the Company's fourteenth dividend increase over thirteen consecutive years.
•Achieved our 10-10-10 environmental goals in 2023 reducing global Scope 1 and 2 greenhouse gas emissions intensity by >20% from 2018 levels,(1) deploying 20 renewable energy opportunities, and achieving certification to ISO's 50001 Energy Management Standard at 28 facilities.
•Continued to invest approximately 60% of new product R&D on ESG-oriented solutions, introducing cutting-edge offerings for global markets and industries helping to solve some of the world’s most complex ESG challenges.(2)
•Launched the Sustainability Education Coalition with global leader Discovery Education in a first-of-its-kind partnership that will bring digital content and real-world sustainability education to more than 10 million students by 2026.
•Co-sponsor of the Global Inclusion and Diversity Steering Committee to support our global programs and inclusive culture to recruit, develop, retain, and promote diverse talent.

VIMAL KAPUR CHIEF EXECUTIVE OFFICER
(1)Subject to assurance.
(2)Methodology for identifying ESG-oriented solutions is available at investor.honeywell.com (see “ESG/ESG Information/Identification of ESG-Oriented Offerings”).

2024 NOTICE AND PROXY STATEMENT |	63

COMPENSATION DISCUSSION AND ANALYSIS

MR. LEWIS — QUALITATIVE CONSIDERATIONS
•Under Mr. Lewis's leadership, Honeywell met or exceeded financial commitments:(1) 4% organic sales growth, 100 basis points of margin expansion, $9.16 adjusted EPS, $4.3 billion of free cash flow.
•Navigated Honeywell's financial planning and execution during a period marked by a dynamic mini-regional banking crisis, international conflict, and the challenges posed by escalating interest rates.
•Implemented a transformative, enterprise-wide six-quarter rolling forecast process, enhancing foresight into future outcomes, risks, and opportunities, guiding both operational and strategic decisions.
•Deployed $8.3 billion of capital to share repurchases, dividends, capital expenditures, venture investments, and M&A, including the acquisition of Compressor Controls Corporation (CCC) and SCADAfence.
•Drove cash discipline that resulted in working capital turns of 8.7x, best-in-class among peers.
•Successfully managed Honeywell’s balance sheet including the issuance of $3 billion of debt at attractive long-term rates.
•Enhanced the strategic vision and evolution of Honeywell Accelerator, revitalizing our framework and enabling Honeywell to be an integrated operating company.
•Conducted impactful investor communications, highlighted by a successful investor day in May. Proactively managed relationships with rating agencies to safeguard a robust credit rating.
•Sponsored the Honeywell All Abilities Network, chaired the second annual Accessibility Ideathon and Ally Awards, and championed Honeywell’s cross-functional Accessibility Leadership Council.
•Served as a Board Member for Roof Above, a non-profit organization working to end homelessness in Charlotte, N.C. In addition to providing strategic guidance, Lewis mentors Roof Above leaders and sponsored a project to modernize the non-profit’s finance function.

GREGORY P. LEWIS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

(1)Adjusted EPS excludes items identified in the non-GAAP reconciliation of adjusted EPS contained within Appendix A of this Proxy Statement. Reconciliation, notes, and definitions of non-GAAP financial measures used in the Compensation Discussion and Analysis section and elsewhere in this Proxy Statement, other than as part of disclosure of target levels, can be found on page 49 or in Appendix A.

MS. MADDEN — QUALITATIVE CONSIDERATIONS
•Championed Honeywell’s ESG and Sustainability program, including achievement of our 10-10-10 goals and Science Based Targets Initiative (SBTi) target validation to address Scope 3 emissions. Chaired ESG Review Board and enhanced ESG governance framework, including digitization initiatives to support disclosure controls. Drove a wide array of government relations efforts, including impacting legislation and regulation in support of the Company’s sustainability strategies.
•Oversaw robust shareowner engagement program. Introduced new ESG metrics to qualitative portion of executive compensation based on shareowner feedback.
•Led key inclusion and diversity programs, including co-sponsorship of the Global Inclusion and Diversity Steering Committee, the Women’s Career Advancement Program, and the Diversity Career Advancement Program, and Executive Sponsorship of the LGBTQ+ employee resource network.
•Oversaw our M&A efforts including acquisitions of Compressor Controls Corporation and SCADAfence and the agreement to acquire Carrier’s Access Solutions business for nearly $5 billion. Drove a comprehensive annual portfolio review in support of the Company’s strategic plan. Closed on Quantinuum’s first equity fundraise, securing $300 million of capital at a pre-money valuation of $5 billion.
•Continued to enhance the company’s compliance program. Established a compliance analytics tool using Honeywell Forge Analytics to early identify and escalate risks in critical compliance areas. Oversaw continued improvement in cyber security protection including augmented identification of opensource vulnerabilities for all products and enhanced our product security planning model.
•Further enhanced Contracts Lifecycle Management digital tool, including the Gold Contract Standards program, to enable risk management through AI tools. Continued to drive working capital benefits, delivering material improvements in working capital.
•Continued to drive a world-class environmental remediation program, winning both National and EPA Region 2 Phoenix Awards for our remediation efforts. Drove continued improvements to our HS&E systems and controls, including establishment of a Mechanical Integrity oversight program.

ANNE T. MADDEN SENIOR VICE PRESIDENT AND GENERAL COUNSEL

64	| 2024 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

MR. BOLDEA — QUALITATIVE CONSIDERATIONS
•Partnered with ExxonMobil to deploy Honeywell’s carbon capture technologies — CO2 Fractionation and Hydrogen Purification System — at its integrated complex in Baytown, Texas. This technology could help enable ExxonMobil to capture approximately 7 million tons of carbon dioxide (CO2) per year, the equivalent of the emission of 1.5 million automobiles for one year.(2)
•Acquired Compressor Controls Corporation (CCC) for approximately $700 million. CCC is a leading provider of turbomachinery control and optimization solutions, including control hardware, software and services, and primarily serves the LNG, gas processing, refining, and petrochemical segments.
•Announced strategic collaboration and investment in ESS Tech, Inc. to advance technology development and market adoption of iron flow battery energy storage systems.
•Launched Honeywell IonicTM, a compact, end-to-end modular battery energy storage system and energy management tool that offers improved energy density while delivering a significant reduction of installations costs.
•Became the first company to integrate quantum-computing-hardened encryption keys into smart utility meters, helping protect end-user data from advanced cybersecurity threats.
•Introduced innovative new UOP eFining™ technology for a new class of sustainable aviation fuel (SAF) that can reduce greenhouse gas emissions by 88% compared to conventional jet fuel.(3)
•TCIR exceeding target and 75+ days without an injury with treatment beyond first aid in the ICS manufacturing locations.

LUCIAN BOLDEA PRESIDENT AND CEO, PERFORMANCE MATERIALS AND TECHNOLOGIES(1)

(1)Effective January 1, 2024, Mr. Boldea transitioned to the role of President and CEO, Industrial Automation (IA).
(2)Based on the EPA's GHG equivalency calculator comparing nearly 7 million tons of CO2 per year with gasoline-powered passenger vehicles on the road.
(3)Reduced GHG emissions is based on UOP carbon intensity analysis, derived from a 3rd-party study of methanol production from green hydrogen and CO2 captured from biomass processing, in comparison to fossil fuels.

MR. CURRIER — QUALITATIVE CONSIDERATIONS
•Delivered exceptional Aerospace financial performance with 15% year-over-year growth at revenues exceeding $13.6 billion, while expanding margin rate by 40 basis points to 28.1%.
•Achieved first flight with Honeywell Anthem cockpit, which secures path to full certification. Won two key aircraft platforms in Business Aviation and Air Transport segments — expanding from the current advanced air mobility market segment.
•Successfully led key growth initiatives in Advanced Air Mobility (AAM) with products (e.g., actuation, Anthem, mVCS, and navigation) on various aircraft platforms (e.g., Beta, Wisk, Supernal, AiBOT, and Lilium) — the total value of these initiatives is over $10 billion.(1)
•Successfully secured over $18 billion in total wins in 2023 across original equipment manufacturers, aftermarket, and defense and space. This includes over 2,600 avionics/auxiliary power unit (APU) aircraft selections, led by the largest selection deal (650 aircraft) with United Airlines.
•Completed critical development programs to enable Falcon 6X Entry into Service with Honeywell avionics, environmental controls, and APUs. Also completed certification of Honeywell avionics for Gulfstream G700 platform.
•Demonstrated 100% SAF operation on HTF Engines while operating on Embraer Praetor Aircraft and Honeywell APUs on Air Transport platforms.
•Deployed (for use in the field) APU High Efficiency Mode (HEM) software for Boeing 131-9B APU on MAX aircraft platform.
•Secured position to launch 1MW generator for Flying Whales Airship to enable operation with sustainable technologies.

JAMES CURRIER PRESIDENT AND CEO, AEROSPACE

(1)The $10 billion in wins represents Honeywell's assessment of the lifetime value of awards using an internal forecast of the number of AAM vehicles the Company expects to be built.

2024 NOTICE AND PROXY STATEMENT |	65

COMPENSATION DISCUSSION AND ANALYSIS

MR. ADAMCZYK — QUALITATIVE CONSIDERATIONS
•Seamlessly transitioned to serve as Executive Chairman, supporting talent development and succession planning, deepening customer relationships, and advancing corporate development objectives.
•Executed the successful change in Chief Executive Officer with the appointment of Vimal Kapur, a 35-year Honeywell veteran, demonstrating the strength of our succession planning.
•Closed the acquisitions of Compressor Controls Corporation (CCC) and SCADAfence and entered into an agreement to acquire Carrier Global Corporation's Global Access Solutions for nearly $5 billion, delivering on our commitment to enhance our existing portfolio with attractive bolt-on M&A through accelerated capital deployment.
•CCC strengthens our process solutions portfolio with the addition of turbomachinery controls and optimization expertise already recognized in LNG, gas processing, refining, and petrochemical segments.
•SCADAfence complements Honeywell's existing cybersecurity business by providing best-in-class network monitoring, asset discovery, threat detection, and security governance.
•Carrier Global Corporation's Global Access Solutions will enable Honeywell to become a leading provider of security solutions for the digital age with a portfolio of high-value products that are critical for buildings.
•Personally engaged with more than 50 of our top customers, deepening our relationships with strategic accounts and identifying incremental areas where Honeywell's solutions can help solve our customers toughest challenges.
•Provided support and counsel to Mr. Kapur during his first year as CEO.
•Transitioned key government, customer, investor, and other relationships to Mr. Kapur.
•Helped secure valuation of Quantinuum business while serving as Chairman of Quantinuum.

DARIUS ADAMCZYK EXECUTIVE CHAIRMAN AND FORMER CEO

66	| 2024 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
ICP ESG PORTION (5% OF TARGET AWARD)
Honeywell takes seriously its commitment to corporate social responsibility, protection of the environment, and maintenance of sound and effective governance practices. This commitment starts at the top with our executive officers, and is demonstrated through collective progress toward achieving our publicly disclosed sustainability goals, visible contributions to society, and overall progress in our internal goals related to good governance.
In order to emphasize the Company's commitment and need for the leadership team to work collectively to achieve business-critical ESG objectives, beginning in 2023, 5% of the ICP awards for the NEOs was based on the MDCC's assessment of performance against certain pre-established ESG goals, the results of which were applied collectively to all the NEOs.
Performance against the 2023 environmental and social goals was tracked and reported as either (i) Exceeded, (ii) Achieved, or (iii) Not Achieved. Performance on the governance goal was reported as (i) Achieved, or (ii) Not Achieved.

ESG Goal Pillar	2023 ESG Goal Description(1)	Strategic Rationale	Result

Environmental #1	Reduce greenhouse gas emission intensity by an additional 10% from 2018 levels
•Leadership in the energy transition is an important enabler of Honeywell's long-term growth.
•Since 2004, Honeywell has been a leader in establishing and exceeding ambitious sustainability targets.
•Continuing to do so is a critical growth enabler.
Exceeded
Environmental #2	Deploy 10 renewable energy projects		Exceeded
Environmental #3	Achieve certification to ISO's 50001 Energy Management Standard at 10 sites		Exceeded
Social	Maintain or increase the percentage of candidate slates that have diverse candidates at the interview stage	•A diverse and inclusive workforce enables better decision-making and innovation, helps build competitive advantage, and furthers our long-term success.	Achieved
Governance	Ensure 100% of eligible employees complete Code of Business Conduct certification and related training
•The Code of Business Conduct establishes the Foundational Principles and ethical conduct expectations for our global workforce.
•Achieving 100% certification throughout the organization helps mitigate the risk of reputational and financial harm and encourages employees to report their concerns.
Achieved

(1)    The three environmental goals are directly aligned with the Company's 10-10-10 public sustainability goals.
Following a comprehensive review and discussion of CEO staff performance against the 2023 ESG goals, and broadly considering the success that leadership has had in advancing the Company's sustainability commitments, the MDCC approved an overall attainment percentage of 150% of target for the ESG Portion (5%) of the 2023 ICP awards to the NEOs.
APPROVED ICP PAYOUT AMOUNTS
After applying the formulaic payout percentages described on page 61 (80% weight), deciding individual qualitative attainment percentages for each NEO based on their assessment of individual performance in 2023 (15% weight), and deciding the appropriate ESG portion payout percentage (5% weight), the MDCC approved 2023 ICP payments as follows:

	Formulaic Portion(1)				+	Qualitative Portion(2)				+	ESG Portion(3)			=	Total Individual ICP Payout Percentage	x	Target 2023 ICP Award Amount(4)	=	Actual 2023 ICP Award (Rounded)
	Attainment	x	Weight	Payout %		Attainment	x	Weight %	Payout %		Attainment	Weight %	Payout %
Mr. Kapur	117%		80%	93.6%		133%		15%	20%		150%	5%	7.5%		121%		$1,995,332		$2,416,500
Mr. Lewis	117%		80%	93.6%		133%		15%	20%		150%	5%	7.5%		121%		960,299		1,162,900
Ms. Madden	117%		80%	93.6%		100%		15%	15%		150%	5%	7.5%		116%		927,197		1,076,500
Mr. Boldea	118%		80%	94.4%		133%		15%	20%		150%	5%	7.5%		122%		800,000		975,200
Mr. Currier	112%		80%	89.6%		200%		15%	30%		150%	5%	7.5%		127%		551,385		700,800
Mr. Adamczyk	117%		80%	93.6%		133%		15%	20%		150%	5%	7.5%		121%		2,340,176		2,834,000

2024 NOTICE AND PROXY STATEMENT |	67

COMPENSATION DISCUSSION AND ANALYSIS
(1)Attainment based on performance against 2023 ICP Goals. Possible attainment can range from 0% to 200%. Payout % can range from 0% to 160%.
(2)Attainment based on MDCC individual assessment. Attainment can range from 0% to 200%. Payout % can range from 0% to 30%.
(3)Attainment based on MDCC group assessment. Attainment can range from 0% to 200%. Payout % can range from 0% to 10%.
(4)The Target 2023 ICP Award Amount for each NEO was determined as follows:

	2023 Applicable Base Salary (a)	x	Individual Target ICP Award % (b)	=	Target 2023 ICP Award Amount
Mr. Kapur	$1,293,151		154.3%		$1,995,332
Mr. Lewis	960,299		100%		960,299
Ms. Madden	927,197		100%		927,197
Mr. Boldea	800,000		100%		800,000
Mr. Currier	551,385		100%		551,385
Mr. Adamczyk	1,450,822		161.3%		2,340,176
(a)ICP applicable base salary (base salary earned) for the 2023 calendar year, determined in accordance with the ICP plan document, excluding the impact of the temporary 10% reduction in base salary taken from August 7, 2023 through December 31, 2023.
(b)Individual Target ICP Award % for Mr. Kapur and Mr. Adamczyk represent prorated targets for 2023.
2023 LONG-TERM INCENTIVE COMPENSATION DECISIONS

50% Performance Stock Units (PSUs)
25% Stock Options
25% Restricted Stock Units (RSUs)
Grants of LTI awards to the CEO and Other NEOs in 2022 reflect a mix of 50% in Performance Stock Units, 25% in stock options, and 25% in Restricted Stock Units.
TOTAL LTI VALUE
For 2023 LTI awards to the NEOs, the MDCC (or, in the case of the CEO, the independent members of the full Board) determined a total annual LTI (Total LTI) value to be awarded and then allocated the award between PSUs, RSUs, and stock options based on the mix proportions described above. Each of the three elements and the respective values awarded to each NEO are described in detail below.
In determining the Total LTI value to be awarded to each NEO, factors that were considered included:
•The relative value of long-term incentive awards granted to comparable named executive officers at the Compensation Peer Group companies.
•Scope of responsibilities and complexity of the organization (absolute and relative to the Compensation Peer Group companies).
•The senior executive development and succession plan.
•The value of LTI awards granted in prior years.
•Each NEO’s leadership impact and expected future contribution toward the overall success of Honeywell.

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COMPENSATION DISCUSSION AND ANALYSIS
PERFORMANCE STOCK UNITS

2023–2025 PERFORMANCE PLAN AWARDS
Under the 2023-2025 Performance Plan, a target number of PSUs was issued to each NEO in 2023, for the performance period of January 1, 2023, through December 31, 2025, representing 50% of their total annual LTI value and mix.
The actual number of PSUs earned by each NEO for the 2023-2025 cycle will be determined at the end of the period based on Company performance as measured by the following four equally-weighted performance metrics:

3-YEAR CUMULATIVE REVENUE	3-YEAR AVERAGE ROI
(25%)	(25%)
•Measures the effectiveness of the Company’s organic growth strategies, including new product introduction and marketing and sales effectiveness, as well as projected growth in our end markets.
•Adjusted at measurement to exclude the impact of corporate transactions during the period (e.g., acquisitions and divestitures) and fluctuations in foreign currency rates.

•Focuses leadership on making investment decisions that deliver profitable growth.
•Adjusted at measurement to exclude the impact of corporate transactions during the period and the impact of pensions. Results will not be adjusted for foreign currency changes over the cycle.

3-YEAR AVERAGE SEGMENT MARGIN RATE	3-YEAR RELATIVE TSR
(25%)	(25%)
•Focuses executives on driving continued operational improvements and delivering synergies from recent corporate actions and prior period acquisitions.
•Adjusted at measurement to exclude the impact of corporate transactions during the period. Results will not be adjusted for foreign currency changes over the cycle.

•Measures Honeywell’s cumulative TSR relative to the 2023 Compensation Peer Group over a three-year performance period of January 1, 2023–December 31, 2025.
•The beginning point for TSR determination (all companies) will be based on an average using the first 30 trading days of the performance period. The ending point will be based on an average using the last 30 trading days of the performance period.

2024 NOTICE AND PROXY STATEMENT |	69

COMPENSATION DISCUSSION AND ANALYSIS
For the Corporate NEOs, awards are earned based on performance against the Total Honeywell goals stated above. For the Business Unit NEOs, the financial goals portion of the award (75% of the award value, at target) is based on a mix of performance against the Total Honeywell (HON) goals and goals set for their respective business unit (mix shown below). Like the Corporate NEOs, the Business Unit NEOs have 25% of their award based on performance against the three-year Relative TSR metric noted above. If an NEO transfers between business units during the performance period, the final payout is prorated based on the number of days spent in each respective business unit during the three years covered by the award.

CORPORATE NEOs

BUSINESS UNIT NEOs

2023–2025 PERFORMANCE PLAN GOALS
In February 2023, the MDCC approved robust financial targets for the 2023-2025 performance plan. All approved financial targets represent a significant increase over the prior year, as well as appropriately challenging year-over-year improvement in each year of the three-year performance period, all aligned to the Honeywell long-term financial algorithm of 4%–7% organic growth and 40 bps–60 bps of margin expansion.

70	| 2024 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
The table below sets out each metric at the Total Honeywell level, along with their respective goals, and the percentage of PSUs awarded that would be earned at each specified level of performance. No PSUs will be earned for a metric if performance falls below the noted threshold. If the Company’s performance for any of the performance metrics falls between the percentages listed on the table, the percentage of PSUs earned shall be determined by linear interpolation.

	Threshold	Target	150% Payout	Maximum

3-Year Cumulative Revenue ($M)					TOTAL MAXIMUM PAYOUT CAPPED AT 200%

3-Year Average Segment Margin Rate

3-Year Average ROI
% of PSUs Earned for Each Metric

	Threshold	Target	150% Payout	Maximum

3-Year Relative TSR Percentile(1)
% of PSUs Earned

Effective tax rate assumed in targets will be held neutral to target at the time of measurement. Quantinuum business financials excluded from targets and will be excluded at the time of measurement.
(1)Three-year Relative TSR vs the 2023 Compensation Peer Group companies for period of January 1, 2023–December 31, 2025.
The Performance Plan is an important component aimed at driving progress toward the achievement of the long-term commitments we have made to our shareowners. At our investor day event in March 2023, we reiterated our updated corporate long-term targets (which were increased in March 2022), reflecting progress on our breakthrough technology and transformation initiatives, strong multi-year performance and our commitment to rigorous target setting. These updated targets also reflect our strong positions in favorable end markets across our portfolio.

KEY METRICS	PRIOR LONG TERM TARGETS	CURRENT LONG TERM TARGETS

Sales Growth	3%–5% Organic Growth	4%–7% Organic Growth

Segment Margin Expansion	30 bps–50 bps per Year	40 bps–60 bps per Year

Free Cash Flow Margin	No Prior Target	Mid-Teens Percent of Sales

Capital Deployment	No Prior Target	Deploy at Least $25B Between 2023-2025
Company long-term targets first published in March 2022 and reiterated at the March 2023 Investor Day.

2024 NOTICE AND PROXY STATEMENT |	71

COMPENSATION DISCUSSION AND ANALYSIS
2023-2025 PERFORMANCE PLAN AWARDS TO NEOs
The following table presents the number of Performance Stock Units granted to the NEOs for the 2023-2025 performance period, along with their respective grant date value:

NEO	Target # of PSUs(1)	Grant Date Value(2)
Mr. Kapur	24,841	$5,020,121
Mr. Lewis	13,469	2,735,150
Ms. Madden	12,274	2,492,481
Mr. Boldea	9,356	1,899,923
Mr. Currier	8,497	1,550,108
Mr. Adamczyk	44,321	9,000,265
(1)Reflects the total number of PSUs awarded in 2023 for the 2023-2025 Performance Plan cycle. Annual officer PSUs were awarded to Messrs. Kapur (14,527 units), Lewis, Boldea, and Adamczyk and Ms. Madden on February 10, 2023. Mr. Kapur received an additional PSU award (10,314 units) in connection with his promotion to Honeywell CEO on June 1, 2023. Mr. Currier received his PSU award at the time of his promotion to CEO and President, Aerospace in August 2023.
(2)The grant date value was determined based on (a) the fair market value of Honeywell stock on the date of grant for the 75% of the award tied to performance against internal metrics, and (b) a multifactor Monte Carlo simulation of Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group, for the 25% of the award with payout determined based on three-year TSR relative to the Compensation Peer Group.
At the end of the performance period, the total number of PSUs earned for each NEO shall be determined on a formulaic basis. Dividend equivalents applied during the vesting period as additional PSUs will be adjusted based on the final number of PSUs earned. In determining the final distributions of earned awards, 50% of the resulting PSUs earned will be converted to shares of Company common stock and issued to each NEO, subject to the holding period requirements for officers. The remaining 50% shall be converted to cash based on the fair market value of a share of Honeywell stock on the last day of the performance period and paid to each NEO in the first quarter following the end of the performance period.
Prior to his promotion to President and CEO, Aerospace in August 2023, Mr. Currier also received an executive-level award of performance cash units under the 2023-2025 Performance Plan in February, 2023, with a target value of $144,000. While the MDCC considered this award for purposes of determining Mr. Currier's total target 2023 compensation, pursuant to SEC disclosure rules, cash-based long-term performance awards are not reported on the Summary Compensation Table until the performance period ends and the value of the final earned award is determined.

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COMPENSATION DISCUSSION AND ANALYSIS
2021-2023 PERFORMANCE PLAN ASSESSMENT

2021-2023 SUMMARY
•MDCC approved 2021-2023 PSU payout = 145% of target (Corporate officers).
•Payout reflects 3-year financial results that exceeded plan targets.
•Payout reduced for below threshold result on the 3-year Relative TSR metric for the measurement period ending December 31, 2023 (shareowner alignment).

PSU Formulaic Calculation
In February 2024, the MDCC reviewed the outcomes for the 2021-2023 executive officer PSUs, determined as of December 31, 2023. The following table displays the formulaic 2021-2023 PSU calculation payout results:

Total Honeywell	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
Cumulative Revenue ($M)	$102,156	$105,861	$109,567	$108,837	180%	25%	45%
Average Segment Margin Rate	20.8%	21.3%	>=21.8%	22%	200%	25%	50%
Average ROI	20.8%	21.6%	>= 22.3%	23.4%	200%	25%	50%
3-Year Relative TSR	35th Percentile	50th Percentile	>= 75th Percentile	11th Percentile	0%	25%	0%

Total PSU Calculated Percentage — Corporate NEOs (Messrs. Adamczyk and Lewis, and Ms. Madden) — based 100% on performance against Total Honeywell goals.							145%

HBT	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
Cumulative Revenue ($M)	$16,522	$17,121	$17,720	$18,347	200%	12.5%	25%
Average Segment Margin Rate	22.2%	22.7%	>= 23.2%	23.9%	200%	12.5%	25%
Average ROI	26.0%	26.9%	>= 27.8%	29.3%	200%	12.5%	25%

PMT	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
Cumulative Revenue ($M)	$29,357	$30,422	$31,486	$33,275	200%	12.5%	25%
Average Segment Margin Rate	20.6%	21.1%	>= 21.6%	21.8%	200%	12.5%	25%
Average ROI	13.2%	13.7%	>= 14.2%	17.4%	200%	12.5%	25%

Total PSU Calculated Percentage — Mr. Kapur calculated on a pro-rata basis based on performance of HBT, PMT, and Total Honeywell(2)							146.8%

(1)Business unit executives have a portion of their Performance Plan payout based on performance against plan goals set at the business unit level (i.e., business unit three-year cumulative revenue, business unit average segment margin rate, and business unit three-year average ROI). Consistent with goal setting parameters, revenue was adjusted to exclude the impact of corporate transactions and fluctuations in foreign currency. Segment margin was adjusted to exclude the impact of corporate transactions. ROI was adjusted to exclude the impact of corporate transactions and the impact of pension income and asset fluctuations.

(2)For the portion of his time in each business unit (i.e., HBT and PMT), Mr. Kapur's calculated payout was based (i) 37.5% on performance against the business unit financial goals, (ii) 37.5% on performance against the Total Honeywell financial goals, and (iii) 25% on Honeywell's three-year relative TSR performance.

2024 NOTICE AND PROXY STATEMENT |	73

COMPENSATION DISCUSSION AND ANALYSIS
The table below shows plan-basis TSR details for Honeywell and the 2021 Compensation Peer Group for the three-year performance period of January 1, 2021–December 31, 2023:

Company Name	3-Year Relative Percentile Ranking (1)
3M Company	0%
Boeing Co.	27%
Caterpillar Inc.	67%
Deere & Company	47%
Dow Inc.	13%
Dupont de Nemours, Inc.	7%
Eaton Corporation plc	93%
Emerson Electric Co.	33%
General Dynamics Corporation	73%
General Electric Company	80%
Illinois Tool Works Inc.	53%
Johnson Controls Int. plc	20%
Lockheed Martin Corp.	60%
Phillips 66	87%
Raytheon Technologies Corp.	40%
Schlumberger Ltd.	100%
Honeywell International Inc.	11%
(1)Based on three-year TSR determined on a ‘plan-basis’, which uses a 30-trading day average of stock prices from the beginning, and to the end, of the three-year performance period.
Honeywell's plan-basis 3-year relative percentile ranking of 11% was below threshold for this performance plan cycle. As a result, no portion of the 2021-2023 performance plan award was earned on this metric.
Payout Decision
In February 2024, the MDCC reviewed and assessed the overall formulaic PSU calculation for the 2021-2023 performance cycle for the NEOs that received them. Calculated performance equaled 145% for the Corporate NEOs. The calculated payout for Mr. Kapur of 146.8% reflects a blended proration based on his service in HBT, PMT, and Corporate over the 3-year performance period. Messrs. Boldea and Currier did not receive PSUs for the 2021-2023 cycle.
2021-2023 PSU Payouts
Based on the final approved award payout percentages for the 2021-2023 performance period for those NEOs who received their 2021-2023 Performance Plan award in the form of PSUs, the MDCC approved the following individual awards to the NEOs:

NEO	2021-2023 PSUs at Target(1)	Total Payout %	Total 2021-2023 PSUs Earned
Mr. Adamczyk	37,277	145%	54,052
Mr. Kapur	6,547	146.8%	9,611
Mr. Lewis	11,722	145%	16,997
Ms. Madden	11,722	145%	16,997
(1)Includes additional PSUs from dividend equivalents.
Earned awards became fully vested on February 12, 2024. 50% of the PSUs earned were converted to shares of Honeywell common stock, with the net shares paid subject to an additional one-year holding period, in accordance with the officer stock ownership guidelines. The remaining 50% was converted to cash based on the closing stock price of Honeywell common stock on December 31, 2023, and paid in March 2024.

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COMPENSATION DISCUSSION AND ANALYSIS
2021-2023 Performance Cash Unit Payouts (Mr. Currier only)
In February 2024, the MDCC also reviewed the calculated outcomes for the 2021–2023 Performance Cash Units (PCUs) issued to non-officer executives in 2021 (which included Mr. Currier, who was a non-officer at the time of grant). The non-officer performance plan follows the same structure as the 2021–2023 PSUs described above, but excludes the portion of the award that is tied to relative TSR.

AERO	Threshold	Target	Maximum	Actual Plan Performance(1)	Payout Factor	Weight	Weighted Payout %
AERO Revenue	$36,021	$37,327	$38,634	$36,561	71%	16.7%	12%
AERO Margin	26.2%	26.7%	>= 27.2%	27.1%	180%	16.7%	30%
AERO ROI	42.1%	43.6%	>= 45.1%	41.7%	0%	16.7%	0%
HON Revenue	$102,156	$105,861	$109,567	$108,837	180%	16.7%	30%
HON Segment Margin Rate	20.8%	21.3%	>= 21.8%	22.0%	200%	16.7%	33%
HON Average ROI	20.8%	21.6%	>= 22.3%	23.4%	200%	16.7%	33%

Total Earned Performance Cash Unit Payout Percentage — AERO executives (non-officer), includes Mr. Currier as non-officer in 2021							138%
(1)Results for AERO executives based 50% on performance against Total Honeywell targets and 50% on performance against Aerospace targets.
Based on the final approved award payout percentage for non-officer Aerospace executives who received a 2021-2023 Performance Plan award in the form of performance cash units, the following individual award was earned by Mr. Currier:

NEO	2021-2023 Performance Cash Units at Target	Value Per Unit	Total Earned Award	Total 2021-2023 Performance Cash Award Earned
Mr. Currier	934	$100.00	138%	$128,892
The earned award for Mr. Currier became fully vested on February 12, 2024, and was paid in cash in March 2024.
In accordance with SEC disclosure requirements for cash-based awards, 100% of the earned cash award for Mr. Currier for the 2021-2023 performance period is included as part of 2023 Non-Equity Incentive Compensation on the Summary Compensation Table, even though originally granted in 2021. The MDCC considered this 2021-2023 cash unit award as part of Mr. Currier's 2021 total annual direct compensation (in the year it was granted), which differs from how it is reported on the Summary Compensation Table.
Mr. Currier became an executive officer in August 2023, and he has received PSU awards since then.

2024 NOTICE AND PROXY STATEMENT |	75

COMPENSATION DISCUSSION AND ANALYSIS
STOCK OPTIONS

Stock options granted to the NEOs in 2023 represented 25% of their total annual LTI value and mix. The MDCC believes that stock options continue to be an important element for focusing executives on actions that drive long-term stock appreciation, which is directly aligned with the interests of our shareowners.
Stock options vest 25% per year over four years and have a 10-year term to exercise. The strike price for the 2023 annual stock options granted to NEOs in February is $199.60, which was the fair market value of Honeywell stock on the date of grant (February 10, 2023). The grant date fair value of a stock option was determined by a third-party valuation company using a Black-Scholes valuation method.

NEO	# of Stock Options(1)	Grant Date Value(2)
Mr. Kapur	65,552	$2,510,104
Mr. Lewis	34,270	1,367,716
Ms. Madden	31,225	1,246,190
Mr. Boldea	23,805	950,058
Mr. Currier	24,271	919,053
Mr. Adamczyk	112,755	4,500,052
(1)Reflects the total number of stock options awarded to each NEO in 2023. The strike price for options granted is equal to the fair market value of Honeywell stock on the date of grant. Options vest 25% per year over four years from the grant date. Upon exercise, stock options are settled in shares of Honeywell stock with the NEO required to hold the resulting net gain shares at least one year before being able to sell them.
(2)Annual officer stock options were awarded to Messrs. Kapur (36,960 options), Lewis, Boldea, and Adamczyk and Ms. Madden on February 10, 2023, at a Black-Scholes value of $39.91 per option. Mr. Kapur received an additional stock option award (28,592 options) in connection with his promotion to Honeywell CEO on June 1, 2023, at a Black-Scholes value of $36.20 per option. Mr. Currier received his annual award (3,719 options) on February 23, 2023, at a Black-Scholes value of $38.73 per option, and an additional stock options award (20,552 options) at the time of his promotion to CEO and President, Aerospace on August 1, 2023, at a Black-Scholes value of $37.71 per option.
RESTRICTED STOCK UNITS

RSUs granted to the NEOs in 2023 represented 25% of their total annual LTI value and mix. RSUs vest 33%, 33%, and 34% on the second, third, and fourth anniversaries of the grant date, respectively. This vesting period is aligned with market practices and is designed to strengthen retention.

The following table presents the total number of RSUs granted to each NEO in 2023 and their respective grant date values:

NEO	# of RSUs(1)(2)	Grant Date Value(3)
Mr. Kapur	12,770	$2,510,102
Mr. Lewis	6,850	1,367,260
Ms. Madden	6,245	1,246,502
Mr. Boldea	4,760	950,096
Mr. Currier	4,740	919,310
Mr. Adamczyk	22,545	4,499,982
(1)Annual RSUs were awarded to Messrs. Kapur (7,390 RSUs), Lewis, Boldea, Currier (742 RSUs) and Adamczyk and Ms. Madden in February 2023. Mr. Kapur received an additional award (5,380 RSUs) in connection with his promotion to Honeywell CEO on June 1, 2023. Mr. Currier received an additional award (3,998 RSUs) in connection with his promotion to CEO and President, Aerospace on August 1, 2023.
(2)Officer RSUs vest 33%, 33%, and 34% on the second, third, and fourth anniversaries of the grant date, respectively. During the vesting period, dividend equivalents will be earned in the form of additional RSU shares based on regular dividends paid by Honeywell, with such additional dividends vesting on the same timing as the underlying RSUs to which they relate. In addition, upon vesting, RSUs are settled in shares of Honeywell stock with the NEO required to hold the resulting net shares at least one year before being able to sell them.
(3)Grant date value is determined using the average of the high and low stock prices of Honeywell stock on the grant date. Numbers shown are based on a grant date value of $199.60 for the February 10, 2023 grants, $194.31 for the February 23, 2023 grant (Currier only), $192.39 for the June 1, 2023 grant, and $193.88 for the August 1, 2023 grant.

76	| 2024 NOTICE AND PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
OTHER COMPENSATION AND BENEFIT PROGRAMS
RETIREMENT PLANS
We offer various retirement benefits to our NEOs. Specifically, depending upon when and where they joined the Company, some NEOs may participate in broad-based plans, including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions. We also maintain an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of Internal Revenue Service (IRS) limitations. More information on retirement benefits can be found beginning on page 87.
NONQUALIFIED DEFERRED COMPENSATION PLANS
Honeywell executives (including the NEOs) may choose to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Executives can elect to defer up to 100% of their annual ICP awards. In addition, executives may also participate in the Honeywell Supplemental Savings Plan to defer base salary that cannot be contributed to the Company’s 401(k) savings plan due to IRS limitations. These amounts are matched by the Company only to the extent required to make up for a shortfall in the available match under the 401(k) savings plan due to IRS limitations. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis (5.11% for 2023). Matching contributions are treated as if invested in Company common stock. These plans are explained in more detail on page 89.
BENEFITS AND PERQUISITES
Our NEOs are entitled to participate in Honeywell-wide benefits such as life, medical, dental, and accidental death and disability insurance, which are competitive with other similarly sized companies. The NEOs participate in these programs on the same basis as the rest of our salaried employees. We also maintain low-cost excess liability coverage for all executive-level personnel, including the NEOs. The NEOs are also eligible for an annual executive physical, and Charlotte-based officers participate in a low-cost regional concierge medical service program.
Our security policy requires that our Executive Chairman and CEO use Honeywell aircraft for all air travel (business or personal) to ensure personal security and protect the confidentiality of our business. From time to time, we also permit other executive officers to use Honeywell aircraft for personal or business use. The security plan for the Executive Chairman and CEO also provides for home security and related monitoring.
RISK OVERSIGHT CONSIDERATIONS
The MDCC believes that balancing the various elements of Honeywell’s executive compensation program:
•Supports the achievement of competitive sales, earnings, and cash performance in variable economic and industry conditions without undue risk; and
•Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and adversely impact shareowner value.

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COMPENSATION DISCUSSION AND ANALYSIS
The following compensation design features guard against unnecessary or excessive risk-taking:

Robust processes for developing strategic and annual operating plans, approval of capital investments, internal controls over financial reporting, and other financial, operational, and compliance policies and practices.

Diversity of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long-cycle/short-cycle), products and services sold, and geographic footprint.

MDCC review and approval of corporate, business, and individual executive officer objectives to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking.

Executive compensation features that guard against unnecessary or excessive risk-taking include:
•Pay mix between fixed and variable, annual, and long-term, and cash and equity compensation is designed to encourage strategies and actions that are in the Company’s long-term best interests.
•Base salaries are positioned to be consistent with executives’ responsibilities, so they are not motivated to take excessive risks to achieve financial security.
•Incentive awards are determined based on a review of a variety of performance indicators, diversifying the risk associated with any single performance indicator.
•Design of long-term compensation program rewards executives for driving sustainable, profitable growth.
•Vesting periods for equity compensation awards encourage executives to focus on sustained stock price appreciation.
•Incentive plans are not overly leveraged, have maximum payout caps, and have design features that are intended to balance pay for performance with an appropriate level of risk-taking.
•The MDCC retains discretionary authority to exclude unusual or infrequently occurring items, extraordinary items, and the cumulative effect of changes in accounting treatment when determining performance attainment under formulaic plans where events and/or business conditions warrant.

Clawback policies provide the ability to recoup performance-based incentive awards (any compensation, whether in equity or cash, granted, earned or vested based wholly, or in part, on the attainment of a financial reporting measure) in the event of a restatement of the Company’s financial results. In addition to maintaining our existing clawback guidelines, which are applicable in the event our Board determines that a covered officer engaged in misconduct, our Board adopted a standalone Clawback Policy that is consistent with Rule 10D-1 of the Exchange Act and Nasdaq listing standards. In addition, clawback provisions in the Company’s stock plan and short-term incentive plan allow the Company to cancel shares or recover gains, or payments made, if an executive violates non-competition or non-solicitation provisions.

Prohibition on hedging and pledging of shares by executive officers and directors.

Ownership thresholds in the Company’s stock ownership guidelines for officers require NEOs to hold shares of common stock equal to four times their current annual base salary (six times for the CEO), as detailed in the Stock Ownership Guidelines.

Holding periods in the Company's stock ownership guidelines require that officers must hold 100% of the net shares from vesting of RSUs, the net shares issued from PSUs, and the net gain shares from option exercises for at least one year.

Based upon the MDCC’s risk oversight and compensation policies, the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on Honeywell’s operations or results. A full discussion of the role of the Board in the risk oversight process begins on page 40 of this Proxy Statement.
STOCK OWNERSHIP GUIDELINES
The MDCC believes that Honeywell executives more effectively pursue shareowners’ long-term interests if they hold substantial amounts of stock. Accordingly, the MDCC maintains minimum stock ownership guidelines for all executive officers.
Under these guidelines, the CEO must hold shares of common stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, equivalent shares held in qualified and nonqualified retirement accounts, and outstanding RSUs. Starting in 2023, and in response to feedback received from shareowners, the MDCC determined that outstanding PSUs will no longer be counted toward the required share ownership level. Other than Messrs. Boldea and Currier who have served as executive officers for less than two years, all other NEOs maintain ownership levels above our revised guidelines, as shown in the following table. Starting in 2024, the CEO must hold shares of common stock equal in value to ten times his current base salary. Other executive officers are required to own shares equal in value to five times their current base salary.

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COMPENSATION DISCUSSION AND ANALYSIS
NAMED EXECUTIVE OFFICERS’ STOCK OWNERSHIP

Mr. Kapur, CEO	Other NEOs (Average)

At 8x and 13x base pay, the value of our CEO's and our Other NEOs’ shareholdings meets or exceeds requirements	Higher levels of stock ownership reflect the long-term focus and commitment of the Honeywell executive team
Represents stock ownership as of March 13, 2024. Excludes shares held by Mr. Adamczyk, our former CEO.
In addition, the stock ownership guidelines require officers to hold for at least one year 100% of the “net shares” obtained from RSUs that vest, the “net shares” issued from PSUs, and the “net gain shares” obtained from the exercise of stock options. “Net shares” means the number of shares issued when RSUs vest or PSUs are earned, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained from exercising stock options, less the number of shares needed to cover the option exercise price and applicable taxes.
After the one-year holding period, officers may sell net shares or net gain shares (subject to the pre-approval by the CEO); however, after the sale, they must continue to meet the prescribed minimum stock ownership level.
RECOUPMENT/CLAWBACK
Our Board determined that it is in the Company’s best interests to ensure that all performance-based cash compensation and equity awards reflect actual performance. Consistent with such determination, our Board adopted a Clawback Policy, in accordance with Rule 10D-1 of the Exchange Act and Nasdaq listing standards.
This Clawback Policy is administered by our MDCC and enables the Company to recover from covered current and former executives certain incentive-based compensation in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws. Our Clawback Policy covers current and former executive officers, including all officers for purposes of Section 16 of the Exchange Act, and applies to any incentive-based cash compensation, that is granted, earned, or vested based wholly or in part on the attainment of any Company financial reporting measure.
If the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the MDCC shall require any executive officer covered by our Clawback Policy to reimburse or forfeit to the Company the amount of incentive-based compensation received by such executive officer based on the financial statements prior to the restatement that exceeds the amount such executive officer would have received had the incentive-based compensation been determined based on the financial restatement. The MDCC will not consider the executive officer’s responsibility or fault or lack thereof in enforcing our Clawback Policy to recoup the amount described above.
In addition, we maintain the clawback guidelines set forth in our Corporate Governance Guidelines. Under these guidelines, if the Board determines that a covered executive officer engaged in any misconduct that materially contributes to, or causes, a significant restatement of financial results, this may, independently, result in the recoupment (or clawback) of performance-based incentive awards (both equity- and cash-based awards). The complete text of the Corporate Governance Guidelines is posted on our website at investor.honeywell.com (see “Governance/Governance Overview”).

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COMPENSATION DISCUSSION AND ANALYSIS
In addition, if during the two-year period following an executive officer’s termination of employment with Honeywell, he or she commences employment with, or otherwise provides services to a Honeywell competitor, without the MDCC’s prior approval, or violates non-solicitation commitments, then the Company reserves the right, for awards issued under its Stock Incentive Plans, to:
•Cancel all unexercised options; and
•Recover any gains attributable to options that were exercised, and any value attributable to RSUs and Performance Plan awards that were paid, during the period beginning 12 months before and ending two years after the executive officer’s termination of employment.
Honeywell has entered into non-competition agreements with each of the NEOs that preclude them from going to work for a competitor for up to two years after termination of employment. The list of competitors and the duration of the non-competition covenant has been tailored, in each case, to the executive officer’s position and the competitive threat this represents. Because money damages cannot adequately compensate Honeywell for violations of these non-competition covenants, we have a full range of equitable remedies at our disposal to enforce these agreements, including the ability to seek injunctive relief.
TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Beginning in 2018, Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1 million for the Company’s “covered employees” without any exception for performance-based compensation, subject to a transition rule for certain written binding contracts in effect on November 2, 2017, and not materially modified after that date. The Company intends to comply with the transition rule for written binding contracts in effect on November 2, 2017, to the extent applicable, so long as the MDCC determines that to be in the Company’s best interest. As discussed above under Compensation Practices and Policies, the MDCC seeks to closely align executive pay with performance, even if there is no longer a “performance-based” provision under Section 162(m), and, in any case, the MDCC reserves the ability to structure compensation arrangements to provide appropriate compensation to the Company’s executives, even where such compensation is not deductible under Section 162(m).
PLEDGING AND HEDGING TRANSACTIONS IN COMPANY SECURITIES
Executive officers, directors, and any of their respective designees are prohibited from pledging Honeywell’s securities or using Honeywell’s securities to support margin debt. All other employees must exercise extreme caution in pledging Honeywell’s securities or using Honeywell’s securities to support margin debt.
Hedging by directors, executive officers, employees on our restricted trading list, any employee in possession of material nonpublic information, or any of their designees is prohibited, and it is strongly discouraged for all other employees. For this purpose, hedging means purchasing financial instruments (including prepaid variable forward sale contracts, equity swaps, collars, and interests in exchange funds) or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Company stock held, directly or indirectly, by them, whether the stock was acquired as part of a compensation arrangement or otherwise.
All employees, directors, and any of their respective designees are prohibited from engaging in short sales of Honeywell securities. Selling or purchasing puts or calls or otherwise trading in or writing options on Honeywell’s securities by employees, officers, and directors is also prohibited.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT
The MDCC reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the MDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Form 10-K for the year ended December 31, 2023.
The Management Development and Compensation Committee
Grace Lieblein (Chair)
Duncan B. Angove
William S. Ayer
D. Scott Davis (ex officio)
Deborah Flint
Rose Lee

80	| 2024 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE

Named Executive Officer	Year	Salary(2)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total Compensation(8)
Vimal Kapur Chief Executive Officer	2023	$1,225,000	$—	$7,530,223	$2,510,104	$2,416,500	$283,838	$435,965	$14,401,630
	2022	867,596	—	3,982,229	2,063,137	1,206,100	195,272	65,882	8,380,216
Gregory P. Lewis Senior Vice President and Chief Financial Officer	2023	920,612	—	4,102,410	1,367,716	1,162,900	322,347	75,443	7,951,428
	2022	881,754	—	3,952,325	1,693,116	1,064,300	315,289	72,292	7,979,076
	2021	830,493	—	4,518,031	1,643,520	1,107,000	215,089	65,570	8,379,703
Anne T. Madden Senior Vice President and General Counsel	2023	890,546	—	3,738,983	1,246,190	1,076,500	492,913	73,338	7,518,470
	2022	896,122	—	3,952,325	1,693,116	1,126,100	519,846	73,298	8,260,807
	2021	869,458	—	4,518,031	1,643,520	1,159,000	389,020	80,362	8,659,391
Lucian Boldea President and Chief Executive Officer, Performance Materials and Technologies	2023	769,231	—	2,850,019	950,058	975,200	501	214,697	5,759,706
	2022	184,615	200,000	6,300,176	1,190,024	832,000	—	13,423	8,720,239
James Currier(1) President and Chief Executive Officer, Aerospace	2023	531,560	—	2,469,418	919,053	829,692	99,247	46,413	4,895,383
Darius Adamczyk Executive Chairman and Former CEO	2023	1,459,712	—	13,500,247	4,500,052	2,834,000	515,490	219,867	23,029,368
	2022	1,700,000	—	13,397,352	5,597,460	3,736,600	757,453	248,733	25,437,598
	2021	1,675,616	—	14,486,389	5,248,350	3,910,000	608,232	171,533	26,100,120
(1)Mr. Currier is being reported as an NEO for the first time in 2024 (2023 compensation).
(2)Represents actual base salary paid in 2023.
(3)The 2023 Stock Awards column represents the sum of two components (i) PSU awards under the 2023-2025 Performance Plan, and (ii) RSU awards granted during the year. The unit grant date fair values of PSUs issued in 2023 were $203.07 for annual grants made to Messrs. Kapur (14,527 units), Lewis, Boldea, and Adamczyk and Ms. Madden on February 10, 2023, $200.71 for the promotional grant made to Mr. Kapur on June 1, 2023 (10,314 units), and $182.43 for the award to Mr. Currier on August 1, 2023. PSU unit values were calculated based on the value of Honeywell stock on the date of grant for the 75% of the award tied to performance against internal metrics, and (b) a multifactor Monte Carlo simulation of Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group, determined in accordance with FASB ASC Topic 718, for the 25% of the award with payout determined based on three-year TSR relative to the Compensation Peer Group. The unit grant date fair values of RSUs issued in 2023 were $199.60 for annual grants made to Messrs. Kapur (7,390 RSUs), Lewis, Boldea, and Adamczyk and Ms. Madden on February 10, 2023, $194.31 for the February 23, 2023 annual grant to Mr. Currier only (742 units), $192.39 for the June 1, 2023 promotional award to Mr. Kapur (5,380 RSUs), and $193.88 for the August 1, 2023 promotional award to Mr. Currier (3,998 RSUs). RSU unit values are determined using the average of the high and low stock prices of Honeywell stock on the grant date.

NEO	2023-2025 Performance Stock Units	Restricted Stock Units	Total Stock Awards
Mr. Kapur	$5,020,121	$2,510,102	$7,530,223
Mr. Lewis	2,735,150	1,367,260	4,102,410
Ms. Madden	2,492,481	1,246,502	3,738,983
Mr. Boldea	1,899,923	950,096	2,850,019
Mr. Currier	1,550,108	919,310	2,469,418
Mr. Adamczyk	9,000,265	4,499,982	13,500,247
(4)The 2023 Option Awards shown reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model at the time of grant, with the expected-term input derived from a risk-adjusted Monte Carlo simulation of the historical exercise behavior and probability-weighted movements in Honeywell’s stock price over time. Annual officer stock options were awarded to Messrs. Kapur (36,960 options), Lewis, Boldea, and Adamczyk and Ms. Madden on February 10, 2023, at a Black-Scholes value of $39.91 per option. Mr. Kapur received an additional stock option award (28,592 options) in connection with his promotion to Honeywell CEO on June 1, 2023, at a Black-Scholes value of $36.20 per option. Mr. Currier received his annual award (3,719 options) on February 23, 2023 at a Black-Scholes value of $38.73 per option, and an additional stock options award (20,552 options) at the time of his promotion to CEO and President, Aerospace on August 1, 2023, at a Black-Scholes value of $37.71 per option. A discussion of the assumptions used in the valuation of option awards made in fiscal year 2023 may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2023.

2024 NOTICE AND PROXY STATEMENT |	81

EXECUTIVE COMPENSATION TABLES
(5)The 2023 Non-Equity Incentive Plan Compensation value for each NEO, except Mr. Currier, represents their annual ICP award for the 2023 plan year. 80% of the ICP award is determined using the pre-set formulaic methodology discussed beginning on page 61, 15% is based on individual assessments determined by the MDCC discussed beginning on page 63, and the remaining 5% is based on ESG metrics discussed on page 67. The amount for Mr. Currier includes the sum of both his 2023 annual ICP award and his earned payout from Performance Plan cash units issued for the January 1, 2021–December 31, 2023 cycle, that is required to be reported in the final year of the performance period under SEC rules, even though granted in 2021 and covering a three-year period. The following table provides the breakdown of the amounts reported as 2023 Non-Equity Incentive Plan Compensation for Mr. Currier:

NEO	2023 ICP Award	2021-2023 Performance Cash Unit Payout	Total Non-Equity Incentive Plan Compensation
Mr. Currier	$700,800	$128,892	$829,692
(6)Represents (i) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from December 31, 2022 to December 31, 2023 (as disclosed in the Pension Benefits table on page 87 of this Proxy Statement) and (ii) interest earned in 2023 on deferred compensation that is considered “above-market interest” under SEC rules (as discussed beginning on page 89).

NEO	Change in Pension Value(a)	NQDC Interest(b)	Total Change in Pension Value and Nonqualified Deferred Compensation Earnings
Mr. Kapur	$260,766	$23,072	$283,838
Mr. Lewis	316,901	5,446	322,347
Ms. Madden	388,957	103,956	492,913
Mr. Boldea	—	501	501
Mr. Currier	99,049	198	99,247
Mr. Adamczyk	501,415	14,075	515,490
(a)The change in aggregate pension value was calculated as the change in present value of the accumulated retirement benefit for each Named Executive Officer and was calculated as the lump sum available from the Retirement Earnings formula at the date indicated. Mr. Boldea is not eligible for a Company- sponsored pension plan.
(b)Represents earnings under the Honeywell Excess Benefit Plan, Honeywell Supplemental Savings Plan, Honeywell Deferred Incentive Plan, or deferred RSU awards that are in excess of that determined using SEC market interest rates.
(7)For 2023, All Other Compensation consists of the following:

NEO	Matching Contributions(a)	Personal Use of Company Aircraft(b)	Security(c)	Relocation and Loss on Sale(d)	Tax Gross- up(e)	Excess Liability Insurance(f)	Executive Physical/ Medical Services (g)	Total Other Compensation
Mr. Kapur	$85,750	$303,986	$—	$22,502	$15,637	$3,000	$5,090	$435,965
Mr. Lewis	64,443	—	—	—	—	3,000	8,000	75,443
Ms. Madden	62,338	—	—	—	—	3,000	8,000	73,338
Mr. Boldea	53,846	—	—	128,928	23,310	3,000	5,612	214,697
Mr. Currier	37,209	—	—	—	—	1,837	7,366	46,413
Mr. Adamczyk	102,180	103,925	2,762	—	—	3,000	8,000	219,867
(a)Represents total Company matching contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell 401(k) Plan and the non-tax-qualified Supplemental Savings Plan. The value of registrant contributions includes annual matching contributions that were credited to the Named Executive Officers in January 2024 for the 2023 year.
(b)For security reasons, Messrs. Kapur and Adamczyk are required by Company policy to use Company aircraft for all business and personal travel (requirement to use Company aircraft for specific personal travel may be waived at the discretion of Honeywell’s security personnel). Personal travel for Mr. Kapur was predominately associated with commuting trips between Houston and Charlotte due to his relocation from Houston to Charlotte in 2023. Other NEOs may have access to available corporate aircraft for personal travel, from time to time, if approved by the CEO. The amount shown for each NEO represents the aggregate incremental cost of personal travel. This amount is calculated by multiplying the total number of personal flight hours by the average direct variable operating costs (e.g., expenses for aviation employees, variable aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for Company aircraft.
(c)In accordance with the CEO security plan, represents the total paid by the Company in 2023 for expenses relating to personal residential security provided to protect Mr. Adamczyk.
(d)Represents relocation assistance in connection with the promotion of Mr. Kapur and hiring of Mr. Boldea. Both were eligible for the same level of relocation assistance and loss-on-sale recovery that is made available to other executive-level employees when relocating.
(e)Tax gross-up on relocation costs that are otherwise taxable to the NEO under IRS rules. This represents a one-time item necessary to ensure executives were not negatively impacted by their necessary relocations. Mr. Kapur relocated from Houston, Texas to Charlotte, North Carolina where the Corporate Headquarters is located. Mr. Boldea relocated from Kingsport, Tennessee to Houston, Texas where the PMT Headquarters is located.
(f)Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.
(g)Represents cost of the annual executive physical covered by the Company (excess over insurance) and concierge medical services provided to Charlotte-based officers.
(8)Represents total reportable compensation determined in accordance with SEC disclosure requirements.

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EXECUTIVE COMPENSATION TABLES
OTHER COMPENSATION TABLES
GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2023

Named Executive Officer (NEO)	Award Type(1)	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4)	All Other Option Awards: Number of Securities Underlying Options(5)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold(2)	Target	Maximum	Threshold	Target	Maximum
Vimal Kapur	ICP		$19,953	$1,995,332	$3,990,664
	NQSO	2/10/2023								36,960	$199.60	$200.47	$1,475,074
	PSU23-25	2/10/2023				908	14,527	29,054					2,949,998
	RSU	2/10/2023							7,390				1,475,044
	NQSO	6/1/2023								28,592	192.39	193.86	1,035,030
	PSU23-25	6/1/2023				645	10,314	20,628					2,070,123
	RSU	6/1/2023							5,380				1,035,058
Gregory P. Lewis	ICP		9,603	960,299	1,920,598
	NQSO	2/10/2023								34,270	199.60	200.47	1,367,716
	PSU23-25	2/10/2023				842	13,469	26,938					2,735,150
	RSU	2/10/2023							6,850				1,367,260
Anne T. Madden	ICP		9,272	927,197	1,854,394
	NQSO	2/10/2023								31,225	199.60	200.47	1,246,190
	PSU23-25	2/10/2023				767	12,274	24,548					2,492,481
	RSU	2/10/2023							6,245				1,246,502
Lucian Boldea	ICP		8,000	800,000	1,600,000
	NQSO	2/10/2023								23,805	199.60	200.47	950,058
	PSU23-25	2/10/2023				585	9,356	18,712					1,899,923
	RSU	2/10/2023							4,760				950,096
James Currier	ICP		5,514	551,385	1,102,770
	NQSO	2/23/2023								3,719	194.31	195.02	144,037
	PCU23-25	2/23/2023	240	1,440	2,880								144,000
	RSU	2/23/2023							742				144,178
	NQSO	8/1/2023								20,552	193.88	191.30	775,016
	PSU23-25	8/1/2023				531	8,497	16,994					1,550,108
	RSU	8/1/2023							3,998				775,132
Darius Adamczyk	ICP		23,402	2,340,176	4,680,352
	NQSO	2/10/2023								112,755	199.60	200.47	4,500,052
	PSU23-25	2/10/2023				2,770	44,321	88,642					9,000,265
	RSU	2/10/2023							22,545				4,499,982
(1)Award Type:
ICP = Incentive Compensation Plan (for 2023 performance year, paid in 2024)
NQSO = Nonqualified Stock Option
PCU23-25 = 2023-2025 Performance Cash Unit (Currier only)
PSU23-25 = 2023-2025 Performance Stock Unit
RSU = Restricted Stock Unit
(2)Represents the minimum level of performance that must be achieved for any amount to be payable.
(3)The amount in the Target column represents the number of PSUs awarded to the Named Executive Officer in 2023 under the 2016 Stock Incentive Plan for the performance period of January 1, 2023–December 31, 2025. Actual earned PSU awards may range from 0% to 200% based on performance against plan metrics over the three-year performance period. Awards vest 100% in February 2026. 50% of the total number of PSUs earned will be converted to, and paid in, cash. 50% of the earned PSUs will be paid in shares subject to a minimum one-year holding period.
(4)Represents the number of RSUs awarded to the Named Executive Officer in 2023 under the 2016 Stock Incentive Plan. Annual RSUs vest in three installments; 33% on each of the second and third anniversaries of the grant date and 34% on the fourth anniversary of the grant date.
(5)NQSO awards in this column represent the number of annual stock options awarded to the Named Executive Officers on the Grant Date. These stock options vest in equal annual installments over a period of four years and have a ten-year term. The exercise price is equal to the fair market value of Honeywell stock on the date of grant.
(6)The grant date fair values for NQSO awards was calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option valuation model at the time of grant. NQSO grant date values were: $39.91 for February 10, 2023 grants, $38.73 for the February 23, 2023 grant, $36.20 for the June 1, 2023 grant and $37.71 for the August 1, 2023 grant. A more detailed discussion of the assumptions used in the valuation of stock option awards may be found in Note 15 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2023. The grant date fair value for RSUs were determined using the average of the high and low stock prices of Honeywell stock on the grant date. Grant date fair values for RSUs issued in 2023 were: $199.60 for February 10, 2023 grants, $194.31 for the February 23, 2023 grant, $192.39 for the June 1, 2023 grant, and $193.88 for the August 1, 2023 grant. The grant date fair value for PSU23-25 awards were calculated based on the value of Honeywell stock on the date of grant for the 75% of the award tied to performance against internal metrics, and (b) a multifactor Monte Carlo simulation of Honeywell’s stock price and TSR relative to each of the other companies in the Compensation Peer Group, determined in accordance with FASB ASC Topic 718, for the 25% of the award with payout determined based on three-year TSR relative to the Compensation Peer Group. The PSU23-25 grant date fair values were: $203.07 for grants made on February 10, 2023, $200.71 for the grant made on June 1, 2023, and $182.43 for the grant made on August 1, 2023. The grant date fair value for the PCU23-25 award was $100.

2024 NOTICE AND PROXY STATEMENT |	83

EXECUTIVE COMPENSATION TABLES
DESCRIPTION OF PLAN-BASED AWARDS
All NQSO, PSU, and RSU awards granted to the Named Executive Officers in fiscal year 2023 were granted under the Company’s 2016 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2016 Stock Incentive Plan and the relevant award agreements. A detailed discussion of these long-term incentive awards can be found beginning on page 68 of this Proxy Statement.
OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

		Option Awards(1)				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Number of Unearned Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Vimal Kapur	2023	—	28,592	$192.39	5/31/2033	5,467	(3)	$1,146,485	10,481	(4)	$2,197,971
	2023	—	36,960	199.60	2/9/2033	7,549	(5)	1,583,101	14,841	(4)	3,112,306
	2022	5,212	15,634	189.18	7/27/2032	1,636	(6)	343,086	5,078	(8)	1,064,907
	2022	11,050	33,150	189.72	2/10/2032	3,127	(7)	655,763	10,737	(8)	2,251,656
	2021	14,150	14,150	202.72	2/11/2031	1,350	(9)	283,109
	2021	—	—	—	—	9,611	(10)	2,015,523
	2020	25,725	8,575	180.92	2/13/2030	1,233	(11)	258,572
	2019	28,600	—	154.22	2/25/2029	635	(12)	133,166
	2018	17,232	—	148.79	2/26/2028	—		—
	2017	16,188	—	119.69	2/27/2027	—		—
	Total	118,157	137,061			30,608		6,418,804	41,137		8,626,840
Gregory P. Lewis	2023	—	34,270	199.60	2/9/2033	6,998	(5)	1,467,551	13,760	(4)	2,885,610
	2022	13,725	41,175	189.72	2/10/2032	3,961	(7)	830,661	13,343	(8)	2,798,161
	2021	25,600	25,600	202.72	2/11/2031	2,416	(9)	506,659
	2021	—	—	—	—	16,997	(10)	3,564,441
	2020	52,650	17,550	180.92	2/13/2030	2,539	(11)	532,454
	2019	56,800	—	154.22	2/25/2029	1,270	(12)	266,332
	2018	26,110	—	148.79	2/26/2028	—		—
	2017	26,110	—	119.69	2/27/2027	—		—
	2016	25,209	—	98.70	2/24/2026	—		—
	Total	226,204	118,595			34,181		7,168,098	27,103		5,683,770
Anne T. Madden	2023	—	31,225	199.60	2/9/2033	6,380	(5)	1,337,950	12,539	(4)	2,629,554
	2022	13,725	41,175	189.72	2/10/2032	3,961	(7)	830,661	13,343	(8)	2,798,161
	2021	25,600	25,600	202.72	2/11/2031	2,416	(9)	506,659
	2021	—	—	—	—	16,997	(10)	3,564,441
	2020	52,650	17,550	180.92	2/13/2030	2,539	(11)	532,454
	2019	56,800	—	154.22	2/25/2029	1,270	(12)	266,332
	2018	31,959	—	148.79	2/26/2028	1,834	(13)	384,608
	2017	28,199	—	119.69	2/27/2027	—		—
	2016	28,885	—	98.70	2/24/2026	—		—
	Total	237,818	115,550			35,397		7,423,105	25,882		5,427,714
Lucian Boldea	2023		23,805	199.60	2/9/2033	4,862	(5)	1,019,610	9,558	(4)	2,004,408
	2022	8,797	26,390	171.73	10/2/2032	17,716	(14)	3,715,222	9,570	(8)	2,006,925
	Total	8,797	50,195			22,578		4,734,832	19,128		4,011,333
James Currier	2023	—	20,552	193.88	7/31/2033	4,041	(15)	847,438	8,590	(4)	1,801,409
	2023	—	3,719	194.31	2/22/2033	758	(16)	158,960
	2022	1,081	3,243	189.72	2/10/2032	732	(17)	153,508
	2022	—	—	—	—	1,831	(18)	383,979
	2021	1,454	1,454	202.72	2/11/2031	488	(19)	102,338
	2020	2,920	973	180.92	2/13/2030	1,426	(20)	299,046
	2019	2,520	—	154.22	2/25/2029	641	(21)	134,424
	2018	1,671	—	148.79	2/26/2028
	Total	9,646	29,941			9,917		2,079,694	8,590		1,801,409

84	| 2024 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

		Option Awards(1)				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Number of Unearned Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)
Darius Adamczyk	2023	—	112,755	$199.60	2/9/2033	23,032	(5)	$4,830,041	45,279	(4)	$9,495,459
	2022	45,375	136,125	189.72	2/10/2032	13,135	(7)	2,754,541	43,888	(8)	9,203,752
	2021	81,750	81,750	202.72	2/11/2031	7,816	(9)	1,639,093
	2021	—	—	—	—	54,052	(10)	11,335,245
	2020	171,600	57,200	180.92	2/13/2030	8,416	(11)	1,764,919
	2019	215,300	—	154.22	2/25/2029	4,782	(12)	1,002,833
	2018	140,685	—	148.79	2/26/2028	8,168	(13)	1,712,911
	2017	225,598	—	119.69	2/27/2027	—		—
	2016	105,040	—	107.42	4/3/2026	—		—
	Total	985,348	387,830			119,401		25,039,584	89,167		18,699,212
(1)Stock option grants vest in four installments at the rate of 25% per year beginning on the first anniversary of the date of grant.
(2)Market value determined using the closing market price of $209.71 per share of common stock on December 29, 2023.
(3)2023 RSU grant will vest 33% on each of June 1, 2025 and June 1, 2026, with the remaining RSUs vesting on June 1, 2027. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(4)Represents PSUs issued under the 2023-2025 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected on the table includes dividend equivalents applied on the target number of shares through December 31, 2023, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(5)2023 RSU grants will vest 33% on each of February 10, 2025 and February 10, 2026, with the remaining RSUs vesting on February 10, 2027. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(6)2022 RSU grant will vest 33% on each of July 28, 2024 and July 28 2026, with the remaining RSUs vesting on July 28, 2028. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(7)2022 RSU grants will vest 33% on each of February 11, 2024 and February 11, 2026, with the remaining RSUs vesting on February 11, 2028. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(8)Represents PSUs issued under the 2022-2024 Performance Plan. Actual payout will be based on final performance against plan metrics for the full three-year cycle. The number of PSUs reflected on the table includes dividend equivalents applied on the target number of shares through December 31, 2023, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(9)A portion of these 2021 RSU grants vested on February 12, 2023. The remaining RSUs will vest 49% on February 12, 2025 and 51% on February 12, 2027. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(10)Represents PSUs issued under the 2021-2023 Performance Plan based on final MDCC approved payout for the full three-year cycle. The number of PSUs reflected on the table includes dividend equivalents applied on the target number of shares through December 31, 2023, which were reinvested as additional unvested PSUs that will vest on the same basis as the underlying PSUs to which they relate.
(11)A portion of these 2020 RSU grants vested on February 14, 2022. The remaining RSUs will vest 49% on February 14, 2024 and 51% vesting on February 14, 2026. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(12)A portion of these 2019 RSU grants vested on February 26, 2021 and February 26, 2023. The remaining RSUs will vest on February 26, 2025. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(13)A portion of these 2018 RSU grants vested on February 27, 2020 and February 27, 2022. The remaining RSUs will vest on February 27, 2024. The number of RSUs reflected here include dividend equivalents applied through December 31, 2023, which were reinvested as additional RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(14)Mr. Boldea received two RSU grants on October 3, 2022. The first award (3,048 RSUs as of 12/31/2023) will vest 33% on each of October 3, 2024 and October 3, 2026, with the remaining RSUs vesting on October 3, 2028. A portion of the second award vested on October 3, 2023 with the remaining 14,668 RSUs vesting 67% on October 3, 2024 and 33% on October 3, 2025. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(15)2023 RSU grant will vest 33% on each of August 1, 2025 and August 1, 2026, with the remaining RSUs vesting on August 1, 2027. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(16)2023 RSU grant will vest 100% on February 26, 2026. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(17)2022 RSU grant will vest 100% on February 11, 2025. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(18)A portion of these RSUs vested on February 11, 2023. The remaining RSUs will vest 49% on February 11, 2025 and 51% vesting on February 11, 2027. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.

2024 NOTICE AND PROXY STATEMENT |	85

EXECUTIVE COMPENSATION TABLES
(19)2021 RSU grant will vest 100% on February 12, 2024. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(20)A portion of these RSUs vested on July 30, 2022. The remaining RSUs will vest 49% on July 30, 2024 and 51% vesting on July 30, 2026. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
(21)A portion of these RSUs vested on July 25, 2021 and on July 25, 2023. The remaining RSUs will vest on July 25, 2025. The number of RSUs reflected on the table includes dividend equivalents applied through December 31, 2023, which were reinvested as additional unvested RSUs that will vest based on the same vesting schedule as the RSUs to which they relate.
OPTION EXERCISES AND STOCK VESTED — FISCAL YEAR 2023

	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise(1)		Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)		Value Realized on Vesting(4)
Mr. Kapur	31,246	(5)	$3,112,053	12,754	(6)	$2,617,849
Mr. Lewis	23,107	(7)	2,312,657	23,920	(8)	4,884,644
Ms. Madden	—		—	25,164	(9)	5,160,154
Mr. Boldea	—		—	9,726	(10)	1,765,053
Mr. Currier	—		—	2,827	(11)	567,988
Mr. Adamczyk	157,561	(12)	14,634,407	91,946	(13)	18,718,414
(1)Represents the total number of stock options exercised during 2023 before the sale of option shares to cover the option exercise price, transaction costs, and applicable taxes.
(2)Represents “in the money” value of stock options at exercise calculated as: the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised. The individual totals may include multiple exercise transactions during the year. Under Honeywell’s Stock Ownership Guidelines, an officer must hold after-tax net gain shares from an options exercise for at least one year before they can be sold (waived upon retirement).
(3)Represents the total number of RSUs and PSUs that vested during 2023 before share withholding for taxes and transaction costs.
(4)Represents the total value of RSUs and PSUs at the vesting. The individual totals may include multiple vesting transactions during the year. RSUs are calculated at the average of the high and low share price of one share of common stock on the day of vesting multiplied by the total number of units that vested. PSUs are paid 50% as cash and 50% as shares; Cash value is calculated using the closing price of 12/31/2022 and the value of shares is calculated at the average of the high and low share price upon payout on 2/14/2023. Under Honeywell's Stock Ownership Guidelines, an officer must hold after-tax net shares from an RSU or PSU vesting for at least one year before they can be sold (waived upon retirement).
(5)Relates to stock options originally granted in February 2014, 2015, and 2016 with a ten-year term that would have expired in 2024, 2025, and 2026 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Kapur receiving a total of 8,706 net gain shares. Net gain shares must be held at least one year before they can be sold.
(6)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 1,826 net shares were retained. Upon the vesting of PSUs, 4,749 shares were settled in cash, and 2,592 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held for at least one year before they can be sold.
(7)Relates to stock options originally granted in February 2015 with a ten-year term that would have expired in 2025 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Lewis receiving a total of 6,447 net gain shares. Net gain shares must be held at least one year before they can be sold.
(8)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 2,436 net shares were retained. Upon the vesting of PSUs, 9,752 shares were settled in cash, and 5,399 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held for at least one year before they can be sold.
(9)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 3,127 net shares were retained. Upon the vesting of PSUs, 9,752 shares were settled in cash, and 5,399 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held for at least one year before they can be sold.
(10)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 5,897 net shares were retained. Net shares must be held for at least one year before they can be sold.
(11)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 1,632 net shares were retained. Net shares must be held for at least one year before they can be sold.
(12)Relates to stock options originally granted in February 2016 with a ten-year term that would have expired in 2026 if not exercised. In connection with the stock option exercise, shares were withheld to cover the exercise price and the applicable taxes due upon exercise with Mr. Adamczyk receiving a total of 42,283 net gain shares. Net gain shares must be held at least one year before they can be sold.
(13)Upon the vesting of RSUs, after withholding shares to cover applicable taxes, a total of 16,029 net shares were retained. Upon the vesting of PSUs, 31,545 shares were settled in cash, and 17,526 net shares were retained after withholding shares to cover applicable taxes. Net shares must be held for at least one year before they can be sold.

86	| 2024 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
PENSION BENEFITS
The following table provides summary information about the pension benefits that have been earned by the Company’s Named Executive Officers (NEOs) under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (SERP) and the Honeywell International Inc. Retirement Earnings Plan (REP):
Pension Benefits — Fiscal Year 2023

Named Executive Officer	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefits(1)
Vimal Kapur	REP	9.5	$169,933
	SERP	9.5	822,827
	Total		992,760
Gregory P. Lewis	REP	17.0	304,841
	SERP	17.0	1,501,186
	Total		1,806,027
Anne T. Madden	REP	27.5	492,460
	SERP	27.5	2,664,194
	Total		3,156,654
Lucian Boldea	REP	—	—
	SERP	—	—
	Total		—
James Currier	REP	17.3	310,132
	SERP	17.3	222,572
	Total		532,704
Darius Adamczyk	REP	11.7	209,074
	SERP	15.5	4,828,076
	Total		5,037,150
(1)The present value of the accumulated retirement benefit for each Named Executive Officer is calculated as the lump sum available from the retirement earnings formula at December 31, 2023 using a 4.97% discount rate and projected PRI-2012 mortality.
The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with Honeywell (and companies that have been acquired by Honeywell). This information is provided in the table above under the column titled “Number of Years of Credited Service.” The column in the table above titled “Present Value of Accumulated Benefits” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer include:
•The REP is a tax-qualified pension plan in which a large portion of Honeywell’s U.S. employees participate.
•The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.
•All SERP benefits will be paid on the first day of the first month that begins following the 105th day after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his or her earliest retirement date.
•Mr. Boldea is not eligible to receive a pension benefit from Honeywell based on his hire date and, therefore, he does not participate in the REP or the SERP.

2024 NOTICE AND PROXY STATEMENT |	87

EXECUTIVE COMPENSATION TABLES
PENSION BENEFIT CALCULATION FORMULAS
Within the REP and the SERP, a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of Company employees for historical reasons. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of the Company’s participating Named Executive Officers (NEOs) under the REP and the SERP.

Name of Formula	Benefit Calculation
REP
•Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous 10 calendar years that produces highest average) times (2) credited service.

For the REP formula, compensation includes base pay, short-term incentive compensation, payroll-based rewards and recognition, and lump sum incentives. Annual incentive compensation is included in the year paid. The amount of compensation taken into account under the REP is limited by tax rules, but the amount of compensation taken into account under the SERP is not.
The REP formula describes the pension benefits in terms of a lump sum cash payment. Participants are entitled to receive their benefits in other payment forms, including, for example, joint and survivor annuities. However, the value of each available payment form is the same.
The table below describes which formulas are applicable to each of our NEOs.

Name/Formula	Description of Total Pension Benefits
Vimal Kapur Total pension benefit = REP formula benefits	•Mr. Kapur's pension benefits under the REP and the SERP are determined under the REP formula.
Gregory P. Lewis Total pension benefit = REP formula benefits	•Mr. Lewis’ pension benefits under the REP and the SERP are determined under the REP formula.
Anne T. Madden Total pension benefit = REP formula benefits	•Ms. Madden’s pension benefits under the REP and the SERP are determined under the REP formula.
James Currier Total pension benefit = REP formula benefits	•Mr. Currier’s pension benefits under the REP and the SERP are determined under the REP formula.
Darius Adamczyk Total pension benefit = REP formula benefits	•Mr. Adamczyk’s pension benefits under the REP and the SERP are determined under the REP formula, with the SERP benefit calculated using all his Honeywell employment as credited service.

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EXECUTIVE COMPENSATION TABLES
NONQUALIFIED DEFERRED COMPENSATION — FISCAL YEAR 2023
Honeywell limits deferred compensation amounts owed to executives by having the interest rate accruing on deferrals under the Honeywell Excess Benefit Plan, the Honeywell Supplemental Savings Plan (the SS Plan), and the Honeywell Deferred Incentive Plan (the DIC Plan) be a rate that changes annually based on the Company’s 15-year cost of borrowing, and requiring payment of the SS Plan or DIC Plan deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with 10 years of service). In addition, cash dividend equivalents on vested deferred RSUs cannot be deferred and dividend equivalents on unvested RSUs are reinvested in additional RSUs and subject to the same vesting schedule as the underlying RSUs.

Named Executive Officer	Plan	Executive Contributions in Last FY(3)	Registrant Contributions in Last FY(1)(3)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Vimal Kapur	SS Plan(1)	$374,058	$62,650	$67,289	—	$1,674,660
	DIC Plan	603,050	—	137,407	—	2,852,045
	Deferred RSUs(2)	—	—		—
	Total	977,108	62,650	204,695	—	4,526,705
Gregory P. Lewis	SS Plan(1)	140,680	41,343	43,999	—	1,238,102
	DIC Plan	—	—	6,496	—	130,946
	Deferred RSUs(2)	—	—	—	—	—
	Total	140,680	41,343	50,495	—	1,369,048
Anne T. Madden	SS Plan(1)	263,639	39,238	204,345	—	4,874,617
	DIC Plan	1,126,100	—	466,756	—	9,562,386
	Deferred RSUs(2)	—	—	(29,879)	—	7,974,744
	Total	1,389,739	39,238	641,222	—	22,411,748
Lucian Boldea	SS Plan(1)	186,977	34,159	4,384	—	191,361
	DIC Plan	—	—	—	—	—
	Deferred RSUs(2)	—	—	—	—	—
	Total	186,977	34,159	4,384	—	191,361
James Currier	SS Plan(1)	20,025	17,522	2,465	—	79,238
	DIC Plan	—	—	—	—	—
	Deferred RSUs(2)	—	—	—	—	—
	Total	20,025	17,522	2,465	—	79,238
Darius Adamczyk	SS Plan(1)	94,277	82,492	61,323	—	2,287,412
	DIC Plan	—	—	69,011	—	1,391,135
	Deferred RSUs(2)	—	—	—	—	—
	Total	94,277	82,492	130,334	—	3,678,548
All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.
(1)For SS Plan deferrals, the Company's matching contributions are credited annually no later than the following January 31st if the Named Executive Officer was actively employed or on a disability leave of absence as of December 15th. The value of registrant contributions in the last fiscal year for the SS Plan includes annual matching contributions that were credited to the Named Executive Officers in January 2024 for the 2023 year.
(2)The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred RSUs that vested in 2023 by the closing price of a share of common stock on the vesting date (or the next business day following the vesting date). The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs on December 30, 2023, by the closing price of a share of common stock on December 29, 2023 ($209.71). This column reflects the following for Ms. Madden: 35,187 in deferred units including dividend reinvestment units and $595,730 in cash.
(3)The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported in the Summary Compensation Table for previous years. In the table above, for the SS Plan, the “Aggregate Earnings in Last FY” column includes interest credits and changes in the value of the Company Common Stock Fund. The value of the Company Common Stock Fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. In the table above, for the deferred RSUs, the “Aggregate Earnings in Last FY” column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price:

NEO	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
Vimal Kapur	$374,058	$62,650	$23,072	$901,136
Gregory P. Lewis	140,680	41,343	5,446	680,385
Anne T. Madden	263,639	39,238	81,143	5,472,090
Lucian Boldea	186,977	34,159	501	—
James Currier	20,025	17,522	198	—
Darius Adamczyk	94,277	82,492	14,075	2,559,888

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EXECUTIVE COMPENSATION TABLES
HONEYWELL EXCESS BENEFIT PLAN AND HONEYWELL SUPPLEMENTAL SAVINGS PLAN
The Supplemental Savings Plan allows Honeywell executives, including the NEOs, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year.
To the extent amounts were not already matched on a similar basis under the Company’s 401(k) plan, Honeywell matched deferrals posted to the SS Plan at the rate of 87.5% on the first 8% of eligible pay. Matching contributions are always vested and are credited on an annual basis if the participant was actively employed or on a disability leave of absence as of December 15, 2023.
Interest Rate. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2023, this rate was 5.11%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Management Development and Compensation Committee (MDCC) before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 81 includes the difference between market interest rates determined by SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in common stock. Dividends are treated as reinvested in additional shares of common stock.
Distribution. Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10, or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to 10 installments under the same terms.
Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any subsequent year or in January of the year following termination of employment, as elected by the participant. The participant could elect to receive distributions in a lump sum or up to 15 annual installments.
Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Honeywell common stock.
Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.
HONEYWELL SALARY AND INCENTIVE AWARD DEFERRAL PLAN FOR SELECTED EMPLOYEES
The Honeywell DIC Plan allows Honeywell executives, including the NEOs, to defer all or a portion of their annual cash incentive compensation.
Interest Rate. Beginning in 2005, deferrals are credited with a rate of interest, based on Honeywell’s 15-year borrowing rate, which is set annually at the beginning of the year (5.11% for 2023). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the MDCC before the beginning of each plan year and is fixed until the deferral is distributed. Prior to the 2005 plan year, the MDCC would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 81 includes the difference between market interest rates determined by SEC rules and the interest credited under the DIC Plan.
Distribution. Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2020 plan year and later, a participant can elect to receive five, 10, or 15 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service; for the 2006 to 2019 plan years, a participant could elect up to 10 installments under the same terms.
Except in hardship circumstances (if permitted), amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.

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EXECUTIVE COMPENSATION TABLES
Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0% to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.
DEFERRAL OF RSUs
The NEOs may defer the receipt of up to 100% of certain RSUs upon vesting based on an election made at the time of grant. The executive may defer payment to:
•A specific year after the vesting year; or
•The year following the executive’s termination of active employment.
The executive can also choose to receive payment in a lump sum or up to 15 annual installments and can also elect at the time of grant to accelerate the form and timing of payment following a Change in Control to a lump sum paid no later than 90 days following the change in control. Cash dividend equivalents on deferred RSUs (determined at the same rate as a regular share of common stock) are converted to additional deferred RSUs as of the dividend payment date and are subject to the same payment schedule and restrictions as the underlying deferred RSUs. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Ms. Madden is the only NEO with legacy deferred RSU awards under these prior provisions. Above-market interest related to Ms. Madden's deferred RSU dividend equivalents is included on the Summary Compensation Table as the difference between market interest rates determined by SEC rules and the 10% interest credited by the Company on her pre-July 2004 grants, the terms of which cannot be amended.
UNVESTED DIVIDEND EQUIVALENTS
Cash dividend equivalents on unvested RSUs (determined at the same rate as a regular share of common stock) are converted to additional unvested RSUs as of the dividend payment date and are subject to the same vesting schedule and restrictions as the underlying RSUs.
The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred RSUs, and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published by, Section 409A of the Internal Revenue Code.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes the benefits payable to our NEOs in two circumstances:
•Termination of Employment
•Change in Control (CIC)
SENIOR SEVERANCE PLAN
These benefits are determined primarily under a plan that we refer to as our Senior Severance Plan. In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits.
These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business, i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a CIC of the Company. Generally, this is achieved by assuring our NEOs that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our NEOs may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired results. The level of benefit and the rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as we do not maintain employment agreements with our NEOs.

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EXECUTIVE COMPENSATION TABLES
Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, we would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.
In the case of a CIC, severance benefits are payable only if both parts of the “double trigger” are satisfied. That is, (i) there must be a CIC of our Company, and (ii)(A) the NEO must be involuntarily terminated other than for cause, or (ii)(B) the NEO must initiate the termination of his own employment for good reason. Similarly, the Company also amended its stock incentive plan in 2014 to eliminate automatic single-trigger vesting of all new equity and Performance Plan Unit awards that are rolled-over upon a CIC.
SUMMARY OF BENEFITS — TERMINATION EVENTS
The following table summarizes the termination of employment and CIC benefits payable to our NEOs. None of these termination benefits are payable to NEOs who voluntarily resign (other than voluntary resignations for good reason after a CIC) or whose employment is terminated by us for cause. The information in the table below assumes, in each case, that termination of employment occurred on December 31, 2023. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this Proxy Statement, are not included in the table below in accordance with applicable SEC rules, even though they may become payable upon the occurrence of the events specified in the table. The effect of a termination of employment or CIC on outstanding stock options, RSUs, and PSUs is described in the section below entitled “Impact on Equity-Based Awards.” Mr. Adamczyk will no longer be eligible for severance plan benefits, effective June 7, 2024:

Payments and Benefits	Named Executive Officer	Termination by the Company Without Cause	Death	Disability	Change in Control — No Termination of Employment	Change in Control — Termination of Employment by Company Without Cause, by NEO for Good Reason, or Due to Disability
Cash Severance	Mr. Kapur	$12,375,000	$—	$—	$—	$12,375,000
(Base Salary + Bonus)	Mr. Lewis	2,946,000	—	—	—	3,928,000
	Ms. Madden	2,805,000	—	—	—	3,740,000
	Mr. Boldea	2,400,000	—	—	—	3,200,000
	Mr. Currier	1,440,000	—	—	—	2,880,000
	Mr. Adamczyk	9,639,000	—	—	—	9,639,000
ICP	Mr. Kapur	—	—	—	2,416,500	2,416,500
(Year of Termination)	Mr. Lewis	—	—	—	1,162,900	1,162,900
	Ms. Madden	—	—	—	1,076,500	1,076,500
	Mr. Boldea	—	—	—	975,200	975,200
	Mr. Currier	—	—	—	700,800	700,800
	Mr. Adamczyk	—	—	—	2,834,000	2,834,000
Benefits and Perquisites	Mr. Kapur	18,055	—	—	—	18,055
	Mr. Lewis	14,324	—	—	—	19,099
	Ms. Madden	14,202	—	—	—	18,936
	Mr. Boldea	12,952	—	—	—	17,269
	Mr. Currier	12,675	—	—	—	16,900
	Mr. Adamczyk	32,372	—	—	—	32,372
All Other Payments/Benefits	Mr. Kapur	—	—	—	—	—
	Mr. Lewis	—	—	—	—	—
	Ms. Madden	—	—	—	—	204,759
	Mr. Boldea	—	—	—	—	—
	Mr. Currier	—	265,825	265,825	—	265,825
	Mr. Adamczyk	—	—	—	—	—
Total	Mr. Kapur	12,393,055	—	—	2,416,500	14,809,555
	Mr. Lewis	2,960,324	—	—	1,162,900	5,109,999
	Ms. Madden	2,819,202	—	—	1,076,500	5,040,195
	Mr. Boldea	2,412,952	—	—	975,200	4,192,469
	Mr. Currier	1,452,675	265,825	265,825	700,800	3,863,525
	Mr. Adamczyk	9,671,372	—	—	2,834,000	12,505,372

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EXECUTIVE COMPENSATION TABLES
EXPLANATION OF BENEFITS — TERMINATION EVENTS
The following describes the benefits that are quantified in the table above assuming the event occurred on December 31, 2023. In regard to each portion of the benefit, the benefits that are paid in the context of a CIC are, except as noted, the same as the benefits paid other than as a result of a CIC.

Benefit/Event	Amount and Terms of Payments (Other Than upon a Change in Control)	Change in Control Provisions
Severance Benefits-Cash Payment Involuntary termination without cause; CIC termination without cause or by an NEO for good reason.
•Three years of base salary and bonus for Messrs. Kapur and Adamczyk, 18 months for Ms. Madden and Messrs. Boldea and Lewis, and 12 months for Mr. Currier.
•Paid periodically, in cash.
•Bonus is equal to target percentage of base salary.

•Three years of base salary and bonus for Messrs. Kapur and Adamczyk, and two years of base salary and bonus for the Other NEOs.
•Amounts are paid in a lump sum within 60 days following the later of the date of termination or the CIC date.

Annual Bonus for the Year of Termination—Cash Payment Annual ICP Plan bonus is payable to NEOs for the year in which a CIC occurs.	•N/A
•Based on achievement of pre-established ICP goals and the MDCC’s assessment of other relevant criteria, for the stub period ending on the CIC (as defined in the ICP Plan) date, prorated through the CIC date.
•Paid in cash at the time ICP awards are typically paid to Honeywell executives for the year in which a CIC occurs, but only if the employee is actively employed on the payment date, has been involuntarily terminated other than for cause, or has terminated employment for good reason.

Certain Benefits and Perquisites Termination of employment without cause, CIC, or voluntary termination of employment for good reason.	•Basic life insurance coverage is continued at Honeywell’s cost for the severance period. •Medical and dental benefits are continued during the severance period at active employee contribution rates.	•Basic life insurance coverage is continued at Honeywell’s cost for the severance period. •Medical and dental benefits are continued during the severance period at active employee contribution rates.

Other Payments/Benefits
•In the case of involuntary termination by the Company without cause, service credit for pension is provided during the first 12 months of the severance period.
•Upon death or disability, Performance Plan cash units are paid on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles (Mr. Currier only).

•If employment is terminated upon CIC, service credit for pension purposes during the first 12 months of the severance period. Additional 3 years of age and service for Ms. Madden under pre-2007 Corporate CIC Severance Plan provisions.
•If employment is terminated upon CIC, Performance Plan cash units are paid on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles (Mr. Currier only).

NO EXCISE TAX GROSS-UPS
U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a CIC in certain circumstances and subject to certain conditions. The Company does not provide for excise tax gross-ups.

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EXECUTIVE COMPENSATION TABLES
IMPACT ON EQUITY-BASED AWARDS
This section describes the impact of a termination of employment or a CIC on outstanding stock options, RSUs, and Performance Plan Stock Units (PSUs) held by our NEOs. Additional information about these awards is included in the Outstanding Equity Awards Table on page 84 of this Proxy Statement.
The table below shows the values of in-the-money outstanding unvested stock options, RSUs, and PSUs(1) held by our NEOs as of December 31, 2023, based on the closing price of a share of common stock as reported on the Nasdaq on that date $209.71. These awards are scheduled to vest and to expire on various dates in the future. As described below, the vesting of these awards will be accelerated upon death, disability, or a qualifying termination of employment following a CIC. Equity awards do not automatically vest upon a CIC to the extent assumed or replaced by the successor in the transaction. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to an NEO of these provisions depends on the vesting period and remaining terms of the awards.

Named Executive Officer	In-the-Money Value of Unvested Stock Options	Unvested RSUs	Unvested PSUs(1)
Mr. Kapur	$2,198,296	$4,403,281	$5,996,657
Mr. Lewis	1,853,766	3,603,657	6,391,751
Ms. Madden	1,822,982	3,858,664	6,306,399
Mr. Boldea	1,242,961	4,734,832	2,006,086
Mr. Currier	485,614	2,079,694	600,470
Mr. Adamczyk	6,079,312	13,704,339	20,636,233
(1)Includes the portion of unvested PSUs that would vest upon Death, Disability, or a qualifying termination upon Change in Control when awards are rolled over or replaced by a successor.
TERMINATION OR CIC IMPACT ON OUTSTANDING AWARDS
Treatment of outstanding stock plan awards following termination of employment depends on the plan under which the awards were granted, as follows:

Plan	Treatment of Stock Options, RSUs, and PSUs

2011 Stock Incentive Plan of Honeywell International Inc. and its Affiliates
•RSUs become vested in full upon death or disability.
•Following termination of employment, unless otherwise agreed by the Company pursuant to the terms of the plan, participants (or their beneficiaries) have until the earlier of the original expiration date or the following period in which to exercise vested options:
•Three (3) years in the event of death, disability, or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service).
•One (1) year in the case of any other involuntary termination without cause; and
•Thirty (30) days in the case of a voluntary termination.
•These rules are hereinafter referred to as the “2011 Stock Plan Exercise Rules.”
•Unvested stock options and RSUs do not automatically vest upon a CIC if rolled over or replaced by the successor. Following a CIC, vesting shall only occur if a participant’s employment is terminated, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC. These rules are hereinafter referred to as the “Double Trigger CIC Rules.”

2016 Stock Incentive Plan of Honeywell International Inc. and its Affiliates
•The Double Trigger CIC Rules apply to unvested stock options and RSUs under this plan. Double trigger vesting also applies to PSUs awarded under this plan where the awards are rolled over or replaced by the successor, with vesting on a pro rata basis at target for incomplete performance periods, and based on the actual earned award for completed performance cycles, and paid within 90 days of a participant’s termination of employment, either by the successor without cause or by the participant for good reason (that is, “double trigger” vesting), within two years following a CIC. RSU and PSU awards that are not rolled over or replaced by the successor vest immediately upon the CIC.
•The 2011 Stock Plan Exercise Rules apply to vested stock options under this plan.
•There is no acceleration of vesting of awards upon reaching retirement age. Unvested RSUs and a prorated amount of a PSU award are paid upon a termination due to death or disability. Unvested stock options vest upon a termination due to death or disability.

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EXECUTIVE COMPENSATION TABLES
DEFINED TERMS USED IN THIS SECTION
As used in the Company’s plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition

Change in Control
•The acquisition of 30% or more of the Company's common stock;
•The purchase of all or part of the common stock pursuant to a tender offer or exchange offer;
•A merger where Honeywell does not survive as an independent, publicly owned corporation;
•A sale of substantially all of Honeywell’s assets; or
•A substantial change in Honeywell’s Board over a two-year period.
•Additionally, under the Senior Severance Plan, any event that the MDCC, in its discretion, determines to be a Change in Control for purposes of that plan; provided that under the 2011 or 2016 Stock Incentive Plan, each of the events described above would only be a Change in Control if it constitutes a “change in control event” within the meaning of United States Department of Treasury Regulation §1.409A-3(i)(5)(i).

Termination for Cause
•Clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct;
•The misappropriation, embezzlement, or willful destruction of Company property of significant value;
•The willful failure to perform, gross negligence, or intentional misconduct of significant duties that results in material harm to the business of the Company;
•The conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised);
•The failure to cooperate fully in a Company investigation or to be fully truthful when providing evidence or testimony in such investigation; or
•Clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating generally accepted accounting principles or, if applicable, International Financial Reporting Standards.

Termination for Good Reason
•A material diminution in the NEO’s authority, duties, or responsibilities;
•A material decrease in base compensation;
•A material reduction in the aggregate benefits available to the NEO where such reduction does not apply to all similarly situated employees;
•Any geographic relocation of the NEO’s position to a location that is more than 50 miles from his or her previous work location;
•Any action that constitutes a constructive discharge; or
•The failure of a successor to assume these obligations under the Senior Severance Plan.

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EXECUTIVE COMPENSATION TABLES
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our median paid employee and the 2023 annual total compensation of Vimal Kapur, our CEO.
To identify the median of the annual total compensation of all our employees, and to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates we used were as follows:
•For purposes of the 2023 pay ratio disclosure, Honeywell identified a new median employee using our global employee population as of October 31, 2023 (Determination Date). We selected October 31 as the Determination Date, as it was a date within the last three months of 2023, and would allow sufficient time to gather the information to identify the median employee given the global scope of our operations.
•Before applying the “De Minimis Exemption” adjustment permitted under SEC rules (described below), our global population consisted of approximately 118,496 individuals.

Total U.S. Employees(1)	56,557
Total non-U.S. Employees	61,939 (no exclusions)
Total Global Workforce	118,496
(1)Total U.S. Employees includes Sandia National Laboratories and Kansas City National Security Campus workforces, which are U.S. Department of Energy facilities managed by Honeywell as a contract operator.
We applied the De Minimis Exemption adjustment to exclude a total of 5,078 employees located in jurisdictions outside the U.S. Such employees represent less than five percent of our Total Global Workforce. The countries and approximate number of Honeywell employees excluded were: Algeria (61), Angola (4), Argentina (135), Azerbaijan (8), Bahrain (17), Bangladesh (2), Brazil (331), Bulgaria (182), Chile (162), Colombia (76), Croatia (6), Ecuador (5), Egypt (158), Finland (153), Hong Kong (158), Hungary (283), Indonesia (146), Japan (195) Jordan (12), Kazakhstan (111), Kenya (6), Kuwait (141), Latvia (2), Luxembourg (7), Macao (23), Morocco (116), New Zealand (206), Nigeria (9), Oman (62), Pakistan (5), Panama (4), Peru (49), Philippines (135), Portugal (31), Republic of Serbia (6), Saudi Arabia (396), South Africa (203), Spain (418), Sweden (61), Taiwan (117), Thailand (464), Tunisia (114), Turkey (211), Ukraine (27), Uruguay (4), Uzbekistan (4), and Vietnam (52).
Total Workforce for Determination of Median Employee:

Total U.S. Employees	56,557
Total non-U.S. Employees	56,861 (excluding 5,078 employees)
Total Global Workforce	113,418
To identify the median employee from our employee population, we collected actual base salary and incentive awards paid during the 12-month period ending on the Determination Date. As permitted under SEC rules, we annualized the compensation of all newly hired permanent employees during this period. Using this methodology, our median employee was determined to be a full-time employee based in the United States.
The annual total compensation for our median employee in calendar 2023, our last completed fiscal year, was $80,363, calculated in accordance with the rules applicable to the Summary Compensation Table (SCT) of this Proxy Statement. The annual compensation of our median employee includes $7,233 in Company-paid healthcare benefits.
For 2023, the annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $15,442,555, and includes $3,425 in Company-paid healthcare benefits, which are not reflected on the SCT in accordance with SEC rules. In addition, as Mr. Kapur served as CEO for only a portion of the year, we also included additional amounts that reflect the annualization of the amounts reported for him in the “Salary” and “Non-Equity Incentive Compensation” columns of the Summary Compensation Table to reflect the base salary and annual incentive he would have earned for 2023 if he had served as CEO for the entire fiscal year.
Based on this information, for 2023, the ratio of the annual total compensation of Mr. Kapur, our CEO, to the median of the annual total compensation of all employees was estimated to be 192 to 1.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

96	| 2024 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information regarding executive pay and performance. The table below shows pay both as reported in the Summary Compensation Table (Summary Comp Table Total) for the applicable fiscal year and as “compensation actually paid” (CAP) for our principal executive officer(s) (PEO) and as an average of all of our other named executive officers (Non-PEO NEOs) for the applicable fiscal year. Both Summary Comp Table Total pay and CAP are calculated in accordance with the requirements of Regulation S-K and may differ substantially from the manner in which the MDCC makes executive compensation decisions, which is described in the Compensation Discussion and Analysis beginning on page 49.
The table below also shows (i) Honeywell’s cumulative total shareholder return (TSR), (ii) the TSR of the Nasdaq Industrial Select Sector Index (XLI), which we have used as our peer group for purposes of this table, (iii) Honeywell’s net income for the applicable fiscal year, and (iv) Honeywell’s performance with respect to a company-selected measure (CSM), which in our assessment represents the single most important financial performance metric used to link compensation actually paid to our NEOs for the most recently completed fiscal year to Honeywell’s performance. We selected segment margin as the CSM for the 2023 fiscal year.

							Value of Initial Fixed $100 Investment Based on:			CSM: Segment Margin (i)
Year (a)	Summary Comp Table Total for PEO — Kapur (b)(1)	Comp Actually Paid to PEO — Kapur (c)(2),(3),(4)	Summary Comp Table Total for PEO— Adamczyk (b)(1)	Comp Actually Paid to PEO — Adamczyk (c)(2),(3),(5)	Avg. Summary Comp Table for Non-PEO NEOs (d)(1)	Avg. Comp Actually Paid to Non-PEO NEOs (e)(2),(3),(6)	Total Shareholder Return ($)(f)	Peer Group Total Shareholder Return (Composite) (g)	Net Income (in millions) (h)
2023	$14,401,630	$14,757,418	$23,029,368	$21,520,786	$6,531,247	$6,230,330	$128.65	$149.80	$5,672	22.7%
2022	-	-	25,437,598	36,729,811	8,310,085	11,405,134	128.62	126.81	4,967	21.7%
2021	-	-	26,100,120	15,687,973	7,489,516	5,024,129	122.61	134.29	5,610	21.0%
2020	-	-	19,075,281	34,603,009	6,138,970	11,366,412	122.97	110.91	4,865	20.4%
(1)The PEO(s) and Non-PEO NEOs included in the above compensation columns reflect the following:

Year	PEO (CEO)	Non-PEO NEOs
2023	Vimal Kapur, Darius Adamczyk	Gregory P. Lewis, Anne T. Madden, Lucian Boldea, James Currier
2022	Darius Adamczyk	Gregory P. Lewis, Anne T. Madden, Vimal Kapur, Lucian Boldea
2021	Darius Adamczyk	Gregory P. Lewis, Anne T. Madden, Que Thanh Dallara, Michael R. Madsen
2020	Darius Adamczyk	Gregory P. Lewis, Anne T. Madden, Rajeev Gautam, John F. Waldron
(2)Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (1) for RSU awards, including reinvested dividend equivalent units, closing price on applicable year-end dates or, in the case of vesting dates, the actual vesting price, (2) for PSU awards (excluding TSR portion of the PSU award), the same valuation methodology as RSU awards above except year-end and vesting date values are multiplied by the forecasted performance factor as of each such date, and include reinvested dividend equivalent units, (3) for the TSR-based portion of the PSU awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s) or, in the case of vesting date, the actual vesting price and performance factor, and (4) for stock options, the fair value calculated by a Black-Scholes model as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair values but using the closing stock price on the applicable revaluation date as the current market price, and in all cases based on volatility, dividend rates, and risk free rates determined as of the revaluation date.
(3)For the portion of “Compensation Actually Paid” that is based on year-end stock prices, the following prices were used: for 2023: $209.71 (2.1% decrease from prior year), for 2022: $214.30 (2.8% increase from prior year), for 2021: $208.51 (2.0% decrease from prior year), and for 2020: $212.70 (20.2% increase from prior year).

2024 NOTICE AND PROXY STATEMENT |	97

EXECUTIVE COMPENSATION TABLES
(4)The dollar amounts reported for Mr. Kapur under “Compensation Actually Paid” represent the amount of “compensation actually paid” to Mr. Kapur for 2023, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Kapur during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Kapur's compensation for each year to determine the compensation actually paid:

PEO — Kapur ($)
2023
Total Reported in Summary Compensation Table (SCT)	$14,401,630
Less, Value of Stock & Option Awards Reported in SCT	(10,040,327)
Less, Change in Pension Value and Non-Qualified Deferred Compensation Earnings in SCT	(283,838)
Plus, Pension Service Cost	94,485
Plus, Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	10,811,208
Plus, Change in Fair Value of Prior Year Awards that are Outstanding and Unvested	467,763
Plus, FMV of Awards Granted this Year and that Vested this Year	-
Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards that Vested this Year	(693,504)
Less, Prior Year Fair Value of Prior Year Awards that Failed to Vest this Year	-
Total Adjustments	355,788
“Compensation Actually Paid” to PEO — Kapur	14,757,418
(5)The dollar amounts reported for Mr. Adamczyk under “Compensation Actually Paid” represent the amount of “compensation actually paid” to Mr. Adamczyk, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Adamczyk during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Mr. Adamczyk’s total compensation for each year to determine the compensation actually paid:

	PEO — Adamczyk ($)
	2023	2022	2021	2020
Total Reported in Summary Compensation Table (SCT)	$23,029,368	$25,437,598	$26,100,120	$19,075,281
Less, Value of Stock & Option Awards Reported in SCT	(18,000,300)	(18,994,812)	(19,734,739)	(14,012,084)
Less, Change in Pension Value and Non-Qualified Deferred Compensation Earnings in SCT	(515,490)	(757,453)	(608,232)	(810,840)
Plus, Pension Service Cost	59,709	189,227	337,104	302,024
Plus, Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	18,914,098	22,196,690	14,602,954	22,994,843
Plus, Change in Fair Value of Prior Year Awards that are Outstanding and Unvested	2,029,201	9,053,140	(1,770,930)	11,314,396
Plus, FMV of Awards Granted this Year and that Vested this Year	-	-	-	-
Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards that Vested this Year	(3,995,801)	(394,579)	(3,238,305)	(4,260,611)
Less, Prior Year Fair Value of Prior Year Awards that Failed to Vest this Year	-	-	-	-
Total Adjustments	(1,508,582)	11,292,213	(10,412,147)	15,527,728
“Compensation Actually Paid” to PEO — Adamczyk	21,520,786	36,729,811	15,687,973	34,603,009
(6)The dollar amounts reported under Average Compensation Actually Paid for Non-PEO NEOs represent the average amount of "compensation actually paid" to the Non-PEO NEOs as a group (excluding the PEOs), as computed in accordance with Items 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the Non-PEO NEOs' total compensation for each year to determine the compensation actually paid:

	Non-PEO NEOs Average ($)
	2023	2022	2021	2020
Total Reported in Summary Compensation Table (SCT)	$6,531,247	$8,310,085	$7,489,516	$6,138,970
Less, Value of Stock & Option Awards Reported in SCT	(4,410,961)	(6,206,612)	(5,394,884)	(4,077,093)
Less, Change in Pension Value and Non-Qualified Deferred Compensation Earnings in SCT	(228,752)	(257,602)	(151,402)	(327,288)
Plus, Pension Service Cost	61,265	44,745	82,389	92,707
Plus, Year-End Value of Awards Granted in Fiscal Year that are Unvested and Outstanding	4,710,290	7,905,172	3,998,779	6,691,235
Plus, Change in Fair Value of Prior Year Awards that are Outstanding and Unvested	282,769	1,771,263	(475,089)	3,704,102
Plus, FMV of Awards Granted this Year and that Vested this Year	-	-	-	-
Plus, Change in Fair Value (from Prior Year-End) of Prior Year Awards that Vested this Year	(715,527)	(161,917)	(525,181)	(856,220)
Less, Prior Year Fair Value of Prior Year Awards that Failed to Vest this Year	-	-	-	-
Total Adjustments	(300,916)	3,095,050	(2,465,387)	5,227,443
Average “Compensation Actually Paid” to Non-PEO NEOs	6,230,330	11,405,134	5,024,129	11,366,412

98	| 2024 NOTICE AND PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES
The six items listed below represent the most important financial performance metrics we used to determine CAP for FY2023 as further described in our Compensation Discussion and Analysis within the sections titled “Annual Incentive Compensation Plan Decisions” and “Long-Term Incentive Compensation Decisions.”

Most Important Financial Metrics
Adjusted Earnings Per Share
Average Segment Margin
Free Cash Flow
Cumulative Revenue
Average Return on Investment
Relative Total Shareholder Return
The graphs below illustrate the relationships between, respectively, our TSR and the TSR of our peer group, CAP and our TSR, CAP and our net income, and CAP and the CSM (segment margin).
1. TSR: Company versus Peer Group
The chart below shows the Company’s TSR as well as that of our comparator index, the Nasdaq Industrial Select Sector Index (XLI), over a 4-year period.
TOTAL SHAREHOLDER RETURN: HONEYWELL vs XLI
2. CAP versus TSR
As shown in the chart below, the PEO’s and average non-PEO NEOs’ CAP values are reasonably aligned with Honeywell's TSR. This is primarily due to the Honeywell’s use of Performance Shares (PSUs), NQSOs, and Restricted Stock Units (RSUs), which are tied directly to stock price and the Company’s financial performance. The lower CAP values for 2023 are reflective of annual 2023 TSR being flat as of the December 31, 2023 measurement date.
CAP vs HONEYWELL TSR

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EXECUTIVE COMPENSATION TABLES
3. CAP versus Net Income
The charts below reflect the relationship between PEO CAP and Average Non-PEO NEOs CAP and Honeywell’s GAAP net income. The Company does not use net income to determine compensation levels, incentive plan payouts, or as a metric in our long-term incentive plans. Since long-term incentives comprise the largest portion of our NEOsʼ pay, and CAP values include multiple years of LTI awards, and only one year of annual incentives, the relationship between CAP and net income is less evident.
CAP vs NET INCOME

4. CAP versus Segment Margin
The chart below reflects the relationship between the PEO CAP and Average Non-PEO NEOs CAP and Honeywell’s segment margin for the applicable reporting year. We continue to execute in delivering meaningful year-over-year improvements in our segment margin rate performance. We consider segment margin to be the most important financial measure used to link pay to performance due to the strong correlation with long-term share price growth.
CAP vs SEGMENT MARGIN

100	| 2024 NOTICE AND PROXY STATEMENT

PROPOSAL 3:
APPROVAL OF INDEPENDENT ACCOUNTANTS
The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee is recommending approval of its appointment of Deloitte & Touche LLP (Deloitte) as independent accountants for Honeywell to audit its consolidated financial statements for 2024 and to perform audit-related services. These services include reviewing our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If shareowners do not approve, the Audit Committee will reconsider the appointment.
The Audit Committee, and Honeywell’s Board of Directors, believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareowners. Honeywell has been advised by Deloitte that it will have a representative present virtually at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.
INDEPENDENT ACCOUNTING FIRM FEES
Deloitte provided the following audit and other services during 2023 and 2022:

(In Millions of $)	2023	2022
Audit Fees	$17.58	$16.92
Annual integrated audit of the Company’s consolidated financial statements, and internal control over financial reporting, statutory audits of foreign subsidiaries, attest services, and review of documents filed with the SEC.

Audit-Related Fees	1.88	3.33	Audit-related services in both 2023 and 2022 related primarily to carve out audits, consents, issuance of comfort letters, and agreed upon procedures.
Tax Fees	—	—	Fees related to tax compliance.
All Other Fees	0.05	0.04	Fees related to advisory and consulting services.
Total Fees	$19.51	$20.29
NON-AUDIT SERVICES
The Audit Committee reviews non-audit services proposed to be provided by Deloitte to determine whether they would be compatible with maintaining Deloitte’s independence. The Audit Committee has established policies and procedures for the engagement of Deloitte to provide non-audit services. Specifically:
•The Audit Committee reviews and pre-approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services), which Deloitte is to be permitted to provide (those categories do not include any of the prohibited services in the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by Deloitte on the firm’s independence in performing its audit and audit-related services.
•The Audit Committee reviews the non-audit services performed by, and amount of fees paid to, Deloitte, by category in comparison to the pre-approved budget.
•The engagement of Deloitte to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to Deloitte in any category to exceed the pre-approved amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Audit Committee Chair may represent the entire committee for purposes of review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the committee’s next regularly scheduled meeting.

2024 NOTICE AND PROXY STATEMENT |	101

PROPOSAL 3: APPROVAL OF INDEPENDENT ACCOUNTANTS
AUDIT COMMITTEE REPORT
The Audit Committee consists of the five directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and stock exchange listing standards.
Management is responsible for Honeywell’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations, or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.
The Audit Committee reviewed and discussed Honeywell’s consolidated financial statements for the year ended December 31, 2023 with management and the independent accountants for 2023, Deloitte & Touche LLP (Deloitte). Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Committee also reviewed, and discussed with management and Deloitte, management’s report and Deloitte’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Honeywell’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that Deloitte’s provision of non-audit services, as detailed in the table on page 101, to the Company and its affiliates is compatible with Deloitte’s independence.
Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended to the Board of Directors that the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2023, be filed with the SEC.
The Audit Committee
D. Scott Davis (Chair)
Kevin Burke
Michael W. Lamach
Robin L. Washington
Robin Watson

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS HONEYWELL'S INDEPENDENT ACCOUNTANTS.

102	| 2024 NOTICE AND PROXY STATEMENT

PROPOSAL 4:
SHAREOWNER PROPOSAL — INDEPENDENT BOARD CHAIRMAN
The following proposal was submitted for inclusion in this Proxy Statement by John Chevedden (the beneficial owner of 20 shares of common stock). We will provide the proponent’s address upon a shareowner’s oral or written request. If Mr. Chevedden, or a representative who is qualified under state law, properly presents such proposal for a vote, then the proposal will be voted on at the Annual Meeting. In accordance with rules of the SEC, other than minor formatting changes, we are reprinting Mr. Chevedden’s proposal and supporting statement as it was submitted to us, including Mr. Chevedden’s graphic in red below, and we take no responsibility for its content.
Proposal 4 — Independent Board Chairman
Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.
Whenever possible, the Chairman of the Board shall be an Independent Director.
The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board.
Although it is best practice to adopt this proposal soon this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO.
This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic.
This proposal also won 44% support at the 2023 Honeywell annual meeting. The 44% support is all the more impressive because the 2023 proposal was not properly reproduced in the proxy by Honeywell. Plus the Board of Directors put their hand on the scale and used shareholder money to distribute glossy advertising style materials to shareholders opposing the 2023 proposal.
It is important to remember that it takes much more Honeywell shareholder conviction – based on the merits – to vote for this proposal than to simply vote according to the party line of the Honeywell Board of Directors.
And Honeywell does not have the best choice for a lead director. Honeywell Lead Director, Mr. Scott Davis, with 18-years Honeywell director tenure, violates the most important attribute of a Lead Director – independence. As director tenure goes up director independence goes down. Mr. Davis received the most against votes of any Honeywell director in 2022 and 2023.
The ascending complexities of a conglomerate with $130 Billion in market capitalization, like Honeywell, increasingly demands that 2 persons fill the 2 most important jobs at Honeywell on an enduring basis – Chairman and CEO
Please vote yes:
Independent Board Chairman–Proposal 4

2024 NOTICE AND PROXY STATEMENT |	103

PROPOSAL 4: SHAREOWNER PROPOSAL — INDEPENDENT BOARD CHAIRMAN
BOARD RECOMMENDATION
The Honeywell Board recommends that shareowners vote AGAINST this proposal for the following reasons:

The Board believes that it is important to have the flexibility to determine the most effective leadership structure based on an assessment of the Company’s circumstances from time to time using its best business judgment.

Our Board is best positioned to determine the most effective leadership structure to protect and enhance long-term shareowner value in light of the unique opportunities and challenges that the Company may face at any particular time. The one-size-fits-all, permanent approach espoused by the proponent is not in the best interests of the Company or its shareowners.
The recent CEO transition is a concrete example of why it is important for the Board to have flexibility to exercise strategic discretion when determining the best leadership structure for the Company based on the facts and circumstances. In the course of CEO succession planning, the Board considered the leadership structure that would best enable a seamless and successful transition. The Board determined that having Mr. Adamczyk continue to serve as Executive Chair after Mr. Kapur stepped into the CEO role would enable leadership continuity, knowledge transfer, and transition of key investor, customer, and government relationships, as well as enable Mr. Adamczyk to provide guidance to Mr. Kapur and the Board at a critical juncture of the leadership succession process. We believe this structure has enabled a more effective transition than the prescriptive and permanent ‘one-size-fits-all’ approach required by the proposal.
The Board has a history of effective decision-making with regard to the best leadership structure for the Company. In 2018, after appointing Mr. Adamczyk as President and CEO, the independent directors determined that combining the CEO and Chairman roles under Mr. Adamczyk would provide decisive strategic leadership, particularly at a time of significant change for the Company. The Company’s strong performance during Mr. Adamczyk’s tenure as Chairman and CEO has demonstrated the merits of the Board's decision. Since the roles of Chairman and CEO were combined under Mr. Adamczyk's leadership through December 31, 2022, Honeywell experienced total shareowner return of 66%, outperforming the compensation peer median by a multiple of 1.7x and the S&P 500 by a multiple of 1.2x.

Honeywell's Corporate Governance Guidelines require that the Board appoint an independent Lead Director whenever the Chairman is not an independent director. The Lead Director role, and its responsibilities and authorities, are robust and equivalent to that of an independent Chairman.

Our independent Lead Director role, combined with our other corporate governance practices, provides robust independent leadership and the level of leadership and oversight requested by this proposal. Honeywell's Corporate Governance Guidelines require that an independent Lead Director be elected whenever the Chairman is not an independent director. Honeywell has had an independent director serving as Lead Director for the past nine years. The independent Lead Director role ensures effective independent oversight at all times. For example, the independent Lead Director's responsibilities and authorities include:
•Review, approve, and as appropriate, make changes to Board meeting agendas and Board meeting schedules, including to add or remove agenda items and to ensure that there is adequate time to discuss all agenda items.
•Review and, as appropriate, make changes to Board presentation materials and other materials provided to the Board. If the independent Lead Director believes a topic should be covered at a Board meeting that was initially not on the agenda for such meeting, he or she has the ability to ensure that the topic is addressed.
•Call meetings of the independent directors and call special meetings of the Board at any time in his or her discretion.
•Serve as the chairperson, or presiding director, for regular executive sessions of independent directors.
•Act as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, and coordinate with the Chairman regarding information to be provided to the independent directors in performing their duties.
The independent Lead Director plays an important role in Honeywell's governance structure, serving as the de facto leader of the independent directors, and the focal point charged with ensuring that the Board as a whole is providing appropriate independent oversight of management. The independent Lead Director also meets directly with our largest shareowners at least twice per year and has a number of other responsibilities, which are described further under “Board Leadership Structure” on page 30 of this Proxy Statement.

The Board understands the importance of Lead Director independence and has elected William S. Ayer, who has less than 10 years of service on the Board, to serve as independent Lead Director.
The independent Lead Director is elected biennially by the independent directors to serve a two-year term. Honeywell's independent directors have elected Mr. Ayer to serve as Lead Director effective as of the date of the Annual Meeting. Mr. Ayer has served on Honeywell's Board as an independent director for nine years and brings to the role a deep knowledge of the Company and its transformation journey, balanced by the outside in perspectives of a shorter-tenured director. Mr. Ayer's experience leading a large public company over three decades of leadership roles at Alaska Air Group, his aerospace expertise, and his governance experience will enable him to serve as an effective and independent Lead Director.

104	| 2024 NOTICE AND PROXY STATEMENT

PROPOSAL 4: SHAREOWNER PROPOSAL — INDEPENDENT BOARD CHAIRMAN

All but one of Honeywell's directors will be independent following Mr. Adamczyk's retirement from the Board in June 2024. Honeywell's highly independent Board, combined with its strong corporate governance practices and policies, enable effective Board oversight in the best interests of our shareowners.

Following Mr. Adamczyk's retirement from the Board, all but one of Honeywell's directors will be independent. The strength and experience of our independent directors, almost all of whom have served as CEOs, combined with the corporate governance practices memorialized in our Corporate Governance Guidelines, By-laws, and other governance policies and practices, reinforce the Board’s alignment with, and accountability to, shareowners. The strength and varied backgrounds of our independent directors, the robust independent Lead Director role as well as Board processes that ensure the transparent flow of information to our directors and ample opportunity for our independent directors to deliberate solely amongst themselves ensure the independent functioning of the Board.

Our shareowners have considered iterations of this proposal 11 times over the last 21 years, and they have consistently declined to require a separation of the Chairman and CEO roles.
The proponent provides no evidence demonstrating that the proposal would result in enhanced oversight or business performance, let alone increased value for our shareowners. In connection with their consideration of whether to combine or keep separate the roles of Chairman and CEO, our Board has examined many years of data and has seen no compelling evidence in their research, or in their consultation with external governance experts, that would support the adoption of an enduring proposal to have an independent Chairman. Our shareowners have previously rejected all 11 prior shareowner proposals on this topic in 2003, 2005, 2010, 2012, 2013, 2014, 2015, 2016, 2017, 2018, and 2023.
This is consistent with feedback received from our shareowners during the Company's fall shareowner engagement program. In those discussions, shareowners representing over 65% of the shares held by the firms we spoke with indicated that they would not support an independent chair proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

2024 NOTICE AND PROXY STATEMENT |	105

ADDITIONAL INFORMATION
OTHER BUSINESS
The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Honeywell has written policies and procedures for approval or ratification of related person transactions. Article eight of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee, or executive officer of the Company or a beneficial owner of more than 5% of the Company’s common stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier, or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company, or using confidential Company information or other corporate assets for personal profit.
Conflict of interest or related party transactions are referred to the Corporate Governance and Responsibility Committee (CGRC), which is responsible for reviewing and overseeing related party transactions for potential conflict of interest situations on an ongoing basis, as appropriate. The CGRC and the Board must review any potential conflict and determine whether any action is required. This includes whether to authorize, ratify, or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect Honeywell and its shareowners. In making that determination, the Board and CGRC consider all relevant facts and circumstances, such as:
•The benefits of the transaction to Honeywell;
•The terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;
•The direct or indirect nature of the related person’s interest in the transaction;
•The size and expected term of the transaction; and
•Other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.
Each director and officer also completes and signs a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to Honeywell. This ensures that all material relationships and related person transactions are identified, reviewed, and disclosed in accordance with applicable policies, procedures, and regulations. There are no family relationships among any of our directors or executive officers.

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ADDITIONAL INFORMATION
STOCK OWNERSHIP INFORMATION
FIVE PERCENT OWNERS OF COMPANY STOCK
The following table lists information about those holders known to Honeywell to be the beneficial owners of 5% or more of our outstanding shares of common stock as of December 31, 2023:

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding(3)
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	61,121,019	(1)	9.4%
BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	42,313,312	(2)	6.5%
(1)The information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. The Vanguard Group and certain related entities have shared voting power in respect of 761,343 shares, sole dispositive power in respect of 58,475,718 shares, and shared dispositive power in respect of 2,645,301 shares.
(2)The information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2024. BlackRock, Inc. and certain related entities have sole voting power in respect of 38,935,560 shares and sole dispositive power in respect of 42,313,312 shares.
(3)Based on 651,184,670 shares of common stock outstanding on March 22, 2024.
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
The following table lists information as of March 13, 2024, about the beneficial ownership of common stock by each director or director nominee, by each executive officer named in the Summary Compensation Table, and by all directors (including nominees) and executive officers of Honeywell as a group. Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 13, 2024 and RSUs that will vest within 60 days of March 13, 2024. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.
Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of March 13, 2024 and RSUs that will vest within 60 days of March 13, 2024 are deemed to be outstanding for computing the percentage ownership of the person holding these options or RSUs and the percentage ownership of any group in which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

	Components of Beneficial Ownership (Number of Shares)
Name(1)	Common Stock Beneficially Owned	Right to Acquire(2)	Other Stock-Based Holdings(3)	Total Number of Shares(4)
Darius Adamczyk	230,586	1,051,947	7,800	1,290,333
Duncan B. Angove	1,878	9,161	2,181	13,220
William S. Ayer	8,305	15,444	4,368	28,117
Kevin Burke	25,732	17,817	11,620	55,169
D. Scott Davis	28,360	15,444	21,489	65,293
Deborah Flint	1,352	6,199	1,355	8,906
Vimal Kapur	25,930	154,097	1,743	181,770
Michael W. Lamach	830	303	25	1,158
Rose Lee	455	1,713	568	2,736
Grace Lieblein	10,575	18,608	6,495	35,678
Robin L. Washington	11,795	18,608	5,947	36,350
Robin Watson	237	1,145	396	1,778
Lucian Boldea	5,936	14,748	336	21,020
James Currier	845	13,357	822	15,024
Gregory P. Lewis	55,471	278,847	4,031	338,349
Anne T. Madden	40,812	289,699	7,116	337,627
All directors, nominees, and executive officers as a group, including the above-named persons (21 people)	485,432	2,115,978	79,479	2,680,889

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ADDITIONAL INFORMATION
(1)c/o Honeywell International Inc., 855 S. Mint Street, Charlotte, NC 28202.
(2)Includes shares that the named individual or group has the right to acquire through the exercise of vested stock options and shares that the named individual or group has the right to acquire through the vesting of restricted stock units and stock options within 60 days of March 13, 2024.
(3)Includes shares and/or share-equivalents in deferred accounts as to which no voting or investment power exists.
(4)The total beneficial ownership for any individual and the total beneficial ownership for the group are both less than 1% of the shares of common stock outstanding as of March 13, 2024.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Based solely on a review of the copies of such reports and representations that no other reports were required, we believe that in 2023, and to date in 2024, all applicable Section 16(a) reports were timely filed.
VIRTUAL ANNUAL MEETING
Considering our positive virtual meeting experience the last four years, the Board has chosen to hold the Company’s Annual Meeting in a virtual format again this year. Last year, Honeywell’s Chairman and CEO led the meeting and used the platform to speak directly to shareowners. The proponents of the one shareowner proposal had a choice between presenting their respective statements live by dialing in to the meeting or providing a pre-recorded message, and shareowners also had an opportunity to submit questions both before and during the meeting. Honeywell’s Chairman and CEO and they Company's President and COO answered most of the questions during the time allotted for Q&A. We responded to appropriately submitted, but unanswered, questions in writing by posting the questions and answers on our Investor Relations website after the meeting. In comparison to typical in-person meetings, the Company believes the virtual format enables more meaningful engagement and a greater level of information sharing with a broader group of shareowners. See “Participation in the Annual Meeting” below for additional information regarding attending our virtual Annual Meeting.
PARTICIPATION IN THE ANNUAL MEETING
We will be hosting the Annual Meeting in a virtual-only format. Any shareowner can instead listen to and participate in, and vote at, the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/HON2024, and a transcript of the meeting will be posted after the meeting on our Investor Relations website at investor.honeywell.com. After the Annual Meeting, we will spend up to 30 minutes answering shareowner questions that comply with our Annual Meeting rules of conduct. The questions and responses will be included in the meeting transcript. Shareowners may submit questions before the meeting through www.proxyvote.com and during the meeting through the virtual Annual Meeting web portal. We will respond to appropriately submitted, but unanswered, questions in writing by posting the questions and answers on our Investor Relations website soon after the meeting.
The Annual Meeting webcast will begin promptly at 10:30 a.m. EDT. We encourage you to access the Annual Meeting portal prior to the start time. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting on May 14, 2024.
Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to ensure that your vote will be represented at the Annual Meeting.

Materials Needed to Participate in the Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability, proxy card, or voting instruction form (if you received a printed copy of the Proxy Materials) or included in the email to you (if you received your Proxy Materials by email) in order to access the meeting, vote your shares, and submit questions. If you do not have your control number, you will not be able to attend, vote your shares, or submit questions before or during the Annual Meeting. Please contact Honeywell Investor Relations at investorrelations@honeywell.com for assistance if you are unable to locate your control number.

Technical Assistance. There will be technicians ready to assist you with any technical difficulties you may have when trying to access the meeting or submitting questions during the meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log-in page.

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ADDITIONAL INFORMATION
NOTICE AND ACCESS
The SEC’s “Notice and Access” rule allows companies to deliver a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) to shareowners in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareowners (Proxy Materials). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Proxy Materials Are Available at www.proxyvote.com. You will need to enter the 16-digit control number located on the Notice of Internet Availability or proxy card.
VOTING PROCEDURES
METHODS OF VOTING
Shareowners of Record. If your shares are registered directly in your name with Honeywell’s transfer agent, EQ Shareowner Services, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by scanning the QR code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card. Votes submitted by Internet, mobile device, or telephone must be received by 11:59 p.m. EDT on May 13, 2024.
If you indicate when voting online or by phone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners. If your shares are held in a stock brokerage account by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these Proxy Materials are being forwarded to you by your bank, broker, trustee, or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee, or nominee on how to vote via the Internet or by telephone or mobile device if the bank, broker, trustee, or nominee offers these options or by signing and returning a voting instruction card. Your bank, broker, trustee, or nominee will send you instructions for voting your shares. If you do not provide the bank, broker, trustee, or other nominee that holds your shares with specific voting instructions, then such bank, broker, trustee, or other nominee may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters. Proposal No. 3, the approval of the appointment of Deloitte, is considered a routine matter; because a bank, broker, trustee, or other nominee may generally vote in their discretion on routine matters, no broker non-votes are expected in connection with Proposal No. 3. The following proposals are considered non-routine matters: Proposal No. 1, election of directors; Proposal No. 2, advisory vote to approve executive compensation; and Proposal No. 4, independent board chairman, which is a shareowner proposal. If the bank, broker, trustee, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares, which is generally referred to as a “broker non-vote.” Accordingly, broker non-votes may exist in connection with Proposal Nos. 1, 2 and 4. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote.
As described above, brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. Votes directed by Internet, mobile device, or telephone through such a bank, broker, trustee, or nominee must be received by 11:59 p.m. EDT on May 13, 2024.
Participants in Honeywell Savings Plans. Participants in Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by scanning the QR Code with a mobile device, by calling +1 (800) 690-6903, or by signing and returning a proxy card.
Each trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). We encourage you to provide instructions to the relevant trustee regarding the voting of your shares. Directions provided by Internet, mobile device, or telephone must be received by 5:00 p.m. EDT on May 9, 2024.

Your Vote Is Very Important to Us. Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

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ADDITIONAL INFORMATION
CONFIDENTIAL VOTING POLICY
It is our policy that any proxy, ballot, or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law.
We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot, or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.
REVOKING YOUR PROXY
Whether you vote or direct your vote by mail, telephone, mobile device, or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:
•Sending a timely written statement to that effect to the Corporate Secretary of Honeywell;
•Submitting a properly signed proxy with a later date;
•Voting by telephone, mobile device, or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or
•Voting at the Annual Meeting (except for shares held in the savings plans).
If you hold your shares through a bank, broker, trustee, or nominee and you have instructed the bank, broker, trustee, or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee, or nominee to change those instructions.
QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES
The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of common stock entitled to vote at the meeting, either present in person (virtually) or represented by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.
Regarding Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election (excluding abstentions) will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions, and broker non-votes will have no effect on the election of directors.
The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposal Nos. 2 through 4 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes against these proposals. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the vote outcome of these proposals. While the votes on Proposals No. 2 and 3 are advisory and not binding on the Board or the Company, the Board or applicable committee will take into consideration the outcome of the votes when making future decisions regarding executive compensation and the auditor appointment, respectively.
RESULTS OF THE VOTE
We will announce preliminary voting results at the Annual Meeting and publish them on our Investor Relations website at investor.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on the same website.

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ADDITIONAL INFORMATION
SHARES OUTSTANDING
At the close of business on March 22, 2024, there were 651,184,670 shares of common stock outstanding. Each share outstanding as of the March 22, 2024 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.
ELIMINATING DUPLICATE MAILINGS
Beneficial owners of common stock who share a single address will receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee, or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, we will have a separate copy promptly delivered to you upon your written or oral request. To make the request, they may contact Broadridge, either by calling +1 (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and including their name, the name of their broker or other nominee, and their account number(s). Beneficial owners may also contact Broadridge if they received multiple copies of the Proxy Materials and prefer to receive a single copy in the future.
EXPENSES OF SOLICITATION
Honeywell pays the cost of preparing, assembling, and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail Proxy Materials to their customers or principals. We may retain a proxy solicitor in conjunction with the Annual Meeting, and its employees may assist us in the solicitation. We will pay all costs of soliciting proxies, including a fee and reasonable out-of-pocket expenses for the proxy solicitor, if any.
ELECTRONIC ACCESS TO THE PROXY MATERIALS
You can elect to receive future Proxy Materials by email, which will save us the cost of producing and mailing documents to you. Shareowners may enroll to receive Proxy Materials electronically as follows:

Shareowners of Record. If you are a registered shareowner, you may request electronic delivery when submitting your vote for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

SHAREOWNER PROPOSALS AND BOARD NOMINEES
SHAREOWNER PROPOSALS FOR 2025 ANNUAL MEETING
In order for a shareowner proposal to be considered for inclusion in Honeywell’s Proxy Statement for the 2025 Annual Meeting of Shareowners pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on December 3, 2024. Proposals submitted thereafter will be opposed as not timely filed.
If a shareowner intends to present a proposal for consideration at the 2025 Annual Meeting of Shareowners pursuant to the procedures contemplated in Honeywell’s By-laws, outside the processes of SEC Rule 14a-8 or the proxy access provisions in Honeywell’s By-laws, Honeywell must receive notice of such proposal not earlier than January 14, 2025, and not later than February 13, 2025. Otherwise, the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner, the number of shares of Honeywell’s common stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-laws. If this information is not supplied as provided in Honeywell’s By-laws, the proposal will not be considered at the 2025 Annual Meeting of Shareowners. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its Proxy Materials.
Any shareowner wishing to submit a shareowner proposal should send notice to: Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202, and honcorpsec@honeywell.com.

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ADDITIONAL INFORMATION
DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING
Proxy Access Nominations. Honeywell’s By-laws allow a single shareowner or a group of up to 20 shareowners who have held at least 3% of Honeywell stock for at least three years and who comply with the additional requirements in Honeywell’s By-laws to submit director nominees (the greater of 20% of the Board or two directors) for inclusion in Honeywell’s Proxy Statement if the shareowner(s) and the nominee(s) satisfy the requirements specified in Honeywell’s By-laws. Notice must be received by the Corporate Secretary of Honeywell at 855 S. Mint Street, Charlotte, NC 28202, not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date the definitive Proxy Statement was first released to shareowners in connection with the preceding year’s Annual Meeting, subject to certain exceptions specified in Honeywell’s By-laws. Honeywell did not receive any such nominations for the 2024 Annual Meeting of Shareowners.
Non-Proxy Access Nominations. Honeywell’s By-laws state that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director must notify the Corporate Secretary in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, subject to certain exceptions specified in Honeywell’s By-laws. The notice must meet the requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary. Honeywell did not receive any such nominations for the 2024 Annual Meeting of Shareowners.
Universal Proxy Rules. In addition to satisfying the foregoing requirements under our By-laws, including advance notice of director nominations, to comply with the universal proxy rules, shareowners who intend to solicit proxies in support of director nominees other than Honeywell’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 15, 2025. Such notice may be mailed to the Corporate Secretary at the address above.
Shareowner Recommendations. Shareowners wishing to recommend a director candidate to the CGRC for its consideration should write to the CGRC, in care of Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202, and must comply with the requirements specified in the Shareowners Nomination Policy adopted by the CGRC as described below. To receive consideration, a recommendation should include the candidate’s name, biographical data, a description of his or her qualifications in light of the criteria described in this Proxy Statement and our By-Laws, and any other information required by the Shareowners Nomination Policy, which can be requested from our Corporate Secretary via email (honcorpsec@honeywell.com) or by mail at the address above. The CGRC evaluates candidates recommended by shareowners using the same criteria as for other candidates recommended by existing Board members or other persons, as described above under “Evaluation and Nomination of Director Candidates.”
WHERE SHAREOWNERS CAN FIND MORE INFORMATION
SEC FILINGS AND REPORTS
Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our website at investor.honeywell.com (see “Financials/SEC Filings”) immediately after they are publicly filed or furnished.
CORPORATE GOVERNANCE DOCUMENTS
Please visit our website at investor.honeywell.com (see “Governance/Governance Overview”) to view our governance documents, including our Charter and By-laws, Corporate Governance Guidelines, Code of Business Conduct, and Board committee charters.

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ADDITIONAL INFORMATION
COMMUNICATING WITH MANAGEMENT AND INVESTOR RELATIONS
Our Investor Relations department is the primary point of contact for shareowner interaction with Honeywell. Shareowners should write to or call: Vice President, Investor Relations, Honeywell, 855 S. Mint Street, Charlotte, NC 28202, or +1 (704) 627-6200.
COMMUNICATING WITH THE BOARD
Shareowners, as well as other interested parties, may communicate directly with our independent Lead Director, the non-employee directors as a group, or individual directors by writing to: Corporate Secretary, Honeywell, 855 S. Mint Street, Charlotte, NC 28202. Honeywell’s Corporate Secretary reviews and promptly forwards communications to the directors as appropriate. Communication involving substantive accounting or auditing matters are forwarded to the Audit Committee Chair. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as: business solicitation or advertisements; product or service related inquires; junk mail or mass mailings; resumes or other job‑related inquires; spam; and overly hostile, threatening, potentially illegal, or similarly unsuitable communications.
OUR WEBSITE
Honeywell uses our Investor Relations website, investor.honeywell.com, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. We encourage our shareowners to visit our website for more information about our financial, corporate governance, corporate responsibility, and sustainability policies, practices, and performance.

Visit Our Website at investor.honeywell.com.
Although we include references to our website throughout this Proxy Statement, information contained on or accessible through, including any reports available on, our website is not a part of, and is not incorporated by reference into, this Proxy Statement or any other report or document we file with the SEC. Any reference to our website throughout this Proxy Statement is intended to be an inactive textual reference only.
No assurance can be given that any plan, initiative, projection, goal, target, commitment, expectation, or prospect set forth in this Proxy Statement can or will be achieved. Inclusion of information in this Proxy Statement is not an indication that the subject or information is material to our business or operating results.
By Order of the Board of Directors,
SU PING LU
Corporate Secretary
April 2, 2024

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The following information provides definitions and reconciliations of certain non-GAAP financial measures presented in this Proxy Statement to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP).
Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in the analysis of ongoing operating trends. These measures should be considered in addition to, and not as replacements for, the most comparable GAAP measure. Certain measures presented on a non-GAAP basis represent the impact of adjusting items net of tax. The tax-effect for adjusting items is determined individually and on a case-by-case basis. Included below are reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures. Other companies may calculate these non-GAAP measures differently, limiting the usefulness of these measures for comparative purposes.
Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Investors are urged to review the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate Honeywell’s business.
(1)RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

($M)	2022	2023
Cash provided by operating activities	$5,274	$5,340
Capital expenditures	(766)	(1,039)
Garrett cash receipts	409	—
Free cash flow	4,917	4,301
We define free cash flow as cash provided by operating activities less cash for capital expenditures plus cash receipts from Garrett.
We believe that free cash flow is a non-GAAP measure that is useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This measure can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

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APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(2)RECONCILIATION OF EPS TO ADJUSTED EPS AND ADJUSTED EPS EXCLUDING PENSION HEADWIND

	2020	2021	2022	2023
Earnings per share of common stock—diluted(1)	$6.72	$7.91	$7.27	$8.47
Pension mark-to-market expense(2)	0.04	0.05	0.64	0.19
Separation related tax adjustment(3)	(0.26)	—	—	—
Changes in fair value for Garrett equity securities(4)	—	(0.03)	—	—
Garrett related adjustments(5)	0.60	0.01	—	—
Gain on sale of retail footwear business(6)	—	(0.11)	—	—
Expense related to UOP Matters(7)	—	0.23	0.07	—
Russian-related charges(8)	—	—	0.43	—
Gain on sale of Russian entities(9)	—	—	(0.03)	—
Net expense related to the NARCO Buyout and HWI Sale(10)	—	—	0.38	0.01
Adjustment to estimated future Bendix liability(11)	—	—	—	0.49
Adjusted earnings per share of common stock—diluted	7.10	8.06	8.76	9.16
Pension headwind(12)	—	—	—	0.55
Adjusted earnings per share of common stock excluding Pension headwind—diluted	7.10	8.06	8.76	9.71
(1)For the twelve months ended December 31, 2023, 2022, 2021, and 2020, adjusted earnings per share utilizes weighted average shares of approximately 668.2 million, 683.1 million, 700.4 million, and 711.2 million, respectively.
(2)Pension mark-to-market expense uses a blended tax rate of 18%, 16%, 25%, and 25%, net of tax benefit of $27 million, $83 million, $10 million, and $11 million in 2023, 2022, 2021, and 2020, respectively.
(3)For the twelve months ended December 31, 2020, separation related tax adjustment of $186 million, without tax benefit, includes the favorable resolution of a foreign tax matter related to the spin-off transactions.
(4)For the twelve months ended December 31, 2021, the adjustment was $19 million, net of tax impact of $5 million, due to changes in fair value for Garrett equity securities.
(5)For the twelve months ended December 31, 2021, the adjustment was $7 million, without tax benefit, due to a non-cash charge associated with a reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021. For the twelve months ended December 31, 2020, the adjustment was $427 million, net of tax benefit of $5 million, due to the non-cash charges associated with the reduction in value of reimbursement receivables due from Garrett, net of proceeds from settlement of related hedging transactions.
(6)For the twelve months ended December 31, 2021, the adjustment was $76 million, net of tax impact of $19 million, due to the gain on sale of the retail footwear business.
(7)For the twelve months ended December 31, 2022, and 2021, the adjustments were $45 million and $160 million, respectively, without tax benefit, due to an expense related to UOP matters.
(8)For the twelve months ended December 31, 2023, the adjustment was $3 million, without tax expense. For the twelve months ended December 31, 2022, the adjustment was $297 million, without tax benefit, to exclude charges and the accrual of reserves related to outstanding accounts receivable and contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.
(9)For the twelve months ended December 31, 2022, the adjustment was $22 million, without tax expense, due to the gain on sale of Russian entities.
(10)For the twelve months ended December 31, 2023, and 2022, the adjustments were $8 million and $260 million, net of tax benefit of $3 million and $82 million, respectively, due to the net expense related to the NARCO Buyout and HWI Sale.
(11)Bendix Friction Materials (“Bendix”) is a business no longer owned by the Company. In 2023, the Company changed its valuation methodology for calculating legacy Bendix liabilities. For the three and twelve months ended December 31, 2023, the adjustment was $330 million, net of tax benefit of $104 million (or $434 million pre-tax) due to a change in the estimated liability for resolution of asserted (claims filed as of the financial statement date) and unasserted Bendix-related asbestos claims. The Company experienced fluctuations in average resolution values year-over-year in each of the past five years with no well-established trends in either direction. In 2023, the Company observed two consecutive years of increasing average resolution values (2023 and 2022), with more volatility in the earlier years of the five-year period (2019 through 2021). Based on these observations, the Company, during its annual review in the fourth quarter of 2023, reevaluated its valuation methodology and elected to give more weight to the two most recent years by shortening the look-back period from five years to two years (2023 and 2022). The Company believes that the average resolution values in the last two consecutive years are likely more representative of expected resolution values in future periods. The $434 million pre-tax amount is attributable primarily to shortening the look-back period to the two most recent years, and to a lesser extent to increasing expected resolution values for a subset of asserted claims to adjust for higher claim values in that subset than in the modelled two-year data set. It is not possible to predict whether such resolution values will increase, decrease, or stabilize in the future, given recent litigation trends within the tort system and the inherent uncertainty in predicting the outcome of such trends. The Company will continue to monitor Bendix claim resolution values and other trends within the tort system to assess the appropriate look-back period for determining average resolution values going forward.
(12)For the twelve months ended December 31, 2023, the adjustment was the decline of $378 million of pension ongoing and other postretirement income between 2022 and 2023, net of tax expense of $99 million.
We define adjusted earnings per share as diluted earnings per share adjusted to exclude various charges as listed above. We define adjusted earnings per share excluding pension headwind as adjusted earnings per share adjusted for an actual decline of pension ongoing and other postretirement income between the comparative periods in 2022 and 2023. We believe adjusted earnings per share and adjusted earnings per share excluding pension headwind are measures that are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

2024 NOTICE AND PROXY STATEMENT |	115

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(3)RECONCILIATION OF OPERATING INCOME TO SEGMENT PROFIT AND CALCULATION OF OPERATING INCOME AND SEGMENT PROFIT MARGINS

($M)	2020	2021	2022	2023
Operating income	$5,696	$6,200	$6,427	$7,084
Stock compensation expense(1)	168	217	188	202
Repositioning, Other(2,3)	641	636	942	952
Pension and other postretirement service costs(4)	160	159	132	66
Segment profit	6,665	7,212	7,689	8,304
Operating income	5,696	6,200	6,427	7,084
÷ Net sales	32,637	34,392	35,466	36,662
Operating income margin %	17.5%	18.0%	18.1%	19.3%
Segment profit	6,665	7,212	7,689	8,304
÷ Net sales	32,637	34,392	35,466	36,662
Segment profit margin %	20.4%	21.0%	21.7%	22.7%
(1)Included in Selling, general, and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, and 2021, other charges include $41 million and $105 million, respectively, of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) related to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization, and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold, Selling, general, and administrative expenses, and Other income/expense.
(4)Included in Cost of products and services sold and Selling, general, and administrative expenses.
We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define segment profit margin, on an overall Honeywell basis, as segment profit divided by net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
(4)RECONCILIATION OF ORGANIC SALES % CHANGE

	1Q23	2Q23	3Q23	4Q23	2023
Honeywell reported sales % change	6%	2%	3%	3%	3%
Less: Foreign currency translation	(2)%	(1)%	—%	1%	(1)%
Less: Acquisitions, divestitures and other, net	—%	—%	1%	—%	—%
Honeywell organic sales % change	8%	3%	2%	2%	4%
We define organic sales percentage change as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation and acquisitions, net of divestitures, for the first 12 months following the transaction date. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

116	| 2024 NOTICE AND PROXY STATEMENT

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(5)RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW AND CALCULATION OF FREE CASH FLOW MARGIN AND ADJUSTED FREE CASH FLOW MARGIN

($M)	2021	2022	2023
Cash provided by operating activities	$6,038	$5,274	$5,340
Capital expenditures	(895)	(766)	(1,039)
Garrett cash receipts	586	409	—
Free cash flow	5,729	4,917	4,301
Impact of settlements(1)	—	—	1,001
Adjusted free cash flow	5,729	4,917	5,302
Cash provided by operating activities	6,038	5,274	5,340
÷ Net sales	34,392	35,466	36,662
Operating cash flow margin %	17.6%	14.9%	14.6%
Free cash flow	5,729	4,917	4,301
÷ Net sales	34,392	35,466	36,662
Free cash flow margin %	16.7%	13.9%	11.7%
Adjusted free cash flow	5,729	4,917	5,302
÷ Net sales	34,392	35,466	36,662
Adjusted free cash flow margin %	16.7%	13.9%	14.5%
(1)For the twelve months ended December 31, 2023, impact of settlements was $1,001 million, net of tax benefit of $252 million, due to settlements related to the NARCO Buyout, HWI Sale, and UOP Matters.
We define free cash flow as cash provided by operating activities less cash for capital expenditures plus cash receipts from Garrett. We define adjusted free cash flow as free cash flow adjusted for settlements related to the NARCO Buyout, HWI Sale, and UOP Matters. We define free cash flow margin as free cash flow divided by net sales. We define adjusted free cash flow margin as adjusted free cash flow divided by net sales.
We believe that free cash flow, adjusted free cash flow, free cash flow margin, and adjusted free cash flow margin are non-GAAP measures that are useful to investors and management as a measure of cash generated by operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, pay dividends, repurchase stock, or repay debt obligations prior to their maturities. These measures can also be used to evaluate our ability to generate cash flow from operations and the impact that this cash flow has on our liquidity.

2024 NOTICE AND PROXY STATEMENT |	117

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(6)RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO HONEYWELL

($M)	2021	2022	2023
Net income attributable to Honeywell	$5,542	$4,966	$5,658
Pension mark-to-market expense(1)	30	440	126
Garret related adjustments(2)	7	—	—
Changes in fair value of equity related securities(3)	(19)	—	—
Gain on sale of retail footwear business(4)	(76)	—	—
Expense related to UOP Matters(5)	160	45	—
Russian-related charges(6)	—	297	(3)
Gain on sale of Russian entities(7)	—	(22)	—
Net expense related to the NARCO Buyout and HWI Sale(8)	—	260	8
Adjustment to estimated future Bendix liability(9)	—	—	330
Adjusted net income attributable to Honeywell	5,644	5,986	6,119
(1)Pension mark-to-market expense uses a blended tax rate of 18%, 16%, and 25% for 2023, 2022, and 2021, respectively.
(2)For the twelve months ended December 31, 2021, the adjustment was $7 million, without tax benefit, due to a non-cash charge associated with a reduction in value of reimbursement receivables following Garrett's emergence from bankruptcy on April 30, 2021.
(3)For the twelve months ended December 31, 2021, the adjustment was $19 million, net of tax impact of $5 million, due to changes in fair value for Garrett equity securities.
(4)For the twelve months ended December 31, 2021, the adjustment was $76 million, net of tax impact of $19 million, due to the gain on sale of the retail footwear business.
(5)For the twelve months ended December 31, 2022, and 2021, the adjustments were $45 million and $160 million, respectively, without tax benefit, due to an expense related to UOP matters.
(6)For the year ended December 31, 2023, the adjustment was a benefit of $3 million, without tax expense. For the twelve months ended December 31, 2022, the adjustment was $297 million, without tax benefit, to exclude charges and the accrual of reserves related to outstanding accounts receivable and contract assets, impairment of intangible assets, foreign exchange revaluation, inventory reserves, the write-down of other assets, impairment of property, plant and equipment, employee severance, and called guarantees related to the initial suspension and wind down of our businesses and operations in Russia.
(7)For the twelve months ended December 31, 2022, the adjustment was $22 million, without tax expense, due to the gain on sale of Russian entities.
(8)For the twelve months ended December 31, 2023, and 2022, the adjustments were $8 million and $260 million, net of tax benefit of $3 million and $82 million, respectively, due to the net expense related to the NARCO Buyout and HWI Sale.
(9)Bendix Friction Materials (“Bendix”) is a business no longer owned by the Company. In 2023, the Company changed its valuation methodology for calculating legacy Bendix liabilities. For the three and twelve months ended December 31, 2023, the adjustment was $330 million, net of tax benefit of $104 million (or $434 million pre-tax) due to a change in the estimated liability for resolution of asserted (claims filed as of the financial statement date) and unasserted Bendix-related asbestos claims. The Company experienced fluctuations in average resolution values year-over-year in each of the past five years with no well-established trends in either direction. In 2023, the Company observed two consecutive years of increasing average resolution values (2023 and 2022), with more volatility in the earlier years of the five-year period (2019 through 2021). Based on these observations, the Company, during its annual review in the fourth quarter of 2023, reevaluated its valuation methodology and elected to give more weight to the two most recent years by shortening the look-back period from five years to two years (2023 and 2022). The Company believes that the average resolution values in the last two consecutive years are likely more representative of expected resolution values in future periods. The $434 million pre-tax amount is attributable primarily to shortening the look-back period to the two most recent years, and to a lesser extent to increasing expected resolution values for a subset of asserted claims to adjust for higher claim values in that subset than in the modelled two-year data set. It is not possible to predict whether such resolution values will increase, decrease, or stabilize in the future, given recent litigation trends within the tort system and the inherent uncertainty in predicting the outcome of such trends. The Company will continue to monitor Bendix claim resolution values and other trends within the tort system to assess the appropriate look-back period for determining average resolution values going forward.
We define adjusted net income attributable to Honeywell as net income attributable to Honeywell, adjusted to exclude various charges as listed above. We believe adjusted net income attributable to Honeywell is a measure that is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

118	| 2024 NOTICE AND PROXY STATEMENT

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(7)RECONCILIATION OF OPERATING INCOME TO SEGMENT PROFIT AND CALCULATION OF INCREMENTAL MARGIN

($M)	2022	2023
Net sales	$35,466	$36,662
Operating income	6,427	7,084
Stock compensation expense(1)	188	202
Repositioning, Other(2,3)	942	952
Pension and other postretirement service costs(4)	132	66
Segment profit	7,689	8,304
Year-over-year change in Segment profit		615
÷ Year-over-year change in Net sales		1,196
Incremental margin %		51.4%
(1)Included in Selling, general, and administrative expenses.
(2)Includes repositioning, asbestos, environmental expenses, equity income adjustment, and other charges. For the twelve months ended December 31, 2022, other charges include an expense of $250 million related to reserves against outstanding accounts receivables, contract assets, and inventory, as well as the write-down of other assets and employee severance related to the initial suspension and wind down of our businesses and operations in Russia. For the twelve months ended December 31, 2022, other charges include $41 million of incremental long-term contract labor cost inefficiencies due to severe supply chain disruptions (attributable to the COVID-19 pandemic) relating to the warehouse automation business within the Safety and Productivity Solutions segment. These costs include incurred amounts and provisions for anticipated losses recognized when total estimated costs at completion for certain of the business’ long-term contracts exceeded total estimated revenue. These certain costs represent unproductive labor costs due to unexpected supplier delays and the resulting downstream installation issues, demobilization and remobilization of contract workers, and resolution of contractor disputes.
(3)Included in Cost of products and services sold, Selling, general and administrative expenses, and Other income/expense.
(4)Included in Cost of products and services sold and Selling, general and administrative expenses.
We define segment profit, on an overall Honeywell basis, as operating income, excluding stock compensation expense, pension and other postretirement service costs, and repositioning and other charges. We define incremental margin as the year-over-year change in segment profit divided by the year-over-year change in net sales. We believe these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
(8) CALCULATION OF RETURN ON INVESTED CAPITAL

($M)	2021	2022	2023
Adjusted net income attributable to Honeywell	$5,644	$5,986	$6,119
Interest and other financial charges	343	414	765
Tax attributable to interest expense(1)	(77)	(86)	(160)
Adjusted net income before interest	5,910	6,314	6,724
Long-term debt(2)	15,298	14,689	15,843
Current maturities of long-term debt(2)	2,124	1,767	1,763
Commercial paper and other short-term borrowings(2)	3,570	3,130	2,401
Total shareowners' equity(2)	18,516	18,281	16,877
Net investment (two-point average)	39,508	37,867	36,884
Return on invested capital	15.0%	16.7%	18.2%
(1)Tax attributable to interest expense uses rates of 20.9%, 20.8%, and 22.5% for 2023, 2022, and 2021, respectively.
(2)Long-term debt, Current maturities of long-term debt, Commercial paper and other short-term borrowings, and Total shareowners' equity amounts are calculated as the average of the balance of each in the current year and year immediately preceding.
We calculate adjusted net income before interest by taking adjusted net income attributable to Honeywell and adjusting for items as listed above. We calculate net investment (two-point average) as the sum of the two-year averages of the balance sheet categories listed above. We calculate return on invested capital (ROIC) by dividing adjusted net income before interest by net investment (two-point average) calculations presented above. We believe ROIC is a measure that is useful to investors and management in understanding our ability to generate growth on investments made in our business.
We believe ROIC should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing, and financing activities, or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate ROIC differently than we do, which may limit its usefulness as a comparative measure.

2024 NOTICE AND PROXY STATEMENT |	119

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RECENT AWARDS
CORPORATE REPUTATION
Equality 100 Award CEI Recipient
Human Rights Campaign Foundation, 2023-2024
Top Employer, Bronze Award
India Workplace Equality Index. 2023
Innovative Lawyers of North America, Operations
Financial Times. 2023
Most Effective Globalization, Honeywell Technology Solutions
Zinnov Awards. 2023
Best Places to Work for Disability Inclusion
Disability:In. 2022-2023
World’s Most Admired Companies
Fortune Magazine. 2006-2022
Top 100 Companies
NAIC/BetterInvesting. 2021
World's Best Employers
Forbes. 2021
America's Safest Companies
EHS Today. 2021
Most Honored Company
Institutional Investor. 2015-2021
Most Innovative Lawyers Award, Digital Transformation
Financial Times. 2020
Top 25 Best Places to Work in Mexico
Glassdoor. 2020
Corporate Ethics
Golden Peacock Award. 2018, 2020
America’s Top 100 Most Reputable Companies
Forbes Magazine. 2018-2019
Best Business Tools
Newsweek. 2019
LEADERSHIP
Best Companies for Future Leaders
Time Magazine. 2024
Top 25 General Counsel, Anne Madden
Attorney Intel. 2023
Legend in Leadership Award,
Darius Adamczyk
Yale Chief Executive Leadership Institute. 2022
All-America Executive Team
Institutional Investor, 2021
Most Admired CEO Award, Darius Adamczyk
Charlotte Business Journal. 2020
Best CEO, Darius Adamczyk
Institutional Investor. 2018-2019
Best CFO, Gregory P. Lewis
Institutional Investor. 2019
Global GC 20, Anne T. Madden
Financial Times. 2019
General Counsel Global 100 Influencer USA, Anne T. Madden
Chambers. 2019
INCLUSION AND DIVERSITY
Most Influential Executive in Diversity & Inclusion, Cheya Dunlap
Savoy Magazine. 2023
Top 100 Diversity Officer, Cheya Dunlap
Diversity First. 2022
Top 50 Employers for Women Engineers
Woman Engineer Magazine. 2022
Most Influential Black Corporate Directors, Deborah Flint
Savoy Magazine. 2021
Most Influential Black Corporate Directors, Robin L. Washington
Savoy Magazine. 2021, 2017
Top 50 Employers List
Minority Engineer Magazine. 2019
Women Worth Watching
Diversity Journal. 2005, 2007, 2010-2019
Best for Vets: Employers
Military Times. 2017, 2019
TECHNOLOGY
Top 30 Most Resilient Suppliers in the High-Tech Industry
Resilinc, 2023
Technical Innovation of the Year, MK Electric Connected Power
BCIA. 2023
Golden Globe, IT Innovation, Honeywell Sine
Golden Bridge Business and Innovation Awards. 2023
Gold Winner, Honeywell Sine Visitor Management Software
Titan Awards. 2023
Gold Winner, Honeywell Forge for Industrial and IoT Analytics
Titan Awards. 2023
Top Product Award, UOP EcofiningTM
Environment + Energy Leader. 2023
Champion in Manufacturing Execution Systems, Honeywell Forge
SoftwareReviews. 2023
Top 50 Most Innovative Companies
Boston Consulting Group. 2023
Golden Peacock Award, Ethanol-to-jet Technology
Institute of Directors. 2023
Top 100 Global Innovator
Clarivate. 2023
Business Solution of the Year, Honeywell Forge
Data Breakthrough Awards. 2022
IoT Product of the Year Award,
Honeywell Forge
IoT Evolution World. 2022
Golden Globe - Cloud/SaaS,
Honeywell Forge
Golden Bridge Business and Innovation Awards. 2022
Best Overall Business Technology Solution/Best Emerging Technology, Honeywell Forge
Software & Information Industry Association CODiE Awards. 2022
World’s Most Innovative Companies
Fast Company. 2021
Global Customer Value Leadership Award
Frost and Sullivan. 2019
CORPORATE RESPONSIBILITY
Matching Gift Partner of the Year Award
ALSAC/St. Jude Children's Research Hospital. 2023
CSR Health Impact Award
IHW Council. 2023
World’s Most Ethical Companies
Ethisphere Institute. 2020-2022
Excellence in CSR
Ministry of Corporate Affairs, Government of India. 2022
Environmental Stewardship Innovator Award
Loyola University Chicago. 2021
Corporate Citizenship Award, Large Company
Boston College Center for Corporate Citizenship. 2021
Golden Peacock Award, Corporate Social Responsibility
Institute of Directors. 2021
Best ESG/SRI Metrics
Institutional Investor. 2018–2019

For more information www.honeywell.com	© 2024 Honeywell International Inc. All rights reserved.

Honeywell

HONEYWELL INTERNATIONAL INC.
855 S. MINT ST.
CHARLOTTE, NC 28202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 13, 2024. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on May 9, 2024. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HON2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 13, 2024. If you participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan, you must vote these shares no later than 5:00 p.m. EDT on May 9, 2024. Have your proxy card in hand when you call and then follow the instructions.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V28401-P04369-Z86840

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

HONEYWELL INTERNATIONAL INC.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors:

The Board of Directors recommends a vote *"FOR"* Nominees (1a) through (1l).

		For	Against	Abstain
1a.	Darius Adamczyk	☐	☐	☐
1b.	Duncan B. Angove	☐	☐	☐
1c.	William S. Ayer	☐	☐	☐
1d.	Kevin Burke	☐	☐	☐
1e.	D. Scott Davis	☐	☐	☐
1f.	Deborah Flint	☐	☐	☐
1g.	Vimal Kapur	☐	☐	☐
1h.	Michael W. Lamach	☐	☐	☐
1i.	Rose Lee	☐	☐	☐
1j.	Grace D. Lieblein	☐	☐	☐
1k.	Robin L. Washington	☐	☐	☐
1l.	Robin Watson	☐	☐	☐

The Board of Directors recommends a vote *"FOR"* Proposals (2) and (3).

		For	Against	Abstain
2.	Advisory Vote to Approve Executive Compensation.	☐	☐	☐
3.	Approval of Independent Accountants.	☐	☐	☐

The Board of Directors recommends a vote *"AGAINST"* Proposal (4).

		For	Against	Abstain
4.	Shareowner Proposal - Independent Board Chairman.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Honeywell International Inc.
2024 Annual Meeting of Shareowners

May 14, 2024
10:30 a.m. Eastern Daylight Time
www.virtualshareholdermeeting.com/HON2024

Attending the Annual Meeting

We are pleased to welcome shareowners to the 2024 Annual Meeting. The Annual Meeting will be held in a virtual format.

To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/HON2024 and enter the control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online check-in will begin approximately 15 minutes prior to the start of the Annual Meeting. To submit questions in advance of the Annual Meeting, visit http://www.proxyvote.com before 10:00 a.m. EDT on May 12, 2024 and enter the control number.

Important Notice Regarding Availability of Proxy Materials: The 2024 Notice and Proxy Statement and 2023 Annual Report are available at www.proxyvote.com.

V28402-P04369-Z86840

PROXY

HONEYWELL INTERNATIONAL INC.
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - May 14, 2024

The undersigned hereby appoints Darius Adamczyk, Anne T. Madden, and Su Ping Lu as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held online on May 14, 2024, at 10:30 a.m. EDT and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSAL 4. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 P.M. EDT ON MAY 13, 2024.

This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. for use at the Annual Meeting of Shareowners on May 14, 2024 by persons who participate in the Honeywell 401(k) Plan or the Honeywell Puerto Rico Savings and Ownership Plan. **PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 P.M. EDT ON MAY 9, 2024.**

By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs The Northern Trust Company, as Trustee for the Honeywell 401(k) Plan, and Banco Popular, as Trustee for the Honeywell Puerto Rico Savings and Ownership Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on May 14, 2024, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSAL 4. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

FORM OF EMAIL MESSAGE REGARDING PROXY MATERIALS AND VOTING
Subject: Vote Your Shares Now: HONEYWELL INTERNATIONAL INC. Annual Meeting

Honeywell

VOTE NOW!

2024 Annual Meeting

May 14, 2024 at 10:30 a.m. ET

Important proxy voting material is ready for your action.

This email represents the following share(s):

HONEYWELL INTL - COMMON	123,456,789,012.00000
HONEYWELL 401 (K) PLAN	123,456,789,012.00000
HONEYWELL 401 (K) PLAN (KC - UNION)	123,456,789,012.00000
HONEYWELL PUERTO RICO SAVINGS & OWNERSHIP PLAN	123,456,789,012.00000
HONEYWELL INTL - SHAREBUILDER	123,456,789,012.00000

Three Ways to Vote

Now via ProxyVote

At the Virtual Meeting

By Phone 1.800.690.6903

Vote By
May 13, 2024 11:59 P.M. ET

For shares held in a Plan, vote by
May 9, 2024 5:00 P.M. ET

Control Number: 0123456789012345

Important
Materials

Annual Report

Proxy Statement

Attend the Virtual Meeting

For holders as of March 22, 2024

ProxyVote
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